UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Time Warner Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2012

Dear Fellow Stockholder:

You’re cordially invited to attend Time Warner Inc.’s 2012 Annual Meeting of Stockholders. The meeting will be held on Tuesday, May 15, 2012, at 10:00 a.m. (local time) at the Steven J. Ross Theater, Warner Bros. Studios, 4000 Warner Boulevard, in Burbank, California. A map with directions to the meeting is provided on the last page of this Proxy Statement. If you are unable to attend the meeting in person, please listen to the webcast live on the Internet at www.timewarner.com/annualmeetingmaterials.

Details about the business to be conducted at the Annual Meeting and other information can be found in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. As a stockholder, you will be asked to vote on a number of proposals.

Whether or not you plan to attend the Annual Meeting of Stockholders in person, your vote is important. After reading the attached Notice of Annual Meeting of Stockholders and Proxy Statement, please submit your proxy or voting instructions promptly.

We look forward to seeing those of you who are able to attend the Annual Meeting in person.

Sincerely,

Jeffrey L. Bewkes

Chairman of the Board

and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY SUBMIT YOUR PROXY

BY INTERNET, TELEPHONE OR MAIL.

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting (the “Annual Meeting”) of Stockholders of Time Warner Inc. (the “Company”) will be held on Tuesday, May 15, 2012, at 10:00 a.m. (local time). The meeting will take place at:

Steven J. Ross Theater

Warner Bros. Studios

4000 Warner Boulevard

Burbank, California 91522

(see directions to the meeting on the last page)

The purposes of the meeting are:

1.	To elect 11 directors named in the attached Proxy Statement for a term of one year and until their successors are duly elected and qualified;

2.	To ratify the appointment of the firm of Ernst & Young LLP as independent auditors of the Company for 2012;

3.	To hold an advisory vote to approve named executive officer compensation;

4.	To consider and vote on a stockholder proposal described in the attached Proxy Statement, if properly presented at the Annual Meeting; and

5.	To transact such other business as may properly come before the Annual Meeting.

The close of business on March 22, 2012, is the record date for determining stockholders entitled to vote at the Annual Meeting or any adjournments or postponements thereof. Only holders of the Company’s common stock as of the record date are entitled to vote on the proposals described in this Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

You can vote your shares using one of the following methods:

•

If you received a Notice of Internet Availability of Proxy Materials, submit your proxy or voting instructions via the Internet using the instructions included in the Notice of Internet Availability of Proxy Materials;

•

If you received a paper copy of the proxy materials, follow the instructions on the proxy card or voting instruction form and submit your proxy or voting instructions (i) via the Internet, (ii) by telephone or (iii) by completing and signing the written proxy card or voting instruction form and returning it in the pre-addressed reply envelope included with the printed proxy materials; or

•	Attend and vote at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting in person, please promptly submit your proxy or voting instructions by Internet, telephone or mail by following the instructions found on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. Any holder of record who is present at the Annual Meeting may vote in person instead of by proxy, thereby revoking any previous proxy. If your shares are held through a bank or brokerage account, you will need to contact your bank or broker to obtain a written legal proxy from the record holder of your shares to vote in person at the Annual Meeting.

If you are planning to attend the Annual Meeting in person, because of security procedures, you should register in advance to be admitted to the Annual Meeting. You can register in advance by calling (855) 896-3388 by Friday, May 11, 2012. In addition to registering in advance, you will be required to present government-issued photo identification (e.g., driver’s license or passport) to be admitted to the Annual Meeting. Inspection of packages and bags, among other measures, may be employed to enhance the security of those attending the Annual Meeting. These procedures may require additional time, so please plan accordingly. To avoid disruption, admission may be limited once the Annual Meeting begins.

TIME WARNER INC.

PAUL F. WASHINGTON

Corporate Secretary

April 2, 2012

TIME WARNER INC.

2012 PROXY STATEMENT SUMMARY

This summary highlights information contained in this Proxy Statement. You should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

• Date and Time:	Tuesday, May 15, 2012, at 10:00 a.m. (local time)

• Place:	Steven J. Ross Theater
Warner Bros. Studios
4000 Warner Boulevard
Burbank, California 91522
(See directions to the meeting on the last page.)

• Record Date:	March 22, 2012

• Voting:	Every holder of Time Warner common stock on the record date will be entitled to one vote per share on all matters properly presented at the Annual Meeting.

Voting Matters

Matter	Board Vote Recommendation	Pages in Proxy Statement for More Information
Election of 11 directors for a term of one year and until their successors are duly elected and qualified.	FOR each director nominee	5 to 19
Ratification of the appointment of the firm of Ernst & Young LLP as independent auditors for 2012.	FOR	20
Advisory vote to approve named executive officer compensation.	FOR	21 to 22
Stockholder proposal on stockholder action by written consent.	AGAINST	88 to 90

Director Nominees

The Board has nominated for election at the Annual Meeting the slate of 11 nominees listed below.

James L. Barksdale	William P. Barr	Jeffrey L. Bewkes
Stephen F. Bollenbach	Robert C. Clark	Mathias Döpfner
Jessica P. Einhorn	Fred Hassan	Kenneth J. Novack
Paul D. Wachter	Deborah C. Wright

Ratification of Auditors

We are asking our stockholders to ratify the appointment of Ernst & Young LLP as independent auditors for 2012. The aggregate fees for services provided by Ernst & Young LLP to the Company in 2011 and 2010 are set forth on page 38.

Advisory Vote to Approve Named Executive Officer Compensation

We are asking our stockholders to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. The named executive officers are:

Name	Position with Time Warner
Jeffrey L. Bewkes	Chairman and Chief Executive Officer
John K. Martin, Jr.	Chief Financial and Administrative Officer
Paul T. Cappuccio	Executive Vice President and General Counsel
Gary L. Ginsberg	Executive Vice President, Corporate Marketing and Communications
Olaf Olafsson	Executive Vice President, International and Corporate Strategy

As described in the “Compensation Discussion and Analysis” section starting on page 40, Time Warner delivered strong financial results for its stockholders, including Adjusted Earnings per Share (“Adjusted EPS”) for 2011 that increased by 20% since 2010, and made significant progress toward achieving its key long-term strategic objectives in 2011. See Annex A to this Proxy Statement for the definition of Adjusted EPS.

•

Time Warner’s executive compensation program is designed so that a high percentage of each named executive officer’s total target compensation is performance-based. The compensation program uses measures such as Adjusted Divisional Pre-Tax Earnings and Free Cash Flow (for cash bonuses) and Adjusted EPS as reported by Bloomberg (for performance stock units (“PSUs”)) that are consistent with the measures that the Company uses to evaluate its financial performance and are aligned with driving long-term stockholder value. More than 74% (more than 90% for the Chairman and CEO) of each named executive officer’s 2011 target total compensation (consisting of salary, target annual bonus and target long-term incentive compensation) was in the form of “at-risk” compensation (i.e., target annual bonus and target long-term incentive compensation).

•

For 2011, the named executive officers received above-target bonuses that reflected not only the Company’s 2011 strong financial performance, but also their leadership and execution of the Company’s key long-term strategic objectives. The bonus for Mr. Bewkes was lower than for 2010, reflecting the fact that the Company, although posting strong results for 2011, did not surpass the financial targets by as great an amount as it did in 2010.

•

In early 2011, the named executive officers also received long-term incentive awards consisting of stock options, restricted stock units (“RSUs”) and PSUs. Under the Compensation Committee’s policy, among the “full-value” stock awards (i.e., RSUs and PSUs) granted to named executive officers, at least 50% of the awards must be performance-based (i.e., PSUs). To align executive compensation with the ongoing creation of stockholder value, a substantial portion (more than 45% for the Chairman and CEO) of each named executive officer’s 2011 target total compensation was in the form of equity awards with multi-year vesting schedules or performance periods.

Stockholders are encouraged to read the “Compensation Discussion and Analysis” beginning on page 40 for more information about the Company’s executive compensation programs.

TIME WARNER INC.

One Time Warner Center

New York, NY 10019-8016

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) of Time Warner Inc., a Delaware corporation (“Time Warner” or the “Company”), for use at the Annual Meeting of the Company’s stockholders (the “Annual Meeting”) to be held on Tuesday, May 15, 2012, at the Steven J. Ross Theater at Warner Bros. Studios, 4000 Warner Boulevard, in Burbank, California, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof, for the purpose of considering and acting on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement. Stockholders attending the Annual Meeting in person should follow the directions provided on the last page of this Proxy Statement.

As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide the majority of its stockholders with access to its proxy materials over the Internet rather than providing them in paper form. Accordingly, the Company will send a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials via the Internet to most of its stockholders of record as of the close of business on March 22, 2012. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of the proxy materials unless you request it by following the instructions in the notice for requesting printed materials. On or about April 2, 2012, the Company will begin mailing the Notice of Internet Availability of Proxy Materials to stockholders entitled to vote at the Annual Meeting, as well as printed copies of the Proxy Statement and accompanying form of proxy to some stockholders.

A copy of the Company’s 2011 Annual Report to Stockholders has been sent simultaneously with this Proxy Statement or has been made available to all stockholders entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Tuesday, May 15, 2012:

This Proxy Statement and the Company’s 2011 Annual Report to Stockholders are available electronically at www.timewarner.com/annualmeetingmaterials.

Submitting Your Proxy

Time Warner stockholders should submit their proxy or voting instructions as soon as possible.

If you received a Notice of Internet Availability of Proxy Materials:     Please submit your proxy (if you are a registered holder) or voting instructions (if you hold your shares through a bank, brokerage firm or other nominee) via the Internet using the instructions included in the Notice of Internet Availability of Proxy Materials.

If you received a paper copy of the proxy materials:     If you are submitting your proxy by mail, please complete, sign and return the proxy card in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be completed in accordance with the instructions on it and received by the Company’s transfer agent Computershare prior to the Annual Meeting. If you are submitting your proxy by telephone, follow the “Vote by telephone” instructions on the Electronic Voting Instructions section of the proxy card delivered with the proxy materials. If you are submitting your proxy by the Internet, follow the “Vote by Internet” instructions on the Electronic Voting Instructions section of the proxy card delivered with the proxy materials. Whichever method you select, for your proxy to be counted, you must submit it prior to 1:00 a.m., Central Time, on May 15, 2012.

If your Time Warner common stock, par value $0.01 per share (“Common Stock”), is held in “street name” and you received a paper copy of the proxy materials, you should submit your voting instructions in accordance with the instructions on the voting instruction form provided by the bank, brokerage firm or other nominee that holds the Common Stock on your behalf.

If you are planning to attend the Annual Meeting and wish to vote your shares in person, you will be given a ballot at the meeting. If your shares are held through a bank, brokerage firm or other nominee, you must obtain a legal proxy from the record holder of your shares to vote at the Annual Meeting.

COMPANY PROPOSALS

PROPOSAL 1: Election of Directors

Director Nominees for 2012 Annual Meeting

The Board of Directors nominated for election at the Annual Meeting the slate of 11 nominees named below on the recommendation of the Nominating and Governance Committee of the Board of Directors (the “Nominating Committee”). Each of the nominees currently serves as a director of the Company and was elected by the stockholders at the Company’s 2011 Annual Meeting of Stockholders. Frank J. Caufield and Michael A. Miles, who currently serve as directors, will retire from the Board of Directors at the Annual Meeting because each director has reached age 72, the mandatory retirement age for the Company’s directors under the Corporate Governance Policy.

The nominees for director at the 2012 Annual Meeting will be elected to serve for a one-year term until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier death, resignation or retirement. If any director nominee is unable or unwilling to serve as a director at the time of the annual meeting of stockholders, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected. The persons named in the proxy intend to vote such proxy for the election of each of the 11 nominees named below, unless the stockholder indicates on the proxy that the vote should be “against” any or all of the nominees.

The Board of Directors recommends a vote FOR the election of the 11 director nominees named below.

Vote Required for Approval

Because the election of the Company’s directors at the 2012 Annual Meeting is uncontested, a majority of the votes duly cast by the holders of Common Stock with respect to each director is required for the election of that director. If the election were contested, directors would be elected by a plurality of the votes cast. If you are a beneficial owner of shares held in street name and do not provide the bank or broker that holds your shares with specific voting instructions, then under New York Stock Exchange rules, the bank or broker will not have discretion to vote your shares, in which case your shares will not be voted with respect to the election of directors and will be counted as a “broker non-vote.”

If an incumbent director nominee in an uncontested election receives more “against” votes than “for” votes, the director must submit an offer to resign from the Board. The Board will then consider the resignation offer and may either (i) accept the resignation offer or (ii) reject the resignation offer and seek to address the underlying cause(s) of the “against” votes. The Board is required to make its determination within 90 days following the certification of the stockholder vote and make a public announcement of its decision, including a statement regarding the reasons for its decision if the Board rejects the resignation offer.

Background of Director Nominees for 2012 Annual Meeting

Set forth below is information regarding each of the 11 nominees, including their age as of March 22, 2012, current and prior professional experience, tenure on the Company’s Board, service on the boards of directors of other companies, and key skills and professional qualifications that the Board considered in concluding that the director nominees should serve on the Company’s Board. To the extent that any of the director nominees previously served as a director of either the company then known as America Online, Inc. (“Historic AOL”) or the company then known as Time Warner Inc. (“Historic TW”) prior to the merger of Historic AOL and Historic TW on January 11, 2001, this prior service is described in the information set forth below.

James L. Barksdale	Age 69 Director since January 2001

Chairman and President of Barksdale Management Corporation, a private investment management company — April 1999 to present.

•      Prior Professional Experience:     Mr. Barksdale served as President and Chief Executive Officer of Netscape Communications Corp. from 1995 to 1999 (when it was acquired by Historic AOL); Chief Operating Officer and then Chief Executive Officer of McCaw Cellular Communications (now AT&T Wireless Services) from 1992 to 1994; Chief Information Officer and then Executive Vice President and Chief Operating Officer of FedEx Corporation from 1979 to 1992; and Chief Information Officer and in other management positions at Cook Industries from 1972 to 1979.

•      Public Company Directorships:     Mr. Barksdale serves as a director of FedEx Corporation. During the past five years, Mr. Barksdale also served as a director of Sun Microsystems, Inc. (now Oracle Corporation). He served as a director of Historic AOL from March 1999 to January 2001.

•      Key Skills and Qualifications:     Mr. Barksdale brings more than 25 years of leadership and senior management experience as a former senior executive (including Chief Executive Officer) of several major companies with international operations. Mr. Barksdale’s experience includes leadership roles at consumer-focused, technology-based companies, such as Netscape Communications Corp., McCaw Cellular Communications (now AT&T Wireless Services) and FedEx Corporation. Mr. Barksdale is also a former director of Sun Microsystems, Inc. (now Oracle Corporation). Mr. Barksdale also brings financial experience to the Board, including through his role at Barksdale Management Corporation.

William P. Barr	Age 61 Director since July 2009

Former Attorney General of the United States.

•      Prior Professional Experience:     Mr. Barr served as Of Counsel of Kirkland & Ellis LLP from January 2009 to July 2009; Executive Vice President and General Counsel of Verizon Communications Inc. from June 2000 to December 2008; Executive Vice President and General Counsel of GTE Corporation from 1994 to June 2000; a partner of Shaw, Pittman, Potts & Trowbridge (now Pillsbury Winthrop Shaw Pittman LLP) from 1993 to 1994; the 77th Attorney General of the United States from 1991 to 1993; Deputy Attorney General of the United States from 1990 to 1991; Assistant Attorney General for the Office of Legal Counsel from 1989 to 1990; and a partner of Shaw, Pittman, Potts & Trowbridge from 1984 to 1989.

•       Public Company Directorships:     Mr. Barr serves as a director of Dominion Resources, Inc. and Selected Funds.

•      Key Skills and Qualifications: Mr. Barr brings significant leadership experience as former Attorney General of the United States and head of the U.S. Department of Justice. He also has more than 14 years of senior management experience in major corporations as the former Executive Vice President and General Counsel of Verizon Communications Inc. and its predecessor, GTE Corporation. As a former Attorney General of the United States, General Counsel and partner of a major law firm, Mr. Barr is able to provide his views on a variety of legal, regulatory and/or government relations issues. In addition, due to his service as General Counsel of Verizon Communications Inc. and GTE Corporation, Mr. Barr has knowledge of and experience in consumer-focused businesses with international operations in the communications field. As a director of Selected Funds, Mr. Barr has knowledge of and experience in finance and investments.

Jeffrey L. Bewkes	Age 59 Director since January 2007

Chairman of the Board and Chief Executive Officer of the Company — January 2009 to present.

•       Prior Professional Experience:     Mr. Bewkes served as President and Chief Executive Officer of the Company from January 2008 through December 2008; President and Chief Operating Officer of the Company from January 2006 through December 2007; Chairman, Entertainment & Networks Group, of the Company from July 2002 through December 2005; Chairman and Chief Executive Officer of the Home Box Office division of the Company from 1995 to July 2002; and President and Chief Operating Officer of the Home Box Office division of the Company from 1991 to 1995.

•      Public Company Directorships:     During the past five years, Mr. Bewkes served as a director of the Company’s former subsidiaries, Time Warner Cable Inc. (from April 8, 2008 to March 12, 2009) and AOL Inc. (from November 17, 2009 to December 8, 2009).

•      Other Directorships:     Mr. Bewkes is a member of the board of non-profit organizations, including Yale University and The Paley Center for Media.

•      Key Skills and Qualifications:     Mr. Bewkes has 21 years of senior management experience serving as the Chief Executive Officer or in other senior executive positions at the Company and HBO. His more than 30 years of experience at the Company and its subsidiaries provide him with a unique in-depth knowledge of the Company’s history and businesses, including its international operations, and the media and entertainment industry. His strong understanding of the Company’s business operations and strategy, as well as the media and entertainment industry, provide him a strong base for leading the Board, as Chairman, and facilitating effective communication between management and the Board.

Stephen F. Bollenbach	Age 69 Director since January 2001

Former Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation.

•      Prior Professional Experience:     Mr. Bollenbach served as Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation from May 2004 to October 2007; President and Chief Executive Officer of Hilton Hotels Corporation from 1996 to 2004; Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company from 1995 to 1996; President and Chief Executive Officer of Host Marriott Corporation from 1993 to 1995; and Chief Financial Officer of Marriott Corp. from 1992 to 1993.

•      Public Company Directorships:     Mr. Bollenbach serves as a director of KB Home and Macy’s, Inc. During the past five years, Mr. Bollenbach also served as a director of American International Group, Inc., Harrah’s Entertainment, Inc. and Hilton Hotels Corporation. He served as a director of Historic TW from 1997 to January 2001.

•      Key Skills and Qualifications:     Mr. Bollenbach, who is Chair of the Company’s Compensation Committee, has more than 15 years of leadership experience as a former Chief Executive Officer or senior executive of several major companies. In particular, he has experience in the media and entertainment industry, international operations, and consumer-facing businesses through his experience at companies including The Walt Disney Company and Hilton Hotels Corporation. Further, Mr. Bollenbach also has extensive knowledge of and experience in finance and investments as a former Chief Financial Officer of several major companies, including The Walt Disney Company.

Robert C. Clark	Age 68 Director since January 2004

Distinguished Service Professor at Harvard University — July 2003 to present.

•       Prior Professional Experience:     Mr. Clark served as the Dean and Royall Professor of Law at Harvard Law School from 1989 to 2003; a professor at Harvard Law School from 1978 to 2003; a professor at Yale Law School from 1974 to 1978; and an associate at Ropes & Gray from 1972 to 1974.

•       Public Company Directorships:     Mr. Clark serves as a director of Omnicom Group, Inc. During the past five years, Mr. Clark also served as a director of Collins & Aikman Corporation.

•      Other Directorships:     Mr. Clark is a trustee of TIAA, a large pension fund serving the higher education community.

•      Key Skills and Qualifications:     Mr. Clark has substantial leadership experience from serving as Dean of Harvard Law School for 14 years. Mr. Clark’s background includes extensive experience in corporate law, governance, finance and regulation, and his expertise and insights in these areas are useful to the Nominating Committee, which he chairs, as well as the rest of the Board. His service on the boards of directors of other companies provides him with experience in a number of industries. As a trustee of a large pension fund, Mr. Clark also brings his understanding of finance and investments, as well as the views of pension funds and other institutional investors.

Mathias Döpfner	Age 49 Director since July 2006

Chairman and Chief Executive Officer of Axel Springer AG, an integrated multimedia company based in Germany — January 2002 to present.

•      Prior Professional Experience:     Mr. Döpfner served as Head of the Newspapers Division (from November 2000 to December 2011) and the International Division (from January 2008 to December 2011) of Axel Springer AG; a member of Axel Springer’s Executive Board and Head of the Multimedia Division from July 2000 to November 2001; Editor-in-Chief of Die Welt from 1998 to 2000; Editor-in-Chief of Hamburger Morgenpost from 1996 to 1998; and Editor-in-Chief of Wochenpost from 1994 to 1996.

•      Public Company Directorships:     Mr. Döpfner serves as a supervisory board member of RHJ International SA.

•      Key Skills and Qualifications:     Mr. Döpfner brings more than 10 years of leadership experience serving as Chairman and Chief Executive Officer of Axel Springer AG. Because Axel Springer’s business largely consists of newspaper and magazine publishing and digital media, Mr. Döpfner has a deep understanding of the publishing industry, as well as online activities. As the Chairman and Chief Executive Officer of a major media company with operations throughout Europe, Mr. Döpfner has knowledge and experience in managing a major consumer-focused media company with international operations.

Jessica P. Einhorn	Age 64 Director since May 2005

Dean of the Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University — June 2002 to present.

•      Prior Professional Experience:     Ms. Einhorn served as a consultant at Clark & Weinstock, a strategic communications and public affairs consulting firm, from 2000 to 2002; a Visiting Fellow at the International Monetary Fund from 1998 to 1999; and in various executive positions (including Managing Director for Finance and Resource Mobilization) at The World Bank from 1978 to 1979 and 1981 to 1999.

•      Other Directorships:     Ms. Einhorn serves as a director of the Peterson Institute for International Economics and the National Bureau of Economic Research. Ms. Einhorn is also an advisory board member of Rock Creek Group.

•      Key Skills and Qualifications:     Ms. Einhorn brings more than 9 years of leadership experience serving as the Dean of the Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University and more than 18 years of leadership experience serving in various executive positions at The World Bank. Ms. Einhorn has extensive knowledge of policies and practices in international finance, economic development and government relations through her roles at the International Monetary Fund and The World Bank, membership on the boards of research and public policy institutions and her ongoing research interest in finance. She also serves on the advisory board of Rock Creek Group, a global alternative asset manager. She also previously served for six years as a director of Pitney Bowes Inc., which has international operations.

Fred Hassan	Age 66 Director since October 2009

Partner at Warburg Pincus, a private equity firm — January 2011 to present.

•       Prior Professional Experience:     Mr. Hassan served as Senior Advisor at Warburg Pincus from November 2009 through December 2010; Chairman and Chief Executive Officer of Schering Plough Corporation (now part of Merck & Co., Inc.) from 2003 to November 2009; Chairman and Chief Executive Officer of Pharmacia Corporation from 2001 to 2003; Chief Executive Officer of Pharmacia Corporation from 2000 to 2001; and Chief Executive Officer of Pharmacia & Upjohn, Inc. from 1997 to 2000.

•      Public Company Directorships:     Mr. Hassan serves as a director of Avon Products Inc. During the past five years, Mr. Hassan also served as a director of Schering-Plough Corporation (now part of Merck & Co., Inc.).

•      Key Skills and Qualifications:     Mr. Hassan brings more than 12 years of leadership and senior management experience as a former Chairman and/or Chief Executive Officer of major pharmaceutical companies with intellectual-property based business models and international operations, which provided him with strong and relevant operational and strategic experience. Because the pharmaceutical business is a highly regulated field, Mr. Hassan also has knowledge and experience in regulatory and government relations. As a partner at Warburg Pincus, Mr. Hassan also brings his knowledge of finance and investments to the Board and the Audit Committee.

Kenneth J. Novack	Age 70	Director since January 2001

Former Partner of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC.

•       Prior Professional Experience:     Mr. Novack served as Vice Chairman of the Company from January 2001 through December 2003; Vice Chairman of Historic AOL from 1998 to January 2001; and Of Counsel (from 1998 to 2001) and an attorney (from 1966 to 1998) at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC. Mr. Novack served on the law firm’s executive committee from 1972 until his retirement in 1998.

•      Other Directorships:     Mr. Novack serves in the noted capacities at the following privately held companies: a director of Appleton Partners, Inc., Gordon Brothers Group, Leerink Swann Holdings, LLC and Paratek Pharmaceuticals, Inc., Chairman of Humedica, Inc. and an advisory board member of General Catalyst Partners. He served as a director of Historic AOL from January 2000 to January 2001.

•      Key Skills and Qualifications:    Mr. Novack has held key leadership roles at the Company and at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC, a major law firm. With more than five years of experience serving as Vice Chairman of the Company or Historic AOL, he has an in-depth knowledge of the Company’s businesses. In addition, Mr. Novack brings more than 30 years of legal, corporate governance and regulatory experience as a corporate attorney at Mintz, Levin. Mr. Novack also brings his experience in finance and investments through his service on the boards of privately held investment companies and experience practicing securities law for over 30 years.

Paul D. Wachter	Age 55 Director since October 2010

Founder and Chief Executive Officer of Main Street Advisors, Inc., a private company that provides investment and financial advisory services to businesses and high net worth individuals – 1997 to present.

•      Prior Professional Experience:     Mr. Wachter served as Managing Director of Schroder & Co. Incorporated from 1993 to 1997; Managing Director of Kidder Peabody from 1987 to 1993; an investment banker at Bear, Stearns & Co., Inc. from 1985 to 1997; and an attorney at Paul, Weiss, Rifkind, Wharton and Garrison from 1982 to 1985.

•      Prior Public Company Directorship:     During the past five years, Mr. Wachter served as a director of American Skiing Company.

•      Other Directorships:     Mr. Wachter serves in the following capacities at the following privately held companies: a director of Haworth Marketing and Media Company, Oak Productions, Inc. and Content Partners LLC (Co-Chairman) and a member of the board of managers of Beats Electronics, LLC.

•      Key Skills and Qualifications:     Mr. Wachter brings knowledge of and experience in finance, investments and banking as the founder and Chief Executive Officer of Main Street Advisors, through serving as the Chairman of the Investment Committee of the Board of Regents of the University of California, and as a former Managing Director at several investment banks. Mr. Wachter’s background includes roles as an investment banker focusing on the entertainment industry and a director of companies in the entertainment industry, including Content Partners LLC. Mr. Wachter also serves on the board of managers of Beats Electronics, LLC, which is a technology-based company that manufactures and distributes headphones and other sound-related products. Mr. Wachter also has experience in regulatory and government relations through his service on the Board of Regents of the University of California, as an adviser to the former Governor of California and through his work as a tax attorney at a major law firm.

Deborah C. Wright	Age 54 Director since May 2005

Chairman, President and Chief Executive Officer of Carver Bancorp, Inc. and Carver Federal Savings Bank — February 2005 to present. Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered savings bank.

•      Prior Professional Experience:     Ms. Wright served as President and Chief Executive Officer of Carver Bancorp, Inc. and Carver Federal Savings Bank from 1999 to 2005; President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation from 1996 to 1999; Commissioner of the Department of Housing Preservation and Development from 1994 to 1996; a member of the New York City Planning Commission from 1992 to 1994; and a member of the New York City Housing Authority Board from 1990 to 1992.

•      Public Company Directorships:     Ms. Wright serves as a director of Carver Bancorp, Inc. During the past five years, Ms. Wright also served as a director of Kraft Foods Inc.

•      Key Skills and Qualifications:     Ms. Wright has extensive leadership experience through her more than 12 years of service as the Chairman, President and/or Chief Executive Officer of Carver Bancorp., Inc. and Carver Federal Savings Bank and approximately 9 years of leadership roles at non-profit organizations or governmental bodies. Ms. Wright brings financial expertise to the Board, which is important in her role as Chair of the Company’s Audit Committee. Ms. Wright also brings her experience with businesses that provide products or services directly to customers gained through her service at Carver Bancorp., Inc. and Carver Federal Savings Bank, as well as her prior long-term service as a director of Kraft Foods Inc. Ms. Wright also has extensive experience in regulatory and government relations through her senior roles in government and non-profit organizations.

Director Nomination Process

The Nominating Committee and the Board take into consideration many factors, including independence, in reviewing candidates to select as nominees for director. The Nominating Committee and the Board apply the same criteria to all candidates, whether the candidate is proposed by a stockholder or is identified through another source. There are a number of different ways in which an individual can be nominated for election to the Board of Directors.

Nominations Developed by the Nominating Committee.     The Nominating Committee follows the steps described below to identify and propose an individual for election to the Board:

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The Nominating Committee conducts periodic assessments of the overall composition of the Board in light of the Company’s current and expected future business needs and, based on such assessments, the Nominating Committee may establish specific qualifications that it will seek in Board candidates. The Nominating Committee reports on the results of these assessments to the full Board of Directors.

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In identifying new director candidates, the Nominating Committee seeks advice and the names of potential candidates from Committee members, other members of the Board, members of management, major stockholders, and other public and private sources. The Nominating Committee sometimes retains a search firm to assist it in these efforts.

•	The Nominating Committee also reviews the qualifications of incumbent candidates for re-nomination to the Board annually.

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The Nominating Committee recommends a slate of candidates for the Board of Directors to submit for approval to the stockholders at the annual stockholders meeting. This slate may include both incumbent and new director nominees. In addition, the Nominating Committee may, pursuant to the By-laws, recommend that the Board elect new members of the Board who will serve until the next annual stockholders meeting.

Stockholder Nominations Submitted to the Nominating Committee.     Stockholders may submit names of director candidates, including themselves, to the Nominating Committee for its consideration. The process for stockholders to use in submitting names of director candidates to the Nominating Committee is described below under “Other Procedural Matters — Procedures for Submitting Director Recommendations and Nominations.”

Stockholder Nominations Submitted to Stockholders.     Stockholders may submit nominations directly to the Company’s stockholders. The Company’s By-laws set forth the process that stockholders may use if they choose this method, which is described below under “Other Procedural Matters — Procedures for Submitting Director Recommendations and Nominations.”

Criteria for Membership on the Board

The Board believes that the Company is best served by a board of directors consisting of individuals who have a variety of complementary skills, professional experience and backgrounds and who bring diverse viewpoints and perspectives to the Board. The Nominating Committee and the Board consider these individual skills, professional experience and backgrounds in the broader context of the Board’s overall composition, so that the Board collectively possesses the appropriate skills and experience to oversee the Company’s business.

Criteria Applicable to All Directors.     The Board of Directors believes it is important for the Board to reflect the appropriate combination of skills, professional experience, and diversity of backgrounds in light of the Company’s current and expected future business needs. Each director must possess certain personal qualities, including financial literacy and a demonstrated reputation for integrity, judgment, and business acumen, as well as high personal and professional ethics. In addition, each director must be at least 21 years of age at the commencement of service as a director and less than 72 years of age at the time of nomination.

Each director must have the time and ability to make a constructive contribution to the Board, as well as a clear commitment to fulfilling the director’s fiduciary duties and serving the interests of all the Company’s stockholders. Each director must satisfy the requirements of antitrust laws, which limit service as an officer or director of the Company’s significant competitors. In addition, to help ensure that directors have sufficient time to devote to their responsibilities as a member of Time Warner’s Board, the Board has determined that directors should generally serve on no more than five other public company boards. Directors are also required to offer their resignation upon a significant change in their primary professional responsibilities, and, in such case, the Nominating Committee will make a recommendation to the Board as to whether to accept the offer of resignation.

Additional Criteria for New Directors.     The Nominating Committee has identified the following additional criteria for new members of the Board in light of the Company’s current and expected structure and business needs. The following criteria may further evolve over time depending on changes in the Board and the Company’s business needs and environment:

•	Professional Experience. New candidates for the Board should have significant high-level leadership experience at a public corporation or other firm, in government or at a non-profit institution.

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Diversity.     Although the Company does not have a specific policy on diversity of the Board, the Company’s Corporate Governance Policy requires the Nominating Committee and the Board to consider the Board’s overall composition when considering director candidates, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future business needs. In addition, as set forth in the Policy Statement Regarding Director Nominations, the Nominating Committee also believes that it is desirable for new candidates to contribute to the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

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Independence.     The Board and the Nominating Committee have established a policy that any newly nominated non-employee director must satisfy the applicable regulatory requirements to be an independent member of the Board, including the NYSE’s listing standards and the categorical standards for director independence set forth in the Company’s Corporate Governance Policy. The Board must also determine that the nominee has no material relationship with the Company or its subsidiaries and that the director is free of any other relationship — whether with the Company or otherwise — that would interfere with his or her exercise of independent judgment.

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Committee Eligibility.     In addition to satisfying the independence requirements that apply to directors generally, the Nominating Committee believes that it would be desirable for new candidates for the Board to satisfy the requirements for serving on the Board’s committees, as set forth in the charters for those committees and applicable regulations.

•	Director Experience. The Nominating Committee believes it would also be useful for candidates for the Board to have experience as a director of a major public corporation.

In light of the Company’s current and expected business needs, the Board considered the following categories of business experience in evaluating the director candidates to be nominated for election to the Board of Directors:

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Leadership and Senior Management:     Experience serving as a founder, chief executive officer or a senior executive of a major corporation or firm (or a comparable position in government or the non-profit sector),

•	Media, Communications or Technology Businesses: Knowledge of and experience in media, communications and/or technology businesses,

•	Finance, Investments or Banking: Knowledge of and experience in finance, investments and/or banking,

•	Consumer-Focused Businesses: Knowledge of and experience in businesses with products or services that directly serve consumers,

•	Legal, Regulatory and Government Relations: Legal, regulatory and/or government relations experience, and

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International Operations or Global Economic Policy:     Knowledge of and experience in managing or investing in companies with international operations or experience with policies regarding global economic development and cooperation.

The qualifications and experience of the director nominees with respect to the foregoing categories are reflected in the description of the director nominees’ backgrounds starting on page 5.

PROPOSAL 2: Ratification of Appointment of Independent Auditors

The Audit and Finance Committee of the Board of Directors (the “Audit Committee”) has appointed Ernst & Young LLP as independent auditors of the Company to audit its consolidated financial statements for 2012, and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to ratify the appointment of Ernst & Young LLP. However, stockholder approval is not required for the appointment of Ernst & Young LLP because the Audit Committee is responsible for selecting the Company’s independent auditors. No determination has been made as to what action the Audit Committee or the Board of Directors would take if stockholders do not ratify the appointment. If you are a beneficial owner of shares held in street name and do not provide the bank or broker that holds your shares with specific voting instructions, then under New York Stock Exchange rules, the bank or broker will have discretion to vote your shares.

PROPOSAL 3: Advisory Vote to Approve Named Executive Officer Compensation

At the Company’s 2011 Annual Meeting of Stockholders, in accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company held an advisory stockholder vote on whether future advisory votes to approve named executive officer compensation should be held every year, every two years, or every three years. After taking into consideration that a majority of the votes cast were in favor of an annual vote, the Board decided that the Company will hold an advisory vote to approve named executive officer compensation annually.

Accordingly, the Company is asking stockholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narratives.”

The Company’s executive compensation program is designed to advance the philosophy of the Compensation Committee of motivating and retaining executives, holding the executives accountable for business and individual performance, and aligning the executives’ interests with those of the Company’s stockholders. The Compensation Committee continually reviews the compensation program to assess whether it achieves the desired goals. As discussed in the “Compensation Discussion and Analysis” section beginning on page 40, when the Compensation Committee reviewed certain components of the executive compensation program after the 2011 Annual Meeting of Stockholders, the Committee considered, among other factors, the results of the advisory vote to approve named executive officer compensation at the 2011 Annual Meeting and the feedback provided by the Company’s stockholders as part of the Company’s regular engagement with stockholders both prior to and following the 2011 Annual Meeting.

In furtherance of the Compensation Committee’s philosophy:

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to support the link between pay and performance, more than 74% (more than 90% for the Chairman and CEO) of each named executive officer’s 2011 target total compensation (consisting of salary, target annual bonus and target long-term incentive compensation) was in the form of “at-risk” compensation (i.e., target annual bonus and target long-term incentive compensation), and

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to align executive compensation with the ongoing creation of stockholder value, (i) a substantial portion (more than 45% for the Chairman and CEO) of each named executive officer’s 2011 target total compensation was in the form of equity awards with multi-year vesting schedules or performance periods and (ii) a substantial portion of each named executive officer’s annual bonus was also based on progress during the year toward achieving the Company’s key long-term strategic objectives.

In 2011, as a result of the leadership of the Company’s executive officers and their execution of the Company’s key long-term strategic objectives, the Company delivered strong financial results for its stockholders. As discussed in the “Compensation Discussion and Analysis” section, the Company’s achievements included 2011 revenues of $29.0 billion (an 8% increase from 2010 and the Company’s highest growth rate since 2003), operating income of $5.8 billion (a 7% increase from 2010) and Adjusted EPS for 2011 that increased by 20% since 2010. See Annex A to this Proxy Statement for the definition of Adjusted EPS. The Company also made significant progress toward achieving its key long-term strategic objectives, including increasing its investments in programming, advancing the digital transition of its businesses, expanding internationally in select sectors and regions and improvements in operational and capital efficiency. As discussed in the “Compensation Discussion and

Analysis,” the named executive officers’ 2011 compensation reflects the Company’s financial performance and individual performance against the goals that the Compensation Committee established at the beginning of 2011.

Accordingly, the Compensation Committee and the Board of Directors believe that the Company’s 2011 executive compensation programs align well with the Compensation Committee’s philosophy and are appropriately linked to the Company’s performance. Stockholders are encouraged to read the “Compensation Discussion and Analysis” beginning on page 40 for more information about the Company’s executive compensation programs.

The Board of Directors recommends a vote FOR the approval of the resolution.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve this proposal. However, the vote on executive compensation is advisory and, therefore, not binding on the Company, the Board of Directors or the Compensation Committee. The Board of Directors and the Compensation Committee intend to take into account the outcome of the vote when making future executive compensation decisions. Unless a proxy is marked to give a different direction, the persons named in the proxy will vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement. If you are a beneficial owner of shares held in street name and do not provide the bank or broker that holds your shares with specific voting instructions, then under New York Stock Exchange rules, the bank or broker will not have discretion to vote your shares, in which case your shares will not be voted on this proposal and will be counted as a “broker non-vote.”

CORPORATE GOVERNANCE AND BOARD MATTERS

Time Warner is committed to maintaining strong corporate governance practices that allocate rights and responsibilities among the Company’s stockholders, Board of Directors and management in a manner that benefits the long-term interests of the Company’s stockholders. The Board regularly reviews and updates its corporate governance practices in light of proposed and adopted laws and regulations, the practices and experience of other leading companies, the recommendations of various corporate governance authorities, and discussions with the Company’s stockholders.

The Company has a long-standing practice of engaging with stockholders on corporate governance matters and responding to their views. For instance, at the Company’s 2011 Annual Meeting of Stockholders, the Company proposed an amendment to its Restated Certificate of Incorporation to remove all provisions that provided for stockholder action by more than a simple majority vote (i.e., a majority of the votes cast), other than where Delaware corporation law requires a different vote standard. The proposed amendment was approved by the stockholders and became effective on May 24, 2011. The By-laws were amended to also remove all provisions that provided for stockholder action by more than a simple majority vote, other than where Delaware law requires a different vote standard.

Corporate Governance Documents

The Company has a corporate governance webpage at www.timewarner.com/governance. The Company’s By-laws, the Corporate Governance Policy, the charters of the Board’s three standing committees, the Company’s codes of conduct, the Policy and Procedures Governing Related Person Transactions, the Policy on Determining the Leadership Structure of the Board of Directors, the Policy Statement Regarding Director Nominations and the most recent Report on Determination of Current Board Leadership Structure are available on the Company’s corporate governance webpage. These documents are also available in print to any stockholder who requests them by writing to the Office of the Corporate Secretary, Time Warner Inc., One Time Warner Center, New York, New York 10019-8016.

The Corporate Governance Policy describes the principles and practices that guide the Board of Directors in carrying out its duties, including its size and composition, the categorical standards used in analyzing director independence, the criteria and process used in selecting directors, leadership structure, term, compensation and stock ownership, responsibilities, communications with stockholders, meetings, committees and education and orientation programs. As part of its annual review of governance documents earlier this year, the Board of Directors approved changes to the Corporate Governance Policy and committee charters that, among other things, expanded the description of the Audit Committee’s and Board’s role in oversight of risk and insurance, clarified the Compensation Committee’s role in approving peer groups considered in establishing executive compensation, and reflected the Nominating Committee’s practice of retaining independent advice with respect to non-employee director compensation.

Board Responsibilities and Oversight of Risk

The Board’s primary responsibility is to seek to maximize long-term stockholder value. The Board selects senior management of the Company, monitors the performance of management and the Company, and provides advice and counsel to management. Among other things, at least annually, the Board reviews the Company’s strategy and approves a business plan and budget for the Company. The Board also reviews and approves transactions pursuant to guidelines that the Board has adopted and reviews from time to time. In addition, the Board reviews and approves the leadership structure of the

Board at least annually. In fulfilling the Board’s responsibilities, directors have full access to the Company’s management, internal and external auditors, and outside advisors.

The Board is charged with general oversight of the management of the Company’s risks. The Board considers, as appropriate, risks to the Company among other factors in reviewing the Company’s strategy, business plan, budgets and major transactions. Each of the Board’s committees assists the Board in overseeing the management of the Company’s risks within the areas delegated to the committee. In particular, the Audit Committee reviews a report from management at least annually on the risks the Company faces, management’s actions to address those risks, and the Company’s risk management and mitigation processes. The report is also provided to the Board. In addition, the Compensation Committee oversees risks related to the Company’s compensation programs and policies and reviews at least annually management’s report on such risks. See “Compensation Programs and Risk Management” on pages 60 to 61.

Independent Directors

The Board undertook its annual review of director independence in March 2012 applying the listing standards of the NYSE, the Company’s By-laws and the categorical standards for director independence adopted by the Board and set forth in the Company’s Corporate Governance Policy. The categorical standards follow the NYSE rules and establish guidelines as to employment and commercial relationships that may affect a director’s independence as well as categories of relationships that are not deemed material for purposes of director independence. The Board must also determine that the director has no material relationship with the Company or its subsidiaries and that the director is free of any other relationship — whether with the Company or otherwise — that would interfere with his or her exercise of independent judgment.

As a result of its review, the Board determined that all of the current directors and all of the nominees for director are independent, except for Mr. Bewkes. Mr. Bewkes is an executive officer of the Company and thus cannot qualify as an independent director. Each member of the Audit Committee, Compensation Committee, and Nominating Committee satisfies the respective standards of independence applicable to such committees.

In determining the independence of each current director other than Mr. Bewkes, the Board considered the following transactions, which it determined were immaterial to the directors’ independence:

•	Business Transactions:

Under the NYSE listing standards, a director may not be considered independent if he or she is an employee (or if a member of the director’s immediate family is an executive officer) of another entity that, during any one of the last three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1.0 million or 2% of the other entity’s annual consolidated gross revenues. Under the Board’s categorical standards for director independence, transactions in the ordinary course between the Company and another entity with which a director or a member of a director’s family is affiliated shall generally be deemed not to create a material relationship unless they occurred within the last three years and (i) the director is an executive officer, employee or substantial owner, or the director’s immediate family member is an executive officer, of the other entity and (ii) such transactions represent (A) more than 5% of the Company’s consolidated gross revenues for the prior fiscal year or (B) more than $250,000 and 2% of the other entity’s gross revenues for the prior fiscal year.

The Board considered that the Company and its subsidiaries in the ordinary course of business have, during the prior three years:

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received advertising revenues from Harvard University (Mr. Clark is a Distinguished Service Professor), Axel Springer AG or its subsidiaries (Mr. Döpfner serves as Chairman and Chief Executive Officer), and Staples, Inc. or its subsidiaries (an immediate family member of Mr. Miles serves as an executive officer) that in 2011 were, in each case, less than the thresholds described above and less than 0.01% of the Company’s total revenues in 2011.

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purchased products or services from (i) Axel Springer AG or its subsidiaries (license rights, content, advertising and promotional fees) that in 2011 were less than the thresholds described above and less than 0.005% of Axel Springer AG’s total 2010 revenues and (ii) Staples, Inc. or its subsidiaries (office supplies) that in 2011 were less than the thresholds described above and less than 0.002% of Staples, Inc.’s total 2011 revenues.

The Board also considered that the Time Warner Foundation, Inc., a non-profit organization, holds one certificate of deposit for approximately $300,000 at Carver Federal Savings Bank (Ms. Wright serves as Chairman, President and Chief Executive Officer), which was approximately 0.06% of Carver Federal Savings Bank’s total deposits in 2011 and earned a market rate of interest during 2011.

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Charitable Contributions:     Under the NYSE listing standards, any contributions by the Company in a fiscal year to a tax-exempt organization where an independent director serves as an executive officer that exceeds the greater of $1 million or 2% of the organization’s gross revenues must be disclosed. Under the Board’s categorical standards for director independence, discretionary charitable contributions by the Company to established non-profit entities with which a director or a member of the director’s family is affiliated shall generally be deemed not to create a material relationship with the Company that would affect a director’s independence, unless they occurred within the last three years and (i) were inconsistent with the Company’s philanthropic practices; or (ii) were provided to an organization where the director or director’s spouse is an executive officer or director and the Company’s contributions for the most recently completed fiscal year represent more than (a) the greater of $100,000 or 10% of that organization’s annual gross revenues for organizations with gross revenues up to $10.0 million per year or (b) the greater of $1.0 million or 2% of that organization’s annual gross revenues for organizations with gross revenues of more than $10.0 million per year; or (iii) the aggregate amount of the Company’s contributions to the organizations where a director or director’s spouse is an executive officer or director is more than the greater of $1.0 million or 2% of all such organizations’ annual gross revenues.

The largest contribution by the Company in 2011 to a non-profit entity affiliated with a director or spouse was approximately $256,000 in donations to Harvard University, of which $250,000 was contributed to Harvard Business School to establish a fellowship in honor of Ann S. Moore’s retirement as Chairman and CEO of Time Inc. These donations collectively represented approximately 0.04% of total gifts reported by Harvard University for its 2011 fiscal year, were made without Mr. Clark’s involvement, and were unrelated to his service on the Company’s Board or as a faculty member of Harvard Law School.

The Board was advised that that Mr. Novack is a retired partner of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC (“Mintz, Levin”). Mr. Novack previously was Senior Counsel and a retired partner of the firm. As a retired partner, Mr. Novack does not practice law or have a direct or indirect financial interest in the legal services provided by Mintz, Levin to the Company, which are unrelated to Mr. Novack’s service on the Board or to matters involving the Board. The same was true during the time he served as Senior Counsel. Further, the fees paid by the Company and its subsidiaries in 2011 to Mintz Levin were less than 0.13% of Mintz, Levin’s total revenues in 2010 and less than 0.45% of the total fees paid by the Company in 2011 for legal services.

Board Leadership

Policy on Determining the Leadership Structure of the Board of Directors.     Under the Company’s Policy on Determining the Leadership Structure of the Board of Directors, the Nominating Committee is responsible for reviewing the leadership structure of the Board at least annually and at times of potential change in individuals holding Board leadership positions (e.g., retirement, resignation, or renewal of the Chairman and CEO’s employment agreement). As part of this review, the Nominating Committee evaluates: (i) whether to have a Lead Independent Director, (ii) the responsibilities of the positions of Chairman of the Board and Lead Independent Director, and (iii) the qualifications for those positions, including whether the position of Chairman of the Board should be held by the CEO, an independent director, or a non-independent director other than the CEO (if any). The Nominating Committee makes its recommendations to the full Board, which is responsible for approving the leadership structure of the Board. The policy sets forth the factors the Nominating Committee and Board consider in making the determinations.

In January 2012, upon the recommendation of the Nominating Committee, the Board determined that the current structure, with one individual serving as Lead Independent Director and another serving as the Company’s Chairman and CEO, is effective and appropriate. The report on the Board’s determination of its leadership structure is posted on the Company’s corporate governance webpage at www.timewarner.com/governance. As set forth in this report, the Board believes that having a single individual serve as both Chairman and CEO is effective and appropriate and provides clear governance, leadership and accountability as the Company executes its strategy as a content-focused company, including the digital transformation and international expansion of its businesses. The Board also believes that the current structure has provided for an effective flow of information to, and discussion among, members of the Board regarding the Company’s strategy and performance.

Lead Independent Director.     The Lead Independent Director is elected by the independent directors. Mr. Caufield has served as Lead Independent Director since 2006. Following Mr. Caufield’s retirement from the Board of Directors at the Annual Meeting, a new Lead Independent Director is expected to be elected by the independent directors at a meeting of the Board immediately following the Annual Meeting. The Lead Independent Director presides at executive sessions of the Board and serves as the liaison between the Chairman and the other directors (unless the matter under consideration is within the jurisdiction of one of the Board’s committees). In addition, the Lead Independent Director’s responsibilities include (i) advising the Chairman of the Board with respect to the schedule, agenda and information for Board meetings (including possessing the ability to include specific items on those agendas), (ii) advising the Chairman of the Board with respect to consultants who may report directly to the Board, and (iii) being available, as appropriate, for communication with the Company’s stockholders. The Lead Independent Director will also serve as the Chairman of the Board on an interim basis in the event of the death or disability of the Chairman.

Board Meetings, Executive Sessions and Attendance

The Board of Directors generally holds at least six meetings each year, including a meeting devoted to the Company’s strategy. The Company’s independent directors generally meet by themselves, without management or any non-independent directors present, at each regularly scheduled Board meeting, unless the independent directors decide otherwise. Any independent director may request additional executive sessions. These executive sessions are led by the Lead Independent

Director, except for those portions of the executive session when it is appropriate for a Chair of the committee that has primary responsibility for the matter being discussed to lead the discussion. The Board of Directors also communicates informally with management on a regular basis.

During 2011, the Board met eight times. No incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board held during the period for which he or she served as a director and (ii) the total number of meetings of the committees held during the period for which he or she served as a committee member. The Company’s directors are encouraged and expected to attend the annual meetings of the Company’s stockholders. 12 of the 13 directors nominated for election at the 2011 Annual Meeting of Stockholders attended that meeting.

Committees of the Board

The Board has three standing committees: the Audit and Finance Committee (also referred to as the Audit Committee), the Nominating and Governance Committee (also referred to as the Nominating Committee) and the Compensation and Human Development Committee (also referred to as the Compensation Committee), each of which has a written charter that is posted on the Company’s corporate governance webpage at www.timewarner.com/governance. Each committee is composed entirely of independent directors. The Chair of each committee is elected by the Board and rotated periodically. Each committee holds regular executive sessions at which management is not present. Each committee is authorized to retain its own outside counsel and other advisors as it desires.

The table below provides a brief summary of the committees’ current members and the number of meetings held by each committee during 2011:

Independent Director	Audit Committee	Nominating Committee	Compensation Committee
James L. Barksdale		—
William P. Barr			—
Stephen F. Bollenbach	—		CHAIR
Frank J. Caufield		—	—
Robert C. Clark	—	CHAIR
Mathias Döpfner			—
Jessica P. Einhorn	—	—
Fred Hassan	—		—
Michael A. Miles			—
Kenneth J. Novack		—
Paul D. Wachter	—
Deborah C. Wright	CHAIR
Number of Meetings in 2011	8	6	7

Audit Committee.     The Audit Committee assists the Board of Directors in fulfilling its responsibilities in connection with the Company’s (i) independent auditors, (ii) internal audit function, (iii) ethics and compliance program, (iv) earnings releases and guidance, financial statements and systems of disclosure controls and procedures and internal control over financial reporting, (v) capital structure and strategy, (vi) risk management policies and processes, (vii) responses to any regulatory actions involving financial, accounting and internal control matters, (viii) retirement programs, (ix) insurance coverage, and (x) tax status and strategy.

The Board has determined that each of the members of the Audit Committee is financially literate in accordance with the NYSE listing standards. In addition, the Board has determined that each of

Ms. Wright and Messrs. Bollenbach, Clark, Hassan and Wachter is an “audit committee financial expert” as defined under rules promulgated by the SEC.

Nominating Committee.     The Nominating Committee is responsible for assisting the Board in relation to (i) corporate governance, including regulatory developments relating to corporate governance, (ii) director nominations, (iii) committee structure and appointments, (iv) Board leadership structure, (v) Chairman and CEO performance evaluations and CEO succession planning, (vi) annual Board performance evaluations, (vii) non-employee director compensation, (viii) stockholder proposals and communications, (ix) related person transactions, and (x) the Company’s corporate social responsibility activities.

Compensation Committee.     The Compensation Committee is responsible for (i) approving the compensation of and employment agreements for, and reviewing benefits provided to, the Company’s senior executives, (ii) approving long-term incentive program design and awards, (iii) reviewing stockholder advisory votes regarding executive compensation, (iv) overseeing the Company’s disclosure regarding executive compensation, (v) reviewing the Company’s overall compensation structure and benefit plans, including risks related to the Company’s compensation programs and policies, (vi) reviewing the Company’s response to regulatory developments affecting compensation, (vii) reviewing and recommending officer appointments, and (viii) overseeing the Company’s human development programs, including recruitment, retention, development, diversity and internal communication programs.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members (i) has ever been an officer or employee of the Company or (ii) was a participant in a “related person” transaction in 2011. None of the Company’s executive officers serves, or in 2011 served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or the Compensation Committee.

Codes of Conduct

To help ensure the highest levels of business ethics at the Company, the Board of Directors has adopted the following three codes of conduct: (i) the Standards of Business Conduct, which apply to the Company’s employees, (ii) the Code of Ethics for Senior Executive and Senior Financial Officers, which applies to certain senior executives of the Company, including the Chief Executive Officer, Chief Financial Officer and Controller, and serves as a supplement to the Standards of Business Conduct, and (iii) the Guidelines for Non-Employee Directors, which serves as a code of conduct for the Company’s non-employee directors. There were no waivers in 2011 under either the Code of Ethics for Senior Executive and Senior Financial Officers or the Standards of Business Conduct with respect to any of the Time Warner senior executives covered by the Code of Ethics for Senior Executive and Senior Financial Officers. The three codes of conduct are posted on the Company’s corporate governance webpage at www.timewarner.com/governance.

Policy and Procedures Governing Related Person Transactions

The Board has adopted the Time Warner Inc. Policy and Procedures Governing Related Person Transactions, which is a written policy that sets forth procedures for the review and approval or ratification of transactions involving related persons, which consist of directors, director nominees, executive officers, holders of more than 5% of any outstanding class of the Company’s voting securities, and immediate family members or certain affiliated entities of any of the foregoing persons. The Nominating Committee (or its Chair, under certain circumstances) is responsible for applying the policy with the assistance of the General Counsel or his designee (if any). The General Counsel or his designee will assess whether any proposed transaction involving a related person is a related person transaction covered by the policy. If so, the transaction will be presented to the Nominating Committee for review and consideration at its next meeting or, in certain instances where waiting until the next meeting is not advisable, to the Chair of the Nominating Committee. In determining whether to approve or ratify a related person transaction covered by the policy, the Nominating Committee may review such facts and circumstances and take into account such factors as it deems appropriate.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company (including any of its consolidated subsidiaries) is, will or may be expected to be a participant, and (iii) any related person has or will have a direct or indirect material interest. The policy also specifies categories of transactions identified by the Board as having no significant potential for an actual or apparent conflict of interest or improper benefit to a related person, and thus are not subject to review by the Nominating Committee. The policy, including the list of excluded transactions, is posted on the Company’s corporate governance webpage at www.timewarner.com/governance. Since the beginning of 2011, there were no transactions with any related person that were reportable as related person transactions under SEC rules.

Corporate Social Responsibility

Time Warner is committed to effective corporate governance practices, including keeping stockholders, the investment community and others informed of the Company’s activities relating to environmental, social and governance matters. The Company intends to update the information about its corporate social responsibility efforts regularly as appropriate on its website at www.timewarner.com/citizenship to provide stockholders with information in a dynamic and timely manner.

Ethical Sourcing Guidelines

The Time Warner Ethical Sourcing Guidelines set forth the standards in areas such as employment, health, safety and the environment that the Company expects its vendors to follow. The Company expects that its vendors will establish and actively review, monitor and modify their management processes and business operations so that their operations align with the principles set forth in the Guidelines. The failure to follow the Guidelines may impact a vendor’s ability to continue to do business with the Company. The Guidelines are posted on the Company’s website at www.timewarner.com/citizenship under the topic “Global Supply Chain.”

Political Activity — Policies, Oversight and Disclosure

The Nominating Committee is responsible for overseeing the Company’s public policy activities, which includes policies and practices regarding political contributions and expenditures by the Company, its political action committee (“PAC”), and trade associations. The Company has processes for advance review of corporate political contributions and the use of Company resources in support of the Company’s political activities. In addition, Time Warner discloses at least annually on its website at www.timewarner.com/citizenship under the topic “Political Activities” all corporate and PAC political contributions (including, if any, independent expenditures) and payments to trade associations and other tax-exempt organizations that are used for political expenditures. In 2011, the Company was ranked in the top tier of companies in the Center for Political Accountability’s CPA-Zicklin Index, which measures corporate disclosure and accountability for political spending.

DIRECTOR COMPENSATION

Under its charter, the Nominating Committee is responsible for reviewing the compensation for the Company’s non-employee directors and making recommendations regarding director compensation to the Board of Directors for its approval. In carrying out this responsibility, the Nominating Committee is guided by the following key objectives and principles regarding non-employee director compensation:

•	Compensation should be generally consistent with the Company’s broader compensation philosophy for the Company’s employees.

•

Compensation should be competitive and structured with a balanced mix of cash and equity compensation so the Company can attract and retain directors from diverse professional and personal backgrounds.

•	Compensation should be simple to administer and support the smooth functioning of the Board.

•	Compensation should be cost-effective and consistent with investor policies and expectations.

•	Compensation should be in compliance with all regulatory requirements.

The Nominating Committee periodically reviews the compensation paid to non-employee directors to help ensure that the Company’s non-employee director compensation program continues to meet the objectives and principles described above. In 2011, the Nominating Committee engaged Farient Advisors LLC as its independent consultant to provide information regarding compensation (including the mix of compensation) paid to non-employee directors and relevant pay practices at the same peer companies used by the Compensation Committee when determining executive compensation (see page 49) and at broad market companies consisting of approximately 200 companies with median revenues of approximately $25 billion. While the Board does not tie non-employee director compensation to a specific peer group percentile, the information provided by Farient Advisors LLC showed that Time Warner’s total compensation per director is near the median of the total compensation per director at the peer companies used by the Compensation Committee when determining executive compensation. Based on its review, the Nominating Committee recommended to the Board of Directors that no changes be made to the non-employee director compensation program for 2011. Final decisions regarding director compensation are made by the full Board of Directors, based on recommendations by the Nominating Committee.

Since 2010, each non-employee director’s overall compensation has been set at $250,000, consisting of:

•

an annual cash retainer of $125,000, any or all of which amount may be deferred at the director’s option pursuant to the Time Warner Inc. Non-Employee Directors’ Deferred Compensation Plan (as described below); and

•

an annual equity compensation grant with an aggregate fair value of approximately $125,000 on the date of grant. Each non-employee director who is elected to the Board at an annual meeting of stockholders will receive, on the day following the annual meeting at which the director was elected, a grant of:

¡

stock options having a fair value of approximately $40,000 on the date of grant (based on the closing sale price of a share of Common Stock as reported on the NYSE Composite Tape on the date of grant and the Black-Scholes methodology of valuing options), and

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restricted stock units (“RSUs”) having a fair value of approximately $85,000 on the date of grant (based on the closing sale price of a share of Common Stock as reported on the NYSE Composite Tape on the date of grant).

New directors who join the Board other than at an annual meeting of stockholders receive the above compensation on a pro-rated basis. No additional compensation is paid for service as a committee chair or member or for attendance at meetings of the Board or any Board committee. Mr. Bewkes is the only director who is an officer and employee of the Company, and he does not receive any additional compensation for his Board service.

The table below sets forth 2011 compensation information regarding the Company’s non-employee directors. The material factors necessary to understand the director compensation set forth in the table are described in “Director Compensation” above and in the disclosure following this table.

DIRECTOR COMPENSATION

FOR FISCAL YEAR 2011

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (2)(3)	All Other Compensation(4)	Total
James L. Barksdale	$125,000	$84,985	$39,737	$84	$249,806
William P. Barr	$125,000	$84,985	$39,737	—	$249,722
Stephen F. Bollenbach	$125,000	$84,985	$39,737	—	$249,722
Frank J. Caufield	$125,000	$84,985	$39,737	—	$249,722
Robert C. Clark	$125,000	$84,985	$39,737	—	$249,722
Mathias Döpfner	$125,000	$84,985	$39,737	—	$249,722
Jessica P. Einhorn	$125,000	$84,985	$39,737	—	$249,722
Fred Hassan	$125,000	$84,985	$39,737	$84	$249,806
Michael A. Miles	$125,000	$84,985	$39,737	$12,546	$262,268
Kenneth J. Novack	$125,000	$84,985	$39,737	—	$249,722
Paul D. Wachter	$125,000	$84,985	$39,737	—	$249,722
Deborah C. Wright	$125,000	$84,985	$39,737	$84	$249,806

(1)	The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of RSUs granted by the Company to non-employee directors in 2011. On May 21, 2011, the Company awarded 2,310 RSUs to each of the non-employee directors. The grant date fair value of each RSU award was determined using the closing sale price of the Common Stock on the NYSE Composite Tape on the date of grant. The actual value, if any that is realized by a director from any RSU award will depend on the performance of the Common Stock. For information about the weighted average grant date fair value of the RSUs granted in 2011, see Note 12 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 Form 10-K”).

(2)	Presented below is the aggregate number of outstanding stock awards and stock option awards held by the non-employee directors on December 31, 2011.

Name	Total Stock Awards (Restricted Stock and RSUs) Outstanding at 12/31/11	Total Option Awards Outstanding at 12/31/11
James L. Barksdale	4,591	56,379
William P. Barr	2,310	14,003
Stephen F. Bollenbach	4,939	56,379
Frank J. Caufield	4,591	56,379
Robert C. Clark	4,591	33,268
Mathias Döpfner	4,591	24,598
Jessica P. Einhorn	4,591	29,415
Fred Hassan	2,310	14,003
Michael A. Miles	4,939	56,379
Kenneth J. Novack	4,591	33,268
Paul D. Wachter	2,310	7,645
Deborah C. Wright	4,591	29,415

(3)	The amounts set forth in the Option Awards column represent the aggregate grant date fair value of stock options granted by the Company in 2011. On May 21, 2011, the Company awarded options to purchase 4,678 shares of Common Stock to each of the non-employee directors.

The grant date fair value of the stock options awarded to the non-employee directors on May 21, 2011 was calculated using the Black-Scholes option pricing model based on the following assumptions: an expected volatility of 29.2%, an expected term to exercise of 5.91 years from the date of grant, a risk-free interest rate of 2.2%, and a dividend yield of 2.6%. For information about the weighted-average assumptions used to determine the grant date fair value of options granted in 2011, see Note 12 to the Company’s consolidated financial statements included in the 2011 Form 10-K. The discussion in Note 12 reflects weighted-average assumptions on a combined basis for both retirement-eligible and non-retirement eligible employees and non-employee directors.

The actual value, if any, that is realized by a non-employee director from any stock option will depend on the amount by which the market value of the Common Stock exceeds the exercise price of the stock option on the date the stock option is exercised. Accordingly, there is no assurance that the value realized by a non-employee director will be at or near the grant date fair value presented above. These amounts should not be used to predict stock performance.

(4)	The amounts shown in the All Other Compensation column for Messrs. Barksdale and Hassan and Ms. Wright consist of the Company’s payments made in 2012 for the estimated taxes incurred in 2011 in connection with income recognized by the applicable director as a result of the attendance by such director’s family member at a Company event held in 2011. The amount in the All Other Compensation column with respect to Mr. Miles reflects the amounts paid by the Company to compensate Mr. Miles for additional taxes he incurred because of a delayed payment by the Company of amounts owed Mr. Miles under the prior deferral compensation plan for non-employee directors.

Annual Cash Retainer.     The annual cash retainer is intended to provide a balance between cash and equity compensation, as well as to allow the directors to use the cash to pay taxes on their RSUs as they vest without having to sell shares to pay those taxes.

Equity Grants.     All of the stock options granted to non-employee directors have an exercise price equal to the fair market value of the Common Stock on the date of grant and expire 10 years from the grant date. The stock options granted in 2011 vest one year from the date of grant or immediately if the director ceases to serve as a director of the Company as a result of certain designated circumstances, including because the director is not nominated by the Board of Directors to stand for re-election at the annual meeting of stockholders, is not re-elected by the stockholders at the annual meeting, or resigns after receiving fewer than a majority of “for” votes of the votes cast in an uncontested election of directors. The RSUs represent a contingent right to receive the designated number of shares of Common Stock upon completion of the vesting period. The RSUs granted in 2011 vest on the anniversary of the first day of the month in which the RSUs were granted and immediately if the director ceases to serve as a director of the Company as a result of certain designated circumstances, including (i) retirement either due to a mandatory retirement policy or after serving at least five years as a director, (ii) failure to be re-elected by the stockholders after nomination, (iii) resignation after receiving fewer than a majority of “for” votes of the votes cast in an uncontested election of directors, (iv) death or disability, (v) the occurrence of certain transactions involving a change in control of the Company, or (vi) under certain other designated circumstances, with the approval of the Board on a case-by-case basis. If a non-employee director leaves the Board for any other reason, then his or her unvested RSUs are forfeited to the Company. RSUs and options do not have any voting rights. Directors receive dividend equivalents on the RSUs in an amount equal to the regular quarterly cash dividends declared and paid by the Company at the same time that the dividends are paid on outstanding shares of Common Stock.

Expenses.    Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and stockholder meetings. While travel to such meetings may include the use of Company aircraft, if available and appropriate under the circumstances, the directors generally use commercial air or rail transportation services. Directors are also reimbursed for reasonable expenses associated with other Company-related business activities, including participation in director education programs.

The Company provides directors with representative samples of the Company’s products (such as DVDs), promotional items and other merchandise. The Company also periodically invites and generally provides for, or reimburses expenses of, directors and their spouses to attend Company-sponsored events, such as film premieres, screenings, cultural events and the annual meeting of stockholders. For the year ended December 31, 2011, the aggregate incremental cost to the Company for providing directors and their spouses with these Company products and the attendance of directors and their spouses at Company events was well below $10,000 per director. The Company also reimburses each non-employee director for the estimated taxes incurred in connection with any income recognized by the director as a result of the non-employee director’s or spouse’s attendance at such events. From time to time, spouses may also join non-employee directors on Company aircraft when a non-employee director is traveling to or from any Board, committee, or stockholder meeting, which may result in the non-employee director recognizing income for tax purposes. The Company does not reimburse the non-employee director for the estimated taxes incurred in connection with such income.

Ownership Guidelines.    Directors are encouraged to own Common Stock, and within five years of joining the Board, a non-employee director is expected to own at least 10,000 shares of Common Stock. Ten of the 12 non-employee directors own at least 10,000 shares of Common Stock, and an additional non-employee director is expected to own at least 10,000 shares of Common Stock by May 2012 due to the vesting of RSUs on May 1. The remaining non-employee director has been a member of the Board for less than five years.

Deferred Compensation Plan.    Under the Time Warner Inc. Non-Employee Directors’ Deferred Compensation Plan, non-employee directors may elect each year to defer receipt of 10% to 100% of their cash compensation payable during the next calendar year. Each director can elect from the following crediting alternatives to determine the amounts that will be paid after the deferral period: (i) the amount deferred plus annual interest at the prime rate in effect on May 1 of each annual period plus 2%, (ii) the value of a hypothetical investment in shares of Common Stock made at the time of the deferral, plus the notional reinvestment of dividend equivalents based on any regular cash dividends paid by the Company on the Common Stock, or (iii) an allocation of 50% of the amount deferred to each of the crediting alternatives. Amounts deferred are payable in cash in a lump sum or in installments after a director leaves the Board, based on the director’s election made at the time the director elected to defer receipt of the compensation.

Prior Retirement and Deferred Compensation Programs.

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The Company does not currently maintain a retirement plan for its non-employee directors. Prior to 1996, the Company maintained the Time Warner Retirement Plan for Outside Directors. Mr. Miles participated in this plan due to his service as a director of Historic TW. When he retires from the Board on May 15, 2012, Mr. Miles will receive a payment of $30,000 and will receive another payment of $15,000 in 2013, which reflects the 1.5 years he served as a non-employee director of Historic TW prior to May 1996, when the plan was frozen. No other director participated in this plan. In addition, Mr. Novack receives retirement benefits under the terms of the Company’s benefit plans as a result of his past service as an employee of the Company.

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The Company also has a prior deferred compensation plan for non-employee directors under which the directors could previously elect to defer all or a portion of their cash compensation. The Company currently maintains an account under this plan on behalf of Mr. Bollenbach. Amounts previously deferred are increased by one of two separate calculation methods: (i) the application of the average seven-year Treasury constant maturity bond rate for the year at the end of the year or (ii) the hypothetical investment of the amounts deferred in shares of the Common Stock and any dividends that would be earned thereon. The method that would result in the greater value at the end of the deferral period is used to calculate the amount to be paid. Amounts deferred by Mr. Bollenbach are payable in installments beginning in the year following the earlier of when he reaches age 70 or ceases to be a director of the Company for certain specified reasons.

SECURITY OWNERSHIP

Security Ownership of the Board of Directors and Executive Officers

The following table sets forth information concerning the beneficial ownership of Time Warner Common Stock as of January 31, 2012 for each current director, each nominee for election as a director, each of the persons named in the Summary Compensation Table and for all current directors and executive officers as a group. None of the foregoing persons beneficially owned any shares of equity securities of the Company’s subsidiaries as of January 31, 2012.

	Time Warner Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number of Shares	Option Shares (2)	Performance Stock Units (3)	Restricted Stock Units (4)	Percent of Class
James L. Barksdale (5)	40,895	48,815	—	—	*
William P. Barr	19,626	7,400	—	—	*
Jeffrey L. Bewkes (6)	290,244	3,594,434	96,285	48,142	*
Stephen F. Bollenbach (7)	17,353	48,815	—	—	*
Paul T. Cappuccio (8)	85,770	618,228	24,793	20,748	*
Frank J. Caufield	90,852	48,815	—	—	*
Robert C. Clark	13,669	25,704	—	—	*
Mathias Döpfner	7,325	17,034	—	—	*
Jessica P. Einhorn	11,006	21,851	—	—	*
Gary L. Ginsberg	0	17,161	—	—	*
Fred Hassan	36,826	7,400	—	—	*
John K. Martin, Jr. (9)	42,283	582,281	41,305	34,589	*
Michael A. Miles (7)	28,884	48,815	—	—	*
Kenneth J. Novack (10)	22,324	25,704	—	—	*
Olaf Olafsson	9,200	384,121	20,700	16,633	*
Paul D. Wachter (11)	4,532	2,967	—	—	*
Deborah C. Wright	11,339	21,851	—	—	*
All current directors and executive officers (18 persons) as a group (5)-(12)	760,581	5,698,054	194,829	129,932	*

*	Represents beneficial ownership of less than one percent of the outstanding Common Stock as of January 31, 2012.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include, unless otherwise indicated, any shares of Common Stock or other equity securities of the Company that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

Under some of the Company’s deferred compensation programs, a participant may elect to have the value of the participant’s deferred compensation ultimately paid out based on an assumed investment in the Common Stock during the deferral period. Although the assumed investments of the deferred compensation represent an economic interest in the Common Stock, participants do not have any right to vote or receive any Common Stock in connection with these assumed investments, which are ultimately paid in cash. The following share equivalents, or “phantom units,” have been credited to the following individuals under the Company’s deferred compensation programs: Mr. Bewkes, 21,061 share equivalents; Mr. Bollenbach, 28,454 share equivalents; and Mr. Miles, 4,767 share equivalents. These share equivalents are not included in the table above.

(2)	Reflects shares of Common Stock underlying stock options awarded by the Company that were exercisable on or within 60 days of January 31, 2012. These shares are not included in the “Number of Shares” column.

(3)	Reflects shares of Common Stock that were issuable upon the vesting of performance stock units (“PSUs”) on or within 60 days of January 31, 2012. PSUs represent a contingent right to receive shares of Common Stock upon the satisfaction of certain performance criteria. These shares are not included in the “Number of Shares” column.

(4)	Reflects shares of Common Stock that were issuable upon the vesting of RSUs on or within 60 days of January 31, 2012. RSUs represent a contingent right to receive shares of Common Stock. These shares are not included in the “Number of Shares” column.

(5)	Includes 400 shares of Common Stock held by a limited partnership of which Mr. Barksdale is the sole general partner.

(6)	Includes approximately 33,467 shares of Common Stock held by a trust under the Time Warner Savings Plan for the benefit of Mr. Bewkes.

(7)	The number of shares held by Messrs. Bollenbach and Miles includes 348 shares of restricted stock held by each director.

(8)	Includes approximately 248 shares of Common Stock held by a trust under the Time Warner Savings Plan for the benefit of Mr. Cappuccio.

(9)	Includes approximately 920 shares of Common Stock held by a trust under the Time Warner Savings Plan for the benefit of Mr. Martin.

(10)	Includes 175 shares of Common Stock held by the Novack Family Foundation, of which Mr. Novack and his wife are two of nine trustees who share voting power with respect to the shares. Mr. Novack disclaims beneficial ownership of shares held by the Novack Family Foundation.

(11)	Includes 3,000 shares of Common Stock held by the Wachter Family Trust, of which Mr. Wachter and his spouse are the trustees and beneficiaries. Mr. Wachter and his spouse share voting and investment power with respect to the shares.

(12)	The number of shares held by all current directors and executive officers as a group includes (i) an aggregate of approximately 34,956 shares of Common Stock held by a trust under the Time Warner Savings Plan for the benefit of employees of the Company and (ii) an aggregate of approximately 6,448 shares of Common Stock held in the 401(k) plan of or directly by an executive officer’s spouse, for which the executive officer disclaims beneficial ownership.

Security Ownership of Certain Beneficial Owners

Based on a review of filings with the SEC, the Company has determined that the following person is the holder of more than 5% of the outstanding shares of Common Stock as of December 31, 2011:

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned	Percent of Class
Dodge & Cox (1)	54,751,609	5.5%
555 California Street, 40th Floor
San Francisco, CA 94104

(1)	Based solely on a Schedule 13G/A filed by Dodge & Cox with the SEC on February 10, 2012.

AUDIT-RELATED MATTERS

Report of the Audit and Finance Committee

In accordance with its charter, the Audit Committee assists the Board of Directors in fulfilling its responsibilities in a number of areas. These responsibilities are described above under “Corporate Governance and Board Matters – Committees of the Board” beginning on page 27 and in its charter, which is posted on the Company’s corporate governance webpage at www.timewarner.com/governance.

In connection with its review of the Company’s 2011 year-end financial statements, the Audit Committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee also discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended and as adopted by the Public Accounting Oversight Board in Rule 3200T, including the quality and acceptability of the Company’s accounting policies, financial reporting processes and controls.

In addition, the Audit Committee received the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee also discussed with the independent auditors the auditors’ independence from the Company and its management. In determining that the auditors are independent, the Audit Committee also considered whether the provision of any of the non-audit services described below under “Fees of the Independent Auditors” is not compatible with maintaining their independence.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their reports, express opinions on the fair presentation of the Company’s annual consolidated financial statements in conformity with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. In reliance on the reviews and discussions referred to in this Report of the Audit and Finance Committee and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

Members of the Audit and Finance Committee

Deborah C. Wright (Chair)

Stephen F. Bollenbach

Robert C. Clark

Jessica P. Einhorn

Fred Hassan

Paul D. Wachter

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

The Audit Committee has established a policy (the “Pre-Approval Policy”) requiring its pre-approval of all audit services and permissible non-audit services provided by the independent auditors, along with the associated fees for those services. The Pre-Approval Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval. The Pre-Approval Policy requires the specific pre-approval of all other permitted services. The Audit Committee has delegated to its Chair the authority to address certain requests for pre-approval of audit and permissible non-audit services between meetings of the Audit Committee, and the Chair must report her pre-approval decisions to the Audit Committee at its next regular meeting.

Services Provided by the Independent Auditors

The aggregate fees for services provided by Ernst & Young LLP to the Company with respect to the years ended December 31, 2011 and 2010 are as set forth below.

Fees of the Independent Auditors

Type of Fees	2011	2010 (5)
Audit Fees (1)	$15,988,000	$15,892,000
Audit-Related Fees (2)	1,408,000	547,000
Tax Fees (3)	830,000	1,486,000
All Other Fees (4)	88,000	0

Total Fees for Services Provided	$18,314,000	$17,925,000

(1)	Audit Fees were for audit services, including (a) the annual audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditors to be able to form an opinion on the Company’s consolidated financial statements, (b) the audit of the effectiveness of the Company’s internal control over financial reporting, (c) consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies, (d) international statutory audits, and (e) services that only the independent auditors reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings and assistance in responding to SEC comment letters.

(2)	Audit-Related Fees were principally for services related to (a) agreed-upon procedures or expanded audit procedures to comply with contractual arrangements or regulatory reporting requirements, (b) audits of employee benefit plans, and (c) services pertaining to acquisitions, dispositions and the related accounting or disclosure treatment for such transactions or events.

(3)	Tax Fees were for services related to (a) tax compliance, (b) tax planning and tax advice, and (c) expatriate tax services.

(4)	All Other Fees were for services related to a benchmarking study related to the theatrical and home entertainment releases of companies in the motion picture industry that participated in the study.

(5)	The audit fees for 2010 have been increased by $1,465,000 from the amount presented in the proxy statement for the 2011 Annual Meeting of Stockholders (the “2011 Proxy Statement”) to reflect fees for audit services related to the 2010 fiscal year that were billed by Ernst & Young LLP after the distribution of the 2011 Proxy Statement to stockholders.

None of the services related to Audit-Related Fees or Tax Fees presented above were approved by the Audit and Finance Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the SEC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) discusses the compensation provided to the following “named executive officers” in 2011 for services provided to the Company. Their compensation is set forth in the Summary Compensation Table and the other compensation tables that follow this CD&A.

Name	Position with the Company during 2011
Jeffrey L. Bewkes	Chairman and Chief Executive Officer
John K. Martin, Jr.	Chief Financial and Administrative Officer
Paul T. Cappuccio	Executive Vice President and General Counsel
Gary L. Ginsberg	Executive Vice President, Corporate Marketing and Communications
Olaf Olafsson	Executive Vice President, International and Corporate Strategy

The Company encourages you to read this CD&A in conjunction with the advisory vote to approve the compensation of the named executive officers as discussed in this Proxy Statement. See “Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation” beginning on page 21.

Executive Summary

The following summary provides an overview of Time Warner’s executive compensation program, 2011 business highlights, 2011 compensation, the pay-for-performance design of the executive compensation program, the Company’s engagement with stockholders and changes to the executive compensation program in 2011 and early 2012.

Executive Compensation Program

•	The compensation for the named executive officers consists primarily of base salary, a cash bonus, and long-term incentive awards consisting of stock options, RSUs and PSUs.

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The philosophy underlying the executive compensation program is to (i) tie a significant portion of the named executive officers’ compensation to the Company’s performance as measured by a variety of factors, including financial results, stock price performance and progress on the Company’s key long-term strategic objectives, thereby aligning executive officers’ interests with those of stockholders, (ii) further align the named executive officers’ interests with those of stockholders by having a significant amount of compensation in equity and requiring named executive officers to hold a substantial amount of the Company’s Common Stock, and (iii) attract, retain and motivate talented executives.

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See pages 56 to 57 of this CD&A for a table that highlights the Company’s executive compensation practices – both the practices the Company has implemented and the practices that the Company does not engage in.

Business Highlights

While 2011 marked another year of uncertainty and challenges in the global economy and financial markets, as a result of the effective leadership of the Company’s executive officers, the Company had a strong year financially.

•	Revenues rose 8% from 2010 to $29.0 billion in 2011.

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Operating income rose 7% from 2010 to $5.8 billion in 2011. Adjusted Operating Income increased 9% from 2010 (see Annex A to this Proxy Statement for the definition of Adjusted Operating Income). Diluted Income per Common Share increased from $2.25 per common share for 2010 to $2.71 for 2011.

•	Adjusted EPS grew 20% from 2010, exceeding the Company’s business outlook. See Annex A to this Proxy Statement for the definition of Adjusted EPS.

•	The Company delivered solid Free Cash Flow. See Annex A to this Proxy Statement for the definition of Free Cash Flow.

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The Company produced returns on invested capital (excluding the impact of purchase price adjustments from the restructuring of Time Warner Entertainment Company, L.P. in 2003 and the merger of AOL and Time Warner in 2001) of approximately 20% in 2011 and 2010. See Annex A to this Proxy Statement for a definition of return on invested capital, excluding purchase price adjustments, and a reconciliation to return on invested capital for 2011 and 2010.

As a result of the efforts of the Company’s executive officers, the Company also made significant progress toward achieving its key long-term strategic objectives, including increasing its investment in programming to drive future ratings and revenue increases, advancing the digital transition of its businesses, growing its international businesses, and improving operational and capital efficiency. A few examples of the Company’s strategic and operational achievements are:

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Increasing investments in programming. In 2011, the Company continued to invest aggressively to create, acquire and market compelling content. The success of this key strategic objective was evident in 2011. For example, Turner Sports’ and CBS Sports’ exclusive live coverage of the NCAA Men’s Basketball Tournament in March 2011 was the most-watched NCAA Tournament since 2005. Warner Bros.’ Harry Potter and the Deathly Hallows: Part 2 broke multiple industry records during its opening weekend in July 2011 and grossed more than $1.3 billion worldwide at the box office through December 31, 2011.

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Advancing the digital transitions of its businesses. In 2011, the Company continued to develop and accelerate new business models that harness technology to improve the consumer experience in a way that supports the Company’s economics. For example, HBO successfully launched the HBO GO authenticated online video service on mobile devices, including the iPad, iPhone and Android smart phones. As of December 31, 2011, TV Everywhere versions of Turner’s networks were available to 76 million U.S. households. In October 2011, Warner Bros. became the first studio to release UltraViolet compatible titles. As of December 31, 2011, Time Inc. had launched tablet editions of all of its U.S. magazines.

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Growing the company’s international businesses. During 2011, the Company continued to grow its international businesses, with Warner Bros. films grossing $2.9 billion at the international box office in 2011 and increasing international local production of films and television programming; Turner rolling out new features at its international networks, such as HD and on demand; and HBO launching HBO GO as an authenticated service in several countries.

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Improving operational and capital efficiency. The Company strengthened its balance sheet, taking advantage of the historically low interest rates in the credit markets to issue $3.0 billion of debt, and amended its revolving credit facilities to reduce their cost and extend their maturities. In early 2011, the Board of Directors approved an increase in the quarterly cash dividend to $0.235 per share and increased the Company stock repurchase program authorization to $5.0 billion. The Company returned $5.6 billion to stockholders through dividends and share repurchases in 2011.

Pay-for-Performance Design of the Executive Compensation Program

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Time Warner’s executive compensation program is designed so that a high percentage of each named executive officer’s total target compensation is performance-based. The performance measures for determining cash bonuses are based on a combination of short-term Company financial performance and progress in achieving the Company’s long-term strategic objectives, which are reflected in the named executive officers’ individual performance goals. The compensation program uses Adjusted Divisional Pre-Tax Earnings and Free Cash Flow (for cash bonuses) and Adjusted EPS as reported by Bloomberg (for PSUs), which are consistent with the measures that the Company uses to evaluate its financial performance and are aligned with driving long-term stockholder value. See Annex A to this Proxy Statement for the definition of Adjusted Divisional Pre-Tax Earnings.

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Time Warner’s executive officers are granted equity awards with multi-year vesting or performance periods, which the Compensation Committee believes provides incentives for the executive officers to create and maintain stockholder value over a number of years and aligns executives’ interests with those of stockholders. Under the Compensation Committee’s policy, at least 50% of “full-value” stock awards (i.e., RSUs and PSUs) to named executive officers must be performance-based.

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To illustrate the pay-for-performance design of the executive compensation program, the charts below reflect the mix of 2011 total target variable and fixed compensation for Mr. Bewkes and for the other named executive officers as a group. For the purposes of the charts, total 2011 target variable compensation consists of the target annual bonus and target annual value of long-term incentive awards.

2011 Compensation

•	The base salaries of Messrs. Bewkes, Cappuccio and Ginsberg remained at their 2010 levels.

Because of the expanded scope of Mr. Martin’s responsibilities when he assumed the responsibilities of Chief Administrative Officer, the Company and Mr. Martin entered into an amended and restated employment agreement, effective as of January 1, 2011, which provided for (i) an increase in his base salary from $1.5 million to $1.6 million, (ii) an increase in his annual target bonus from $3.75 million to 300% of his base salary, and (iii) an increase in the target value of his annual long-term incentive compensation from $3.25 million to $4.3 million, commencing with grants made in 2012.

Following the expiration of Mr. Olafsson’s term of employment under his prior employment agreement on July 31, 2011, the Company and Mr. Olafsson entered into an amended and restated employment agreement, effective as of August 1, 2011, which provided for (i) an increase in his base salary from $750,000 to $800,000, (ii) an increase in his annual target bonus after 2011 from 100% to 150% of his base salary (with his 2011 target bonus prorated at 100% of $750,000 from January 1, 2011 through June 30, 2011 and 150% of $800,000 for the period from July 1, 2011 through December 31, 2011), and (iii) a decrease in the target value of his annual long-term incentive compensation from $1.5 million to $1.3 million, commencing with grants made in 2012.

The changes to Messrs. Martin’s and Olafsson’s compensation generally reflected the Compensation Committee’s evaluations, with the assistance of its independent compensation consultant, of the executive’s performance and responsibilities, as well as competitive market data for the Company’s peers, primarily reflecting the entertainment/media peer group. For Mr. Olafsson, competitive data was not available for the Company’s broad industry peer group.

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For 2011, the named executive officers received above-target bonuses that reflected not only the Company’s 2011 strong financial performance, but also their leadership and execution of the Company’s key long-term strategic objectives. However, the bonus for Mr. Bewkes was lower than for 2010, reflecting the fact that the Company, although posting strong results for 2011, did not surpass the financial targets by as great an amount as it did in 2010.

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In early 2011, the named executive officers received long-term incentive awards consisting of stock options, RSUs and PSUs. The mix of equity awards was intended to deliver 40% of the award value through stock options and 60% of the award value through a combination of RSUs and PSUs. The PSUs granted in 2011 have a three-year performance period and performance measures based on (i) the percentile rank of the total stockholder return (“TSR”) of the Common Stock relative to the TSR of the other companies in the S&P 500 Index and (ii) the Company’s growth in Adjusted EPS relative to the growth in Adjusted EPS (as reported by Bloomberg) of the other companies in the S&P 500 Index.

Changes to the Executive Compensation Program in 2011 and Early 2012

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The Compensation Committee approved a modified PSU program design for 2012 that places a greater emphasis on Adjusted EPS performance and provides a clearer incentive for executives to drive shareholder value. In selecting new performance measures, the Compensation Committee considered a number of alternatives and decided on a design that balances 3-year Adjusted EPS performance with TSR performance relative to the TSR of the S&P 500. The Compensation Committee believes that the executive officers who are awarded PSUs have a clear line-of-sight into how superior performance will affect Adjusted EPS, which in turn should lead to strong stockholder returns. Additionally, Adjusted EPS is one of the primary measures that the Company and investors use to measure the Company’s performance. The Compensation Committee also recognizes that relative TSR is an important measure of the Company’s performance for stockholders and it thus remains an integral part of the performance formula. Therefore, the number of PSUs that will ultimately vest will be determined by (i) the Company’s cumulative Adjusted EPS for the 3-year performance period compared to a cumulative target Adjusted EPS for the Company for the same period approved by the Compensation Committee and (ii) the percentile rank of the TSR of the Common Stock relative to the TSR of the other companies in the S&P 500 Index for the performance period. See Annex A to this Proxy Statement for the definition of Adjusted EPS.

At the end of the 3-year performance period, a percentage (between 0% and 200%) of the target number of PSUs will be determined based on the cumulative Adjusted EPS achieved (the “Base Percentage”). The Base Percentage will then be multiplied by a factor ranging from 80% to 120% (the “TSR Factor”), depending on the Company’s TSR percentile for the performance period (the TSR Factor will be determined by linear interpolation with a TSR percentile at or below the 25th percentile resulting in a TSR Factor of 80% and a TSR percentile at or above 75th percentile resulting in a TSR Factor of 120%), but the number of shares that can be earned is capped at 200% of the target.

The Compensation Committee may take into account the impact of major unplanned strategic decisions (including unplanned repurchases of the Common Stock by the Company), regulatory changes and external developments in determining the Adjusted EPS achieved.

To maintain the tax-deductibility of the PSUs upon vesting, the awards are subject to an additional performance condition based on adjusted net income for a 1-year period, intended to satisfy the requirements under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

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The Compensation Committee also approved a new performance condition for RSUs awarded to the named executive officers beginning in 2012 so that the compensation would be tax deductible by the Company under Section 162(m) following the vesting of the RSUs. In addition to the time-based vesting over four years, the vesting of RSUs granted in 2012 is subject to the same performance condition based on adjusted net income as the PSUs awarded to the named executive officers in 2012.

•	The Compensation Committee also approved changes to existing policies and practices relating to equity grants:

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The Compensation Committee’s policy that at least 50% of the “full-value” stock awards (i.e., RSUs and PSUs) granted to executive officers be performance-based was modified so that this requirement would continue to be applied but, beginning in 2012, be based on the value of the full-value stock awards, rather than the number of the full-value stock awards. While this change does not substantially affect the number of stock awards granted to the executive officers, it better reflects the Company’s practice of determining and communicating the awards based on value.

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The mix of long term incentives granted to the executive officers (consisting of stock options, RSUs and PSUs representing 40%, 30% and 30%, respectively, of the total equity award value in 2011) was changed so that it would be more consistent with the mix of long term incentives provided to the Company’s other employees and reduce the Company’s share utilization. In 2012, stock options, PSUs and RSUs represent 30%, 35% and 35% of the total equity award value, respectively.

2011 Advisory Vote to Approve Named Executive Officer Compensation and Stockholder Engagement

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At the 2011 Annual Meeting, the Company’s stockholders voted on an advisory basis on the compensation of the named executive officers as disclosed in the proxy statement for the 2011 Annual Meeting. A significant majority of the votes cast (77.45%) at the 2011 Annual Meeting on that proposal were cast in favor of the proposal. In addition, at the 2011 Annual Meeting, the Company’s stockholders voted, on an advisory basis, on whether future advisory votes to approve named executive officer compensation should be held every year, every two years, or every three years. After taking into consideration the voting results, the Board decided that the Company will hold an advisory vote to approve named executive officer compensation annually.

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The Company actively engages with its stockholders regularly on a variety of topics, including executive compensation and corporate governance. In accordance with its practice, the Company discussed its executive compensation policies and practices with a number of its stockholders both prior to and following the 2011 Annual Meeting. The discussions following the 2011 Annual Meeting included discussions of the stockholders’ views on the executive compensation program, the reasons for votes cast against the advisory vote on executive compensation and suggestions relating to the Company’s executive compensation program and disclosure. Based on those discussions, the Company has highlighted and clarified certain aspects of its executive compensation program in this CD&A, including the alignment between pay and performance. In addition, the Compensation Committee discussed the results of the advisory vote and the feedback provided by the Company’s stockholders when it reviewed certain components of the executive compensation program after the 2011 Annual Meeting.

Compensation Philosophy and Components of Executive Compensation

The Compensation Committee continues to be guided by the following key principles in determining the compensation of the Company’s executive officers:

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Accountability for Business Performance.     Compensation should be tied in part to the Company’s financial and operating performance, so executives are held accountable through their compensation for the performance of the Company’s businesses.

•	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s performance.

•	Alignment with Stockholder Interests. Compensation should be tied in part to the Company’s stock performance to align executives’ interests with those of the Company’s stockholders.

•	Retain and Attract Talent. Compensation should reflect the competitive marketplace, so the Company can attract, retain, and motivate talented executives.

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Independence.     An independent committee of the Board should be responsible for reviewing and establishing the compensation for all the Company’s executive officers, as well as the Company’s overall compensation and benefits programs. The committee should have the power and funding to retain its own advisers, who report directly to the committee, to assist the committee in carrying out its responsibilities.

The chart below summarizes the key components of the Company’s compensation program for executive officers, how each component advances the Compensation Committee’s compensation philosophy and any principal actions taken in 2011 and early 2012 with respect to the component.

Compensation Component	Description	Objectives
Base Salary

Fixed compensation component.

The minimum salary level is set forth in each executive officer’s employment agreement.

Consistent with pay-for-performance philosophy, represents the smallest component of total target compensation.

Attract, retain, and motivate executive officers by providing a competitive level of fixed compensation based on the executive officer’s responsibilities.
Cash Bonuses

Variable and performance-based compensation component.

Target amounts for each executive officer are set by the Compensation Committee. Actual payouts may be less or greater than the target amounts based on the Company’s financial performance and individual performance against pre-set goals.

Align bonus amounts with near-term performance against the financial goals and progress against long-term strategic objectives.

Intended to promote alignment with stockholder interests by providing incentives for executive officers to increase the value of the Company based on strong financial performance and progress toward achieving long-term strategic objectives.

Ensure cost-effective and efficient use of cash and equity by offering the appropriate amounts and mix of compensation.

Long-Term Incentive Awards

Variable compensation component and linked to stock and/or Company performance.

Generally a mix of stock options, RSUs and PSUs, with multi-year vesting or performance periods.

Amounts actually earned will depend on the value of the Common Stock following the grant and, for PSUs, Company performance.

Promote retention, advance pay-for-performance, and reinforce the link between the interests of the executive officers and the stockholders balancing prospective value creation (through stock options and RSUs) and long-term financial returns (through PSUs).

Increase cost-effectiveness and efficient use of cash and equity by offering the appropriate amounts and mix of compensation.

Compensation Component	Description	Objectives
Retirement Programs

In 2011, these programs consisted of (i) qualified savings plans and defined benefit pension plans and (ii) nonqualified deferred compensation plans and programs and defined benefit plans.

In conjunction with the amendments to the Company’s domestic defined benefit pension plans in 2010 to freeze benefit accruals effective June 30, 2010, the Company approved the Time Warner Supplemental Savings Plan, a nonqualified deferred compensation plan. In 2011, the Company implemented the plan, which allows employees who earn more than the Internal Revenue Services compensation limit applicable to qualified 401(k) plans ($245,000 in 2011) (including each of the named executive officers) to defer eligible compensation above the compensation limit and receive a Company match on amounts up to $500,000 of eligible compensation. The Company matches 133 1/3% of the first 3% of deferred eligible pay and 100% of the next 3% of deferred eligible pay for a maximum matching contribution of 7%.

Permit employees to plan and save for retirement while being mindful of the cost to the Company.
Personal Benefits	Personal benefits include financial services reimbursement, life insurance benefits and transportation-related services. Taxes on personal benefits are the sole responsibility of the executives.

Provide a competitive level of benefits at a reasonable cost to the Company.

For security reasons, the Chairman and CEO is provided with a car and driver and is encouraged to use Company aircraft for business and personal use.

How Executive Compensation is Established

Role of the Compensation Committee.     The Compensation Committee, which consists of six independent directors, is responsible for determining the compensation of the named executive officers and other executive officers. The Compensation Committee retained Pay Governance LLC, an independent compensation consultant, to assist the Compensation Committee in the continued development and evaluation of the Company’s compensation policies and practices and the Committee’s determination of compensation. The Compensation Committee has the sole authority to retain and terminate the independent compensation consultant and to review and approve the consultant’s fees and other retention terms. For additional information regarding Pay Governance LLC, including a description of services provided in 2011, see page 61.

Role of the Board of Directors.     The Board has retained the authority to approve new executive compensation plans, new equity plans and material amendments to existing executive compensation plans. It has delegated its authority with respect to other executive compensation matters to the Compensation Committee. The Board receives reports from the Compensation Committee on its actions and recommendations following every Compensation Committee meeting. The Board also reviews the Company’s executive compensation and benefits programs each year, including the key terms of employment agreements for the named executive officers.

Role of Management.     Management provides data, analysis and recommendations for the Compensation Committee’s consideration regarding the Company’s executive compensation program and policies and assists the Compensation Committee in carrying out its responsibilities. Management also provides information to the Compensation Committee’s independent compensation consultant in connection with the consultant’s role advising the Compensation Committee. During 2011, Mr. Bewkes, Mr. Martin, the Senior Vice President & Chief Human Resources Officer, and the Senior Vice President, Global Compensation and Benefits, each generally attended the Compensation Committee’s meetings. The Compensation Committee also meets regularly in executive session outside the presence of management. While the Compensation Committee considers the recommendations of Mr. Bewkes and the input received from its independent compensation consultant, all compensation decisions for the named executive officers are made by the Compensation Committee.

Use of Peer Groups.     The Compensation Committee believes that an understanding of the compensation provided to executives in comparable positions at peer companies is important and helps to ensure that the total target compensation provided to the executive officers is set at an appropriate competitive level to reward, attract and retain top performers over the long term. The Compensation Committee does not target a specific percentile of total target direct compensation based on compensation provided to executives at peer companies. Similarly, although the Compensation Committee is provided with information for the peer groups regarding the individual components of compensation, the Compensation Committee does not separately set targets for individual components of compensation against the different peer groups. The Compensation Committee is responsible for reviewing and approving the peer group or groups.

During 2011, the Compensation Committee primarily used an entertainment/media peer group while also considering data for a broad industry peer group as a more general reference point. The Compensation Committee used the same peer groups in 2010.

Entertainment/Media Peer Group.     The Company competes most directly to recruit and retain executives against a relatively small number of large, complex and diversified media and entertainment companies where executives possess skills and experience that are most relevant for the Company’s businesses. Accordingly, the Compensation Committee pays particular attention to the compensation practices of the following companies:

CBS Corporation	News Corporation	Viacom Inc.
NBCUniversal*	Sony Corporation*	The Walt Disney Company

*	Used when data is available for a position.

Broad Industry Peer Group.     This peer group includes multi-national and multi-divisional companies with consumer-oriented branded businesses, and is intended to reflect a broader range of major companies with which Time Warner competes in recruiting and retaining executives. This group consists of the following 23 companies:

Abbott Laboratories	General Electric Co.	News Corporation
Altria Group Inc.	Google Inc.	PepsiCo Inc.
Apple Inc.	Hewlett-Packard Co.	Procter & Gamble Co.
CBS Corporation	Johnson & Johnson	Sprint Nextel Corporation
Coca-Cola Co.	Kimberly-Clark Corp	Verizon Communications Inc.
Comcast Corporation	Kraft Foods Inc.	Viacom Inc.
E.I. DuPont de Nemours and Co.	McDonald’s Corp.	The Walt Disney Company
FedEx Corp.	Microsoft Corporation

The Compensation Committee assesses the competitiveness of the Company’s executive compensation by comparing the total target direct compensation for the Company’s executive officers (consisting of base salary, target cash bonus and the target annual value of long term incentive awards) to the total target direct compensation of the executive officers at the two peer groups. The Compensation Committee generally assesses competitive compensation information on an annual basis and in connection with new executive compensation arrangements or other changes in an executive’s compensation.

The following table shows how the named executive officers’ 2011 total target direct compensation compared against the two peer groups. The number of companies from each peer group included in the information for the named executive officers varies because information is not available for comparable positions at every company in the applicable peer group. For example, for Messrs. Ginsberg and Olafsson, information was available from only two companies in the primary entertainment/media peer group. Broad industry peer group data were not available for Mr. Olafsson’s position. For the broad industry peer group, the size of the sample pool for the other named executive officers ranged from a low of seven companies to a high of 17 companies.

	Applicable Companies in Entertainment/Media Peer Group	Entertainment/Media Peer Group	Broad Industry Peer Group
Jeffrey L. Bewkes	CBS Corporation, News Corporation, The Walt Disney Company and Viacom Inc.	Below range	Between the 75th and 90th percentile
John K. Martin, Jr.	CBS Corporation, News Corporation, The Walt Disney Company and Viacom Inc.	Within range*	Between the 75th and 90th percentile
Paul T. Cappuccio	CBS Corporation, The Walt Disney Company and Viacom Inc.	Within range	Between the 75th and 90th percentile
Gary L. Ginsberg	The Walt Disney Company and Viacom Inc.	Above range*	Above 75th percentile
Olaf Olafsson	The Walt Disney Company and Viacom Inc.	Within range*	N/A

*	The scope and nature of responsibilities for these positions varies substantially among the entertainment/media peers. As Chief Financial and Administrative Officer, Mr. Martin has responsibility for administration functions in addition to the areas traditionally overseen by chief financial officers. Mr. Ginsberg has responsibility for corporate marketing as well as corporate communications, and Mr. Olafsson is responsible for international and corporate strategy and investments. In addition, information is available for only two of the entertainment/media peer companies for each of Messrs. Ginsberg and Olafsson. The Compensation Committee takes these considerations into account when reviewing the competitive market data.

2011 Compensation

Considerations in Determining 2011 Compensation.    In determining 2011 compensation, the Compensation Committee considered (i) the performance of each named executive officer, (ii) the nature and scope of each named executive officer’s duties, (iii) the terms of each named executive officer’s employment agreement, (iv) the named executive officer’s prior compensation and performance at the Company, (v) the pay of similarly situated executives within the Company, (vi) data on market compensation levels (including information for similar positions at companies in the peer groups) and (vii) the economic environment.

In considering any individual element of a named executive officer’s compensation, the Compensation Committee considers that element in relation to the individual named executive officer’s total compensation (i.e., base salary, cash bonus and long-term incentives). In making its determinations, the Compensation Committee exercises its discretion with respect to the factors considered, as well as their relative importance, to arrive at a compensation decision for each named executive officer based on the totality of the information considered. In reaching the compensation determinations for Mr. Martin, the Compensation Committee also considered the significant increase in Mr. Martin’s responsibilities when he assumed the responsibilities of Chief Administrative Officer. In reaching its compensation determinations for Mr. Bewkes, the Compensation Committee also considered the differences in his roles and scope of responsibilities as Chairman and CEO as compared to the other named executive officers. The Compensation Committee determined that the compensation for Mr. Bewkes was appropriate in light of the broader scope and the level of his duties as compared to the other named executive officers, as well as the compensation levels for executives in similar positions to Mr. Bewkes at the peer group companies.

Base Salary.    Mr. Martin received a base salary increase in 2011, which was the result of the significant increase in his responsibilities when he assumed the additional role of Chief Administrative Officer as of January 1, 2011, and his entry into an amended and restated employment agreement with the Company. In addition, Mr. Olafsson received a base salary increase in 2011 in connection with his entry into an amended and restated employment agreement with the Company. The term of employment under Mr. Olafsson’s prior employment agreement ended on July 31, 2011.

Performance-Based Compensation.    The Company’s compensation programs emphasize variable performance-based compensation that provides an opportunity to reward executives for contributing to financial and operational performance (through cash bonuses and PSUs) and stock price appreciation (through long-term equity incentives) without encouraging excessive risk taking.

Cash Bonuses.    The performance based cash bonuses compensate individuals based on the achievement of specific annual financial criteria and individual goals that the Compensation Committee believes correlate closely with the growth of long-term stockholder value and progress on the Company’s key long-term strategic objectives. The following describes the process the Compensation Committee followed in determining the cash bonuses for 2011:

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Approve target bonuses.    At the beginning of the year, the Compensation Committee reviews and approves the target bonus for each executive officer. When reviewing target bonuses, the Compensation Committee considers: (i) the nature and scope of each executive’s responsibilities, (ii) the minimum target bonuses specified in the executive’s employment agreement, (iii) the target bonuses of similarly situated executives within the Company, and (iv) data showing competitive market compensation levels. See the table on page 55 for the named executive officers’ target bonuses for 2011.

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Establish Company financial criteria and individual performance goals for each executive.     In early 2011, the Compensation Committee approved Company financial criteria and individual performance goals and a 70% weighting for the Company’s financial performance and a 30% weighting for individual performance to emphasize the importance of achieving strong financial performance while reinforcing individual accountability for the executive’s individual performance against the executive’s goals.

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The Company financial criteria for 2011 cash bonuses consisted of ranges based on the Company’s 2011 budget for each of (i) Adjusted Divisional Pre-Tax Earnings and (ii) Free Cash Flow. The Compensation Committee selected Adjusted Divisional Pre-Tax Earnings and Free Cash Flow to measure the Company’s financial performance for the following reasons:

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Adjusted Divisional Pre-Tax Earnings is consistent with Adjusted Operating Income, and Adjusted Operating Income and Free Cash Flow are two of the primary measures that the Company uses to evaluate its financial performance;

•	Adjusted Divisional Pre-Tax Earnings provides accountability for capital allocation; and

•	Free Cash Flow gives a clear view of the Company’s ability to generate cash, which enables the Company to pursue actions that enhance stockholder value.

The Compensation Committee assigned a weighting of 70% to Adjusted Divisional Pre-Tax Earnings and 30% to Free Cash Flow based on its view of the relative importance of these measures as indicators of the Company’s operating performance over both the short and long term. The performance measures and relative weightings were the same as were used in 2010.

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The Compensation Committee periodically considers a variety of metrics for measuring performance, including those that some investors and proxy advisory firms use. For example, the Compensation Committee previously considered return on assets and return on equity to measure performance but concluded that these measures were not meaningful measures of the Company’s financial performance due to the goodwill and intangible assets resulting from the merger of Historic TW with Historic AOL in 2001 and the restructuring of Time Warner Entertainment Company, L.P. in 2003. These transactions have the effect of depressing returns due to the substantial amount of goodwill and intangible assets that remain on the Company’s balance sheet. For a discussion of the Company’s return on invested capital in 2011, excluding purchase price adjustments related to the goodwill and intangible assets from these transactions, see page 41 of this CD&A. Return on invested capital is an alternative measure of return on assets that includes returns on both debt and equity capital.

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The individual goals for the named executive officers were tailored to each individual’s position and focused on supporting the Company’s key long-term strategic objectives as well as talent development and diversity.

•	Evaluate Company financial performance. In January 2012, the Compensation Committee reviewed the Company’s performance against the financial criteria established at the beginning of 2011.

Performance Measure ($ in millions)	% of Financial Component	2011 Financial Performance Framework		Performance Rating
		50%	150%
Adjusted Divisional Pre-Tax Earnings*	70%	$5,525	$6,025	127%
Free Cash Flow*	30%	$1,800	$2,600	150%
2011 Financial Performance Rating				135%

*	See Annex A to this Proxy Statement for the definitions of Adjusted Divisional Pre-Tax Earnings and Free Cash Flow.

The Compensation Committee approved a financial performance rating of 135%. In determining the final performance rating, the Compensation Committee took into account the impact of costs relating to unbudgeted restructurings and investments that affected financial performance in 2011, but were undertaken to improve long-term results. This was consistent with the Compensation Committee’s practice of making adjustments that reflect strategic decisions during the year and significant items or events that were not anticipated when the financial performance criteria were approved at the beginning of the year, and that would have been reflected if they had been anticipated at the time. The Compensation Committee believes that the adjustments help limit any disincentive for management to take actions that would benefit long-term results to the detriment of short-term results. While the Compensation Committee can consider potential adjustments, it does not always make adjustments when determining the financial performance rating. For instance, in 2010, the Compensation Committee did not make any adjustments to actual performance in setting the financial performance rating.

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Evaluate individual performance.    Mr. Bewkes discussed the performance of the other named executive officers with the Compensation Committee. The Compensation Committee evaluated the individual performance of Mr. Bewkes and each of the other named executive officers in 2011 against their respective goals, and approved individual performance ratings (based on a maximum possible rating of 150%) of 135% for Mr. Bewkes, 140% for Mr. Martin, 135% for Mr. Ginsberg, and 130% for each of Messrs. Cappuccio and Olafsson.

The Compensation Committee noted the following accomplishments without assigning weightings to any individual accomplishment:

Mr. Bewkes

¡	Effectively led the Company’s execution of its key long-term strategic objectives in a challenging global economic environment.

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Provided strategic direction regarding the digital transitions at each of the Company’s divisions, including the TV Everywhere initiative, the development of tablet editions of magazines, and the evaluation of home video windows.

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Oversaw the implementation of the Company’s capital plan, pursuant to which the Company maintained a strong balance sheet (including extending the maturities of its $5.0 billion credit facilities at historically low rates) and returned $5.6 billion to stockholders in the form of increased dividends and share repurchases.

¡	Continued to effectively increase the strategic and operating coordination between the Company’s business units.

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Successfully communicated the Company’s strategy to external constituencies, including investors and governmental officials, and worked closely with the Board to continue to enhance its oversight of the Company’s strategy and businesses.

Mr. Martin

¡	Oversaw the Company’s public financial disclosures and maintained effective internal controls.

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Continued effective leadership of the Company’s finance organization through initiatives to enhance the Company’s budgeting and forecasting processes, enhance the Company’s mergers and acquisitions strategy and improve communications with investors and other constituencies.

¡	Provided strategic advice to the Company’s Chairman and CEO regarding acquisitions and was actively involved in key negotiations on a number of potential and completed acquisitions.

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Led efforts to improve the Company’s capital structure in a highly volatile environment, including raising $3.0 billion of new debt at very attractive rates and extending the maturities of its $5.0 billion credit facilities.

¡	Assumed responsibility for the Company’s Administrative function and led efforts to improve operational efficiencies, with increased investment in revenue-producing areas and a reduction in overhead.

Mr. Cappuccio

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Continued to lead the legal function, providing effective advice and assistance, individually and through the legal department, with respect to litigation matters, public disclosures and SEC filings, and in connection with significant transactions, including $3.0 billion of public debt issuances, several key executive employment and separation agreements, critical vendor contracts and a number of potential and completed acquisitions.

¡	Continued to maintain an effective compliance program throughout the Company.

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Provided important and effective legal and business strategy advice to the Company’s Chairman and CEO, the Board and the divisions on a number of complex issues, including matters relating to digital distribution platforms.

Mr. Ginsberg

¡	Focused media attention on the Company’s leadership in the transition of content to digital.

¡	Formulated an effective message regarding the Company’s use of scale to promote its content and brands, and its focus on producing the highest quality content.

¡	Re-focused the Global Media Group on cross-divisional marketing.

Mr. Olafsson

¡	Provided advice and assistance in connection with the Company’s expansion in high-growth territories and advanced local language television and film production efforts.

¡	Helped refine and implement the Company’s digital strategy.

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Provided advice and assistance on a number of potential and completed acquisitions and opportunities with key strategic partners around the world and actively managed the Company’s portfolio of investments.

•

Determine Final Bonus Amounts. For 2011, the Compensation Committee approved a bonus for each named executive officer that was less than the maximum tax-deductible bonus that could be paid under the Annual Incentive Plan. The following final bonus amounts reflect the Compensation Committee’s recognition of the Company’s strong financial performance in 2011 and the executives’ significant accomplishments in 2011.

		Company Performance Component		Individual Performance Component
	2011 Target Bonus Amount	Rating	Rating Multiplied by 70% of Target Bonus	Rating	Rating Multiplied by 30% of Target Bonus	Bonus Amount
Jeffrey L. Bewkes	$10,000,000	135%	$9,450,000	135%	$4,050,000	$13,500,000
John K. Martin, Jr.	4,800,000	135%	4,536,000	140%	2,016,000	6,552,000
Paul T. Cappuccio	2,500,000	135%	2,362,500	130%	975,000	3,337,500
Gary L. Ginsberg	1,600,000	135%	1,512,000	135%	648,000	2,160,000
Olaf Olafsson	975,000	135%	921,375	130%	380,250	1,301,625

Long-Term Incentives. At its meeting in January 2011, the Compensation Committee approved long-term incentive awards for the named executive officers consisting of stock options, RSUs and PSUs with a grant date of February 7, 2011. This was consistent with the Compensation Committee’s past practice and was intended to follow the release of financial results for the prior year and to provide sufficient time for the Company to prepare communication materials for employees throughout the Company who received equity awards at the same time as the executive officers.

When determining the value, type and mix of long-term incentive awards, the Compensation Committee considered (i) current market practices, (ii) the relative retention value of each type of award and the dilutive impact of the awards, (iii) the limits on the number of awards that can be made to an individual from the 2010 Stock Incentive Plan, and (iv) the Compensation Committee’s policy that at least 50% of the “full-value” stock awards (i.e., the RSUs and PSUs) should be performance-based. In applying this policy, the number of shares counted for PSU awards is the target amount.

The mix of equity awards granted to the named executive officers in 2011 was intended to deliver 40% of the award value through stock options and 60% of the award value through a combination of RSUs and PSUs. The Compensation Committee weighted the awards more toward RSUs and PSUs because such weighting allows the Compensation Committee to deliver equivalent value with the use of fewer authorized shares. Pursuant to the provisions of the Company’s 2010 Stock Incentive Plan, stock options have exercise prices at fair market value, which is defined as the closing price of the Common Stock on the grant date on the NYSE Composite Tape. See the table below and the Grants of Plan-Based Awards Table on page 65 for information regarding the stock options, RSUs and PSUs awarded to each named executive officer in 2011.

	Target Annual Value	Number of Stock Options Awarded	Number of RSUs Awarded	Number of Target PSUs Awarded	Total Grant Date Fair Value
Jeffrey L. Bewkes	$10,000,000	416,234	74,745	74,745	$10,087,475
John K. Martin, Jr.	3,250,000	143,014	24,292	24,292	3,259,048
Paul T. Cappuccio	2,750,000	121,012	20,555	20,555	2,757,676
Gary L. Ginsberg	750,000	33,003	5,606	5,606	752,099
Olaf Olafsson	1,500,000	66,007	11,212	11,212	1,504,206

The PSUs granted in 2011 have performance measures based on (i) the TSR of the Common Stock relative to the TSR of the other companies in the S&P 500 Index and (ii) the Company’s growth in Adjusted EPS relative to the growth in Adjusted EPS (as reported by Bloomberg) of the other companies in the S&P 500 Index (in each case, subject to certain adjustments). The Adjusted EPS measure will apply only if the Company’s TSR ranking is below the 50th percentile and its Adjusted EPS growth ranking is at or above the 50th percentile, in which case the percentage of a participant’s target PSUs that will vest will be the average of (x) the percentage of target PSUs that would vest based on the Company’s TSR ranking during the performance period and (y) 100%. If the Company’s TSR performance is below the threshold (i.e., the 25th percentile) and the Adjusted EPS target is not met, there would be no payout of shares for the award. The TSR performance measure is intended to align the participants’ interests with those of the Company’s stockholders. The Adjusted EPS measure applies in the event that strong operating performance is not appropriately reflected in the Company’s stock price due to market or other conditions outside of management’s control.

In January 2011, the Compensation Committee reviewed and discussed the Company’s level of performance for the 2008–2010 performance period with respect to the PSUs granted in 2008. The PSUs granted in 2008 used a single performance measure: the TSR of the Common Stock relative to the TSR of the other companies in the S&P 500 Index. The Compensation Committee certified a relative TSR percentile ranking of 48.6% for the performance period. As a result, these PSUs vested and were paid out on March 7, 2011 at 97.2% of the target number of shares. The final awards to the named executive officers are disclosed in the Option Exercises and Stock Vested During 2011 table.

Compensation Policies and Practices

This section discusses the Company’s compensation policies and practices that help to advance the Compensation Committee’s compensation philosophy and that are designed to discourage excessive risk taking. This section also includes a table highlighting the practices that the Company has implemented that it believes reflect good compensation practices (left column) as well as the practices that the Company does not engage in because they would conflict with the Compensation Committee’s compensation philosophy and such practices have been identified as a problematic compensation practices by investors (right column).

The Company’s Executive Compensation Practices	Executive Compensation Practices the Company Does Not Engage In

•      Compensation is tied to performance by setting clear Company financial goals and individual performance goals, and a majority of total target compensation consists of performance-based components (i.e., not guaranteed).

•      The Compensation Committee uses an entertainment/media peer group and broad industry peer group to assist it in making compensation decisions.

•      The Compensation Committee does not target a specific percentile of total target direct compensation or individual compensation components based on compensation provided to executives at peer companies.

•      The Company does not have guaranteed annual or multi-year bonuses.

•      The Company mitigates compensation-related risk, including by utilizing multi-year vesting or performance schedules for equity awards, multiple performance targets (e.g., different metrics for cash bonuses and PSUs), and strong Board and management processes to mitigate risk.

• The Company’s compensation programs do not rely on a single performance metric and are not focused solely on short- or long-term performance.

•      The RSU and stock option award agreements for the named executive officers provide for accelerated vesting after a change in control only if the named executive officer is also terminated, resigns for good reason or remains employed until the one year anniversary of the change in control.

•      The Company does not have separate change in control agreements with the named executive officers.

•      The employment agreements for the named executive officers (other than the agreement with Mr. Bewkes, which was entered into in 2007) do not provide for any “tax gross-up” payments to them as a result of a change in control of the Company.

The Company’s Executive Compensation Practices	Executive Compensation Practices the Company Does Not Engage In
• The Company provides limited personal benefits.

•     The Company does not provide tax gross-ups for personal benefits to the named executive officers.

•      The Company does not include the value of equity awards in pension calculations.

•      The Company does not provide the named executive officers with pension credit for years not worked.

•     The Company has share ownership and stock retention requirements, which all named executive officers comply with.

•      The Compensation Committee maintains a policy on equity dilution and establishes general guidelines for monitoring and managing equity dilution and annual share usage.

•      The Company has a policy on the recovery of previously paid executive compensation.

• The Company’s active equity plan document prohibits repricing or the buyout of underwater stock options. • The Company does not permit its named executive officers to engage in hedging transactions.
• The Compensation Committee has engaged an independent compensation consulting firm to advise it.	• The Compensation Committee does not allow its independent compensation consulting firm to provide any other services to the Company.

Pay-for-Performance Policy

The Compensation Committee maintains a policy that a majority of total target compensation for named executive officers will consist of performance-based components. The policy defines performance-based compensation as including the cash bonus, stock options and PSUs. This policy also incorporates the Company’s commitment that at least 50% of “full-value stock awards” (e.g., RSUs and PSUs) made to the Company’s executive officers will be performance-based, such that achievement of performance measures will determine the size and/or vesting of the awards.

Equity Dilution Policy

The Compensation Committee maintains a policy on equity dilution that addresses how the Company determines the appropriate level of equity dilution within the context of its stockholder-approved equity plans and establishes general guidelines for monitoring and managing equity dilution and annual share usage rate (i.e., run rate). The Company regularly analyzes its equity compensation program, including with respect to whether dilution rates are in line with those of its peer companies. The policy on equity dilution currently sets annual run rate guidelines consistent with the Time Warner Inc. 2010 Stock Incentive Plan, which caps the maximum annual run rate at 1.5% of the total outstanding Common Stock at December 31 of the preceding year. Within the annual run rate cap, the Compensation Committee determines the amount and mix of equity awards to be granted in any single year.

Stock Ownership and Retention Guidelines

To help promote a focus on longer-term goals and further the alignment of the interests of executives and stockholders, the Compensation Committee adopted stock ownership guidelines in 2003. Pursuant to the guidelines, within five years after their adoption or an executive’s election to his or her position, if later, the executives listed below are required to hold Common Stock equal in value to a multiple of their salary, as follows:

Executive Level	Multiple of Salary in Equity Ownership Value
Chairman and CEO	5 times
Division CEOs	3 times
Executive Vice Presidents and Chief Financial and Administrative Officer	2 times

Shares held directly by the individual, interests in the Time Warner Inc. Stock Fund in the qualified savings plan and the nonqualified deferred compensation plan, shares held in individual retirement accounts and unvested RSUs are included in determining whether the ownership requirement has been met and sustained. As of January 31, 2012, Messrs. Bewkes, Martin, Cappuccio and Olafsson each met the applicable stock ownership requirement. Mr. Ginsberg is required to reach the required stock ownership level by April 2015.

In addition, the Compensation Committee has stock retention requirements with respect to stock option awards. The executive officers must retain for at least 12 months after exercise (or, if the executive is no longer employed by the Company, for at least 12 months after the termination of employment) shares of Common Stock representing at least 75% of the after-tax gain that the executive realizes upon exercise, after paying the exercise price (and assuming a 50% tax rate for purposes of the calculation).

Hedging

The Company’s executive officers may not engage in short sales of Common Stock and may not purchase or sell puts, calls, straddles, collars or other similar risk reductions devices involving Common Stock.

Recovery of Previously Paid Executive Compensation

The Board has a policy regarding the recovery of executive compensation pursuant to which, if the Board determines that an executive officer or a division chief executive officer intentionally caused a material financial misstatement, that resulted in artificially inflated executive compensation, the Board will determine the appropriate actions to remedy the misconduct and prevent its recurrence and any actions with respect to the executive. The Board may consider a number of factors in determining whether to seek to recover compensation paid to an executive, including the nature of the underlying misconduct and the role of the executive; the amount of excess compensation paid as a result of the material financial misstatement; the risks, costs and benefits associated with pursuing the recovery of the compensation; and other actions the Company or third parties may have taken with respect to the executive who caused the misstatement.

Employment Agreements and Equity Award Agreements

Employment agreements are standard in the entertainment/media industry for top executives, and are important for recruiting top executives. The Compensation Committee believes it is in the Company’s best interest to secure the employment of each of these executives through an employment agreement. All of the named executive officers are, and were during 2011, parties to employment agreements with the Company. The terms and provisions of these agreements are described on pages 77 to 79. The Compensation Committee approves all employment arrangements with named executive officers.

The employment agreements with the named executive officers provide for payments and benefits upon termination of employment in various circumstances, as described under “Potential Payments Upon Termination of Employment, Disability, Death or Change in Control,” beginning on page 80. The named executive officers’ respective employment or equity award agreements include negotiated provisions that provide more favorable terms for the treatment of some of their equity awards upon various employment termination events. For more information, see pages 80 to 83. The objective of these provisions is to recruit and retain talent in a competitive marketplace. None of the employment agreements with the named executive officers provide for any payments solely upon a change-in-control.

Section 162(m) Considerations

Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation the Company can deduct in any one year for compensation paid to the chief executive officer and the three most highly-compensated executive officers employed by the Company at the end of the year (other than the Company’s chief financial officer). However, the $1 million deduction limit generally does not apply to compensation that is performance-based and provided under a shareholder-approved plan. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also considers other factors in making its decisions and retains the flexibility to grant awards that are not deductible by the Company for tax purposes.

Base Salary. The Company believes that the base salaries paid to the individual executive officers covered by Section 162(m) for 2011 will be deductible by the Company, except for the portions of Messrs. Bewkes’ and Cappuccio’s 2011 salary that exceeded the $1.0 million limit.

Cash Bonuses. In 2009, the Board and the Company’s stockholders approved the Annual Incentive Plan for Executive Officers (the “Annual Incentive Plan”), which provides for the payment of an annual cash bonus and the grant of RSUs. Awards under the Annual Incentive Plan are intended to qualify as performance-based compensation under Section 162(m), and therefore enable the Company to deduct, for federal income tax purposes, the cash bonuses paid and, upon vesting, the performance-based RSUs granted pursuant to the Annual Incentive Plan to the Company’s chief executive officer and other executive officers who are covered by Section 162(m). Pursuant to the Annual Incentive Plan, the maximum annual bonus that can be paid to each participant and be tax-deductible is the lower of 1.5% of the Company’s Adjusted Net Income for such year and $20 million. Thus, for 2011, the maximum tax-deductible bonus that could be paid to each named executive officer (other than Mr. Martin, who as chief financial officer is not subject to Section 162(m)) was $20 million. The Company believes that the cash bonuses paid to the named executive officers will be deductible by the Company pursuant to Section 162(m).

Long-Term Incentives. The Company has a general policy of awarding stock options and PSUs to its executive officers only pursuant to plans and with processes that the Company believes satisfy the requirements of Section 162(m). The Company believes that the compensation realized from the vesting of the PSUs and the exercise of the stock options granted in 2011 will be deductible by the Company pursuant to Section 162(m). Compensation realized from the vesting of RSUs granted in 2011 does not qualify as performance-based compensation under Section 162(m) because these RSUs are only subject to time-based vesting. In 2011, the Compensation Committee approved a new performance condition for RSUs awarded to the named executive officers beginning in 2012 so that such compensation would be tax deductible by the Company in the year of vesting.

Compensation and Human Development Committee Report

The Compensation and Human Development Committee of the Board of Directors has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation and Human Development Committee

Stephen F. Bollenbach (Chair)

William P. Barr

Frank J. Caufield

Mathias Döpfner

Fred Hassan

Michael A. Miles

Compensation Programs and Risk Management

In early 2012, the Company completed its annual risk assessment of its compensation policies and practices for employees, including executive officers. In particular, the Company reviewed and analyzed the major components of compensation at the Company and its divisions, including (i) base salary, (ii) annual bonuses, (iii) long-term incentive programs (including cash-based incentive plans and equity-based incentive plans), (iv) sales incentive plans and commission plans, and (v) retirement programs (including defined benefit programs, defined contribution programs, deferred compensation programs, and profit-sharing arrangements).

In reviewing the major components of compensation, the Company evaluated the key characteristics of the compensation plans and programs, such as the metrics used in the performance-based programs, the combination and number of such metrics, eligibility for participation, any individual payout maximums, and the timing of payouts. The Company analyzed whether any of the major compensation components gave rise to different types of risk, such as strategic, financial, operational and reputational risk, which included but were not limited to the risk factors identified in the Company’s then most recent Annual Report on Form 10-K. The Company also reviewed the distribution of pay versus revenue share for each of the Company’s divisions and considered the situations that may trigger disclosure specified in the SEC’s rules. Finally, the Company considered steps taken in 2011 to increase the effectiveness and efficiency of the governance, administration and design of the compensation programs and thereby further mitigate any potential compensation-related risks. These steps included enhanced processes for the review and approval of employee compensation, common guidelines throughout the Company and its divisions regarding employment agreements, and changes made to long-term incentive awards, some of which are described on pages 43 to 44 of the “Compensation Discussion and Analysis” section.

Based on its review, the Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk through a combination of design elements and pay practices that are intended to support building long-term stockholder value. Throughout the Company, total compensation is heavily weighted toward fixed salary, while executive compensation includes a balanced mix of short-term and long-term compensation, cash-based and stock-based compensation, and fixed and performance-based compensation. The combination of performance measures for annual bonuses and the equity compensation programs, share ownership and retention guidelines for executive officers, as well as the multiyear vesting schedules for equity awards, encourage employees to maintain both a short and a long-term view with respect to Company performance and thereby discourage behavior that leads to excessive risk taking.

Independent Compensation Consultant

The Compensation Committee retained Pay Governance LLC as its independent executive compensation consultant in 2011. Pay Governance LLC provides advice to the Compensation Committee on matters related to the fulfillment of the Compensation Committee’s responsibilities under its charter and on a wide range of executive compensation matters, including the overall design of the executive compensation program and competitive market data. All of the services provided by Pay Governance LLC during 2011 were to the Compensation Committee, and Pay Governance LLC did not provide any additional services to the Company. At least annually, the Compensation Committee conducts a review of its compensation consultant’s performance and independence.

During 2011, at the Compensation Committee’s request, Pay Governance LLC (i) provided competitive market data on compensation for executives (including perquisites and post-termination terms set forth in employment agreements), (ii) conducted analyses related to proposed executive employment agreements and compensation levels, (iii) provided information relating to executive compensation matters, including proposed changes to the Company’s long-term incentive programs for 2012 and share utilization and pay mix, (iv) reviewed annual proxy statement disclosures, (v) provided the Compensation Committee with an analysis of the compensation of the named executive officers as reported in the Company’s 2011 Proxy Statement as compared to the compensation provided to executives by the companies in the Company’s peer groups as reported in their proxy statements, (vi) assisted the Compensation Committee with its annual charter review and (vii) provided the Compensation Committee with advice regarding the requirements of the Dodd-Frank Act and the implementing regulations adopted by the SEC.

See the “Director Compensation” section above regarding the Nominating Committee’s retention of Farient Advisors LLC as its independent consultant in 2011 regarding non-employee director compensation.

Summary Compensation Table

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2011

The following table presents information concerning compensation paid to the Company’s Chief Executive Officer, Chief Financial and Administrative Officer and each of the three other most highly compensated executive officers who served in such capacities on December 31, 2011 (collectively, the “named executive officers”). For information regarding the components of the named executive officers’ total compensation, see “Executive Compensation — Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary	Bonus	Stock Awards (4)	Option Awards (5)	Non-Equity Incentive Plan Compensation (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total
Jeffrey L. Bewkes	2011	$2,000,000	—	$6,129,090	$3,958,385	$13,500,000	$253,280	$97,966	$25,938,721
Chairman of the Board	2010	2,000,000	—	5,519,056	4,073,646	14,420,000	166,240	124,129	26,303,071
and Chief Executive Officer	2009	1,750,000	—	3,048,000	2,338,000	12,100,000	184,570	141,714	19,562,284
John K. Martin, Jr.	2011	$1,600,000	—	$1,991,944	$1,267,104	$6,552,000	$65,100	$38,887	$11,515,035
Chief Financial and	2010	1,500,000	—	1,973,757	1,191,187	5,450,000	34,170	13,688	10,162,802
Administrative Officer	2009	1,000,000	—	1,307,592	664,000	3,250,000	40,950	13,688	6,276,230
Paul T. Cappuccio (1)	2011	$1,250,000	—	$1,685,510	$1,072,166	$3,337,500	$51,940	$39,463	$7,436,579
Executive Vice President	2010	1,125,000	—	1,184,231	714,712	3,150,000	33,760	14,264	6,221,967
and General Counsel	2009	1,000,000	—	784,860	398,400	2,800,000	42,620	14,264	5,040,144
Gary L. Ginsberg (2)	2011	$800,000	—	$459,692	$292,407	$2,160,000	$—	$84,955	$3,797,054
Executive Vice President, Corporate Marketing and Communications	2010	600,000	—	441,019	279,838	2,250,000	—	20,462	3,591,319
Olaf Olafsson (3)	2011	$770,192	—	$919,384	$584,822	$1,301,625	$58,120	$69,463	$3,703,606
Executive Vice President,	2010	750,000	—	986,878	595,590	1,050,000	35,310	44,264	3,462,042
International and Corporate Strategy	2009	750,000	—	655,320	332,000	1,050,000	43,790	54,284	2,885,394

(1)	Mr. Cappuccio’s 2010 salary reflects the increase of his annual base salary from $1,000,000 to $1,250,000 effective July 1, 2010 in connection with the entry into an amended and restated employment agreement.

(2)	Mr. Ginsberg’s 2010 salary represents a pro-rated portion of his $800,000 annual base salary for his service after he joined the Company in April 2010.

(3)	Mr. Olafsson’s annual base salary was increased from $750,000 to $800,000 effective August 1, 2011 in connection with the entry into an amended and restated employment agreement with the Company.

(4)	The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of RSUs and PSUs awarded to the named executive officer by the Company in each year referenced in the table above. The grant date fair value of each RSU award was determined using the closing sale price of the Common Stock on the NYSE Composite Tape on the date of grant. For accounting purposes, the PSUs are considered to have a market condition based on TSR and a performance condition based on Adjusted EPS (as reported by Bloomberg). The grant date fair value of the PSU awards was determined using a Monte Carlo analysis to estimate the TSR ranking of the Company among the S&P 500 Index companies over the performance period. For information about the weighted-average grant date fair value of the RSUs and PSUs, see Note 12 to the Company’s consolidated financial statements included in the 2011 Form 10-K. The actual value, if any, realized by a named executive officer from a stock award will depend on the performance of the Common Stock in future years and, for the PSUs, the level of the Company’s achievement of the applicable performance goals.

(5)	The amounts set forth in the Option Awards column represent the aggregate grant date fair value of stock options granted to the named executive officer by the Company in each year referenced in the table above. The grant date fair value of the stock options granted to Messrs. Martin, Cappuccio, Ginsberg and Olafsson on February 7, 2011 was calculated using the Black-Scholes option pricing model based on the following assumptions: an expected volatility of 29.4%, an expected term to exercise of 6.07 years from the date of grant, a risk-free interest rate of 2.7%, and a dividend yield of 2.6%. Because Mr. Bewkes satisfied the requirements for retirement treatment of equity awards on February 7, 2011, the grant date fair value of the stock options granted to him on such date was based on the following assumptions: an expected volatility of 29.6%, an expected term to exercise of 6.96 years from the date of grant, a risk-free interest rate of 3.0%, and a dividend yield of 2.6%.

For information about the weighted-average assumptions used to determine the grant date fair value of stock options, see Note 12 to the Company’s consolidated financial statements included in the 2011 Form 10-K. The discussion in Note 12 reflects weighted-average assumptions on a combined basis for both retirement-eligible and non-retirement eligible employees and non-employee directors. The actual value, if any, realized by a named executive officer from any stock option will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the stock option on the date the stock option is exercised. Accordingly, there is no assurance that the value realized by a named executive officer will be at or near the grant date fair value presented above. These amounts should not be used to predict stock performance.

(6)	The amounts set forth in the Non-Equity Incentive Plan Compensation column for 2011 represent bonuses paid in early 2012 for performance in 2011 pursuant to the Annual Incentive Plan, which is a performance-based plan that was adopted by the Board and approved by the Company’s stockholders in 2009 and is intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code. For additional information regarding the determination of the 2011 bonus payments, see pages 51 to 54 of the “Compensation Discussion and Analysis” section.

(7)	The amounts set forth in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for 2011 represent the aggregate change during 2011 in the actuarial present value of each named executive officer’s accumulated pension benefits under the Time Warner Pension Plan and the Time Warner Excess Benefit Pension Plan. No amounts are shown for Mr. Ginsberg because he is not eligible to participate in the plans, which were closed to newly hired employees in 2010. There were no above-market earnings or preferential earnings on any compensation that was deferred pursuant to a nonqualified deferred compensation plan.

(8)	The amounts shown in the All Other Compensation column for 2011 include the following:

(a)	Pursuant to the Time Warner Savings Plan (a tax-qualified defined contribution plan available generally to employees of the Company), the Company made matching contributions of $9,800 for Mr. Bewkes, $17,149 for each of Messrs. Martin, Cappuccio and Olafsson, and $15,304 for Mr. Ginsberg on compensation deferred by them under the plan in 2011.

(b)	Pursuant to the Time Warner Supplemental Savings Plan (a nonqualified deferred compensation plan available generally to eligible employees of the Company), the Company made discretionary awards of $17,850 for each of Messrs. Martin, Cappuccio and Olafsson and $35,700 for Mr. Ginsberg. Mr. Bewkes did not elect to participate in this plan for 2011. See “Executive Compensation – Deferred Compensation” for additional information regarding the discretionary awards made by the Company in 2011 to the accounts of the named executive officers and other eligible participants of this plan.

(c)

Each named executive officer received a cash payment pursuant to his employment agreement equal to the cost of obtaining specified levels of life insurance coverage under a standard group universal life (“GUL”) insurance program. The named executive officers are under no obligation to use the payments to purchase insurance. Mr. Bewkes was the only named executive officer who received a cash payment in excess of $10,000 for this benefit during 2011 ($12,419). The Company also maintains a split-dollar life insurance policy on the life of Mr. Bewkes. Starting in 2003, the Company discontinued payment of the premiums on this split-dollar life insurance policy. Instead, the premium is satisfied from the accreted value of the policy and/or a loan by the insurance company. Pursuant to tax rules, the Company imputed income of $4,146 for the amount allocated to the term portion of the split-dollar coverage for Mr. Bewkes. For additional information regarding life insurance coverage for the named executive officers provided pursuant to the terms of their employment agreements, see “Executive Compensation — Employment Agreements.”

(d)	The amounts of personal benefits included in this column for 2011 consist of the aggregate incremental cost to the Company for the following items: (i) with respect to Mr. Bewkes, his personal use of Company-provided aircraft ($37,700) and automobile and driver ($7,576) and the Company’s reimbursement of fees for financial services ($26,325); (ii) with respect to Mr. Ginsberg, the Company’s reimbursement of fees for financial services ($29,487); and (iii) with respect to Mr. Olafsson, the Company’s reimbursement of fees for financial services ($30,000).

Transportation-related benefits consist of the incremental cost to the Company of personal use of (a) aircraft owned (based on fuel, landing, repositioning and catering costs and crew travel expenses) or leased (based on hourly fees) by the Company and (b) a Company-provided car and a driver for Mr. Bewkes (based on the portion of the usage that was personal).

For security reasons, Mr. Bewkes was provided with a car and driver during 2011 and was encouraged to use Company aircraft for business and personal use. Other executive officers were eligible to use a private car service, Company aircraft for business use and, in limited circumstances and subject to the controls in the Company’s travel policies, to make personal use of Company aircraft. Personal use of Company aircraft by executives other than Mr. Bewkes was permitted when there was available space on a flight scheduled for a business purpose, in the event of a medical or family emergency, or with the approval of Mr. Bewkes.

Grants of Plan-Based Awards Table

The following table presents information with respect to each award of plan-based compensation to each named executive officer in 2011.

GRANTS OF PLAN-BASED AWARDS DURING 2011

	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock and Option Awards (5)
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Jeffrey L. Bewkes	N/A	N/A	—	$10,000,000	—
	2/7/2011	1/24/2011				37,373	74,745	149,490				$3,430,048
	2/7/2011	1/24/2011							74,745			$2,699,042
	2/7/2011	1/24/2011								416,234	$36.11	$3,958,385
John K. Martin, Jr.	N/A	N/A	—	$4,800,000	—
	2/7/2011	1/24/2011				12,146	24,292	48,584				$1,114,760
	2/7/2011	1/24/2011							24,292			$877,184
	2/7/2011	1/24/2011								143,014	$36.11	$1,267,104
Paul T. Cappuccio	N/A	N/A	—	$2,500,000	—
	2/7/2011	1/24/2011				10,278	20,555	41,110				$943,269
	2/7/2011	1/24/2011							20,555			$742,241
	2/7/2011	1/24/2011								121,012	$36.11	$1,072,166
Gary L. Ginsberg	N/A	N/A	—	$1,600,000	—
	2/7/2011	1/24/2011				2,803	5,606	11,212				$257,259
	2/7/2011	1/24/2011							5,606			$202,433
	2/7/2011	1/24/2011								33,003	$36.11	$292,407
Olaf Olafsson	N/A	N/A	—	$975,000	—
	2/7/2011	1/24/2011				5,606	11,212	22,424				$514,519
	2/7/2011	1/24/2011							11,212			$404,865
	2/7/2011	1/24/2011								66,007	$36.11	$584,822

(1)	Reflects the target payout amounts of non-equity incentive plan awards payable under the Annual Incentive Plan for service in 2011. The target payout amount for each named executive officer reflects the target bonus amounts approved by the Compensation Committee. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the non-equity incentive plan awards actually earned by the named executive officers in 2011 and paid out in early 2012. See pages 51 to 54 of the “Compensation Discussion and Analysis” section for a description of the material terms of the non-equity incentive plan awards under the Annual Incentive Plan.

(2)

Reflects the number of shares of Common Stock that may be earned upon vesting of PSUs granted in 2011, assuming the achievement of threshold, target and maximum performance levels (i.e., 50%, 100% and 200%, respectively, of the target PSUs) during the applicable performance period. The threshold performance level resulting in the minimum payout of 50% of the target PSUs assumes that the Company’s total stockholder return is below the 25th percentile level and the minimum performance level for Adjusted EPS growth is met. See page 55 of the “Compensation Discussion and Analysis” section for a discussion of the performance measures for the PSUs.

(3)	Reflects awards of RSUs.

(4)	The exercise price for the awards of stock options was determined based on the closing price of the Common Stock on the NYSE Composite Tape on the date of grant.

(5)	See footnote (4) to the Summary Compensation Table for Fiscal Year 2011 for additional information regarding the determination of the grant date fair value of PSUs.

Material Terms of Equity Awards Granted to the Named Executive Officers

The awards of stock options, RSUs and PSUs made in 2011 to the named executive officers were made under the Time Warner Inc. 2010 Stock Incentive Plan.

•

The stock options granted in 2011 become exercisable, or vest, in installments of 25% over a four-year period, assuming continued employment, and expire 10 years from the grant date. The stock options are subject to accelerated vesting upon the occurrence of certain events such as the grantee’s retirement (as defined in the applicable equity award agreements), death or disability. The exercise price of the stock options is equal to the closing price of the Common Stock on the date of grant. In addition, holders of the stock options do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of Common Stock underlying the stock options.

•

The awards of RSUs granted in 2011 vest in equal installments on each of the third and fourth anniversaries of the date of grant, assuming continued employment and are subject to accelerated vesting upon the occurrence of certain events such as the grantee’s retirement (as defined in the applicable equity award agreements), death or disability. Holders of RSUs are entitled to receive cash dividend equivalents on outstanding RSUs, if and when regular cash dividends are paid on outstanding shares of Common Stock and at the same rate. Holders of RSUs have no voting rights, and RSUs are subject to restrictions on transfer and forfeiture prior to the vesting and distribution of the shares subject to the RSUs.

•

The awards of PSUs granted in 2011 vest on the third anniversary of the date of grant, assuming continued employment and the achievement of specified performance criteria. See page 55 of the “Compensation Discussion and Analysis” section for a discussion of the performance measures for the PSUs. Holders of such PSUs are entitled to receive, at the time shares are paid out following vesting after the performance period, dividend equivalents on the shares ultimately earned with respect to the PSU award, based on the regular quarterly cash dividends paid on the Common Stock while the PSUs are outstanding. With respect to any special dividends or distributions, the Board may determine whether holders of the PSUs will participate in any such special dividends or distributions or if the target number of PSUs should be adjusted. Holders of PSUs have no voting rights.

See “Executive Compensation — Potential Payments Upon Termination of Employment, Disability, Death or Change in Control” for additional information regarding the treatment of the equity awards granted to the named executive officers following a termination of their employment or a change in control of the Company.

Outstanding Equity Awards

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

	Option Awards (1)					Stock Awards
Name	Date of Option Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
Jeffrey L. Bewkes						393,448	$14,219,211	582,770	$21,061,308
	2/15/2002	240,714	—	$55.36	2/14/2012
	7/18/2002	72,215	—	$25.89	7/17/2012
	2/14/2003	216,642	—	$21.43	2/13/2013
	2/13/2004	204,607	—	$35.89	2/12/2014
	2/18/2005	252,750	—	$37.32	2/17/2015
	3/3/2006	288,857	—	$36.14	3/2/2016
	3/2/2007	219,098	—	$41.48	3/1/2017
	12/17/2007	457,355	—	$34.65	12/16/2017
	3/7/2008	541,608	180,532	$30.99	3/6/2018
	2/20/2009	337,000	336,997	$15.27	2/19/2019
	2/8/2010	155,249	465,748	$26.92	2/7/2020
	2/7/2011	—	416,234	$36.11	2/6/2021

John K. Martin, Jr.						183,919	$6,646,833	117,452	$4,244,715
	2/5/2002	33,701	—	$50.64	2/4/2012
	2/14/2003	14,443	—	$21.43	2/13/2013
	2/13/2004	31,293	—	$35.89	2/12/2014
	2/18/2005	23,591	—	$37.32	2/17/2015
	3/3/2006	34,374	—	$36.14	3/2/2016
	6/21/2006	14,443	—	$35.79	6/20/2016
	1/2/2008	29,358	9,783	$34.08	1/1/2018
	3/7/2008	86,478	28,825	$30.99	3/6/2018
	2/20/2009	96,288	96,284	$15.27	2/19/2019
	2/8/2010	47,903	143,712	$26.92	2/7/2020
	2/7/2011	—	143,014	$36.11	2/6/2021

Paul T. Cappuccio						106,838	$3,861,125	82,430	$2,979,020
	2/15/2002	144,429	—	$55.36	2/14/2012
	2/13/2004	48,144	—	$35.89	2/12/2014
	2/18/2005	74,622	—	$37.32	2/17/2015
	3/3/2006	82,084	—	$36.14	3/2/2016
	3/2/2007	54,258	—	$41.48	3/1/2017
	3/7/2008	51,888	17,294	$30.99	3/6/2018
	2/20/2009	28,886	57,771	$15.27	2/19/2019
	2/8/2010	28,742	86,227	$26.92	2/7/2020
	2/7/2011	—	121,012	$36.11	2/6/2021

	Option Awards (1)					Stock Awards
Name	Date of Option Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
Gary L. Ginsberg						12,011	$434,078	22,956	$829,630
	4/15/2010	8,911	26,733	$32.89	4/14/2020
	2/7/2011	—	33,003	$36.11	2/6/2021

Olaf Olafsson						82,529	$2,982,598	56,858	$2,054,848
	2/13/2004	48,144	—	$35.89	2/12/2014
	2/18/2005	55,365	—	$37.32	2/17/2015
	3/3/2006	60,901	—	$36.14	3/2/2016
	3/2/2007	40,393	—	$41.48	3/1/2017
	3/7/2008	38,928	12,970	$30.99	3/6/2018
	2/20/2009	38,944	48,143	$15.27	2/19/2019
	2/8/2010	23,951	71,856	$26.92	2/7/2020
	2/7/2011	—	66,007	$36.11	2/6/2021

(1)	The stock option awards become exercisable in installments of 25% on each of the first four anniversaries of the date of grant, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events.

(2)	This column presents the number of shares of Common Stock as of December 31, 2011 represented by (i) unvested RSU awards and (ii) PSU awards with a 2009-2011 performance period, which were no longer subject to performance criteria but had not yet vested as of December 31, 2011. The PSUs vested on February 20, 2012. The number of PSUs reflects 131.0% of the target number of PSUs granted in 2009 based on the Company’s 65.5th percentile TSR ranking relative to the TSR of other companies in the S&P 500 Index for the 2009-2011 performance period. This column does not include the amount of any fractional shares for which the grantees will receive cash payment upon vesting. The RSU awards vest equally on each of the third and fourth anniversaries of the date of grant, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events.

The vesting dates for the unvested RSU awards and PSU awards that are no longer subject to performance criteria are as follows:

Name	Number of RSUs That Have Not Vested	Number of PSUs That Have Not Vested	Date of Grant	Vesting Dates
Jeffrey L. Bewkes	96,285		2/20/2009	2/20/2012 and 2/20/2013
		126,133	2/20/2009	2/20/2012
	96,285		2/8/2010	2/8/2013 and 2/8/2014
	74,745		2/7/2011	2/7/2014 and 2/7/2015

Name	Number of RSUs That Have Not Vested	Number of PSUs That Have Not Vested	Date of Grant	Vesting Dates
John K. Martin, Jr.	15,842		1/2/2008	1/2/2012
	13,937		3/7/2008	3/7/2012
	41,305		2/20/2009	2/20/2012 and 2/20/2013
		54,109	2/20/2009	2/20/2012
	34,434		2/8/2010	2/8/2013 and 2/8/2014
	24,292		2/7/2011	2/7/2014 and 2/7/2015
Paul T. Cappuccio	8,352		3/7/2008	3/7/2012
	24,793		2/20/2009	2/20/2012 and 2/20/2013
		32,478	2/20/2009	2/20/2012
	20,660		2/8/2010	2/8/2013 and 2/8/2014
	20,555		2/7/2011	2/7/2014 and 2/7/2015
Gary L. Ginsberg	6,405		4/15/2010	4/15/2013 and 4/15/2014
	5,606		2/7/2011	2/7/2014 and 2/7/2015
Olaf Olafsson	6,283		3/7/2008	3/7/2012
	20,700		2/20/2009	2/20/2012 and 2/20/2013
		27,117	2/20/2009	2/20/2012
	17,217		2/8/2010	2/8/2013 and 2/8/2014
	11,212		2/7/2011	2/7/2014 and 2/7/2015

(3)	Calculated using the NYSE Composite Tape closing price of $36.14 per share of Common Stock on December 30, 2011, the last trading day of 2011. These columns do not include the value of any fractional shares for which the grantees will receive cash payment upon vesting.

(4)	This column presents the number of shares of Common Stock represented by the Upfront PSUs (as defined below) and the PSUs granted in 2010 and 2011, all of which remained subject to performance criteria and had not vested as of December 31, 2011. This column does not include the amount of any fractional shares for which the grantees will receive cash payment upon vesting. The PSUs granted to Mr. Bewkes on January 1, 2008, having a 2008-2012 performance period, are referred to as the “Upfront PSUs.” The number of shares presented reflects the assumption, in accordance with SEC guidance, that the Upfront PSUs and PSUs granted in 2010 and 2011 will vest based on the achievement of the maximum performance level. The actual value, if any, realized by a named executive officer from PSUs will depend on the actual performance level achieved by the Company for the applicable performance period.

The number of target PSUs granted and their respective vesting dates for the PSUs that remained subject to performance criteria as of December 31, 2011 are as follows:

Name	Number of Target PSUs That Have Not Vested	Date of Grant	Performance Period		Vesting Date
Jeffrey L. Bewkes	120,355	1/1/2008	1/1/2008 to 12/31/2012	*	2/15/2013
	96,285	2/8/2010	1/1/2010 to 12/31/2012		2/8/2013
	74,745	2/7/2011	1/1/2011 to 12/31/2013		2/7/2014

John K. Martin, Jr.	34,434	2/8/2010	1/1/2010 to 12/31/2012		2/8/2013
	24,292	2/7/2011	1/1/2011 to 12/31/2013		2/7/2014

Name	Number of Target PSUs That Have Not Vested	Date of Grant	Performance Period	Vesting Date

Paul T. Cappuccio	20,660	2/8/2010	1/1/2010 to 12/31/2012	2/8/2013
	20,555	2/7/2011	1/1/2011 to 12/31/2013	2/7/2014

Gary L. Ginsberg	5,872	4/15/2010	1/1/2010 to 12/31/2012	2/8/2013
	5,606	2/7/2011	1/1/2011 to 12/31/2013	2/7/2014

Olaf Olafsson	17,217	2/8/2010	1/1/2010 to 12/31/2012	2/8/2013
	11,212	2/7/2011	1/1/2011 to 12/31/2013	2/7/2014

*	The number of shares that would vest is based on the highest performance level achieved during the following sub-performance periods: (i) 1/1/2008 to 12/31/2010, (ii) 1/1/2008 to 12/31/2011 and (iii) 1/1/2008 to 12/31/2012.

Option Exercises and Stock Vesting

The following table sets forth as to each of the named executive officers information regarding exercises of stock options and the vesting of RSU and PSU awards during 2011.

OPTION EXERCISES AND STOCK VESTED DURING 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)(3)	Value Realized on Vesting (4)
Jeffrey L. Bewkes	—	—	26,888	$1,001,309
John K. Martin, Jr.	—	—	56,871	$2,020,435
Paul T. Cappuccio	96,287	$1,637,222	31,257	$1,152,700
Gary L. Ginsberg	—	—	—	—
Olaf Olafsson	59,751	$829,795	23,455	$864,956

(1)	The value realized on exercise was calculated based on the difference between the exercise price of the stock options and the sale prices of the underlying shares of Common Stock that were sold following exercise.

(2)	The RSU awards that vested in 2011 reflect the vesting of the second 50% installment of the RSUs awarded to the named executive officers (other than Messrs. Martin and Ginsberg) on March 2, 2007, the first 50% installment of the RSUs awarded to Mr. Martin on January 2, 2008 and the first 50% installment of the RSUs awarded to the named executive officers (other than Mr. Ginsberg) on March 7, 2008. The aggregate number of shares received from the vesting, net of shares withheld for taxes, was: 13,708 shares for Mr. Bewkes, 14,605 shares for Mr. Martin, 7,440 shares for Mr. Cappuccio and 5,569 shares for Mr. Olafsson.

(3)	The PSU awards that vested in 2011 reflect the vesting of the PSUs that were awarded to Messrs. Martin, Cappuccio and Olafsson on March 7, 2008. The number of shares acquired on vesting is equal to 97.2% of the applicable target number of PSUs based on the Company’s TSR relative to the TSR of other companies in the S&P 500 Index for the 2008-2010 performance period.

Name	Target Number of PSUs	Number of Shares Acquired on Vesting	Number of Shares Received Net of Shares Withheld for Taxes
John K. Martin, Jr.	27,874	27,094	13,420
Paul T. Cappuccio	16,704	16,237	8,043
Olaf Olafsson	12,565	12,214	6,050

(4)	The value realized on vesting of the RSU and PSU awards was calculated based on the closing sale price of Common Stock on the NYSE Composite Tape on the applicable vesting date, except that if the vesting date occurred on a non-trading day, the value was calculated based on the average of the closing sale prices on the trading day immediately prior to and after the vesting date.

Pension Plans

Time Warner Pension Plan.     Eligible employees (including executive officers) of the Company and certain of its subsidiaries are participants in the Time Warner Pension Plan (the “Pension Plan”), which has been amended at various times. Because of certain grandfathering provisions, Mr. Bewkes’ pension benefits under the Pension Plan will be determined based on amounts that he would have received under the provisions of (i) the Pension Plan prior to amendments made to the Pension Plan in 2000 (the “Old Pension Plan”), (ii) the Pension Plan as amended in 2000 or (iii) the Pension Plan as amended in 2008, whichever produces the greatest benefit. The pension benefits of Messrs. Martin, Cappuccio and Olafsson will be determined in accordance with the provisions of the Pension Plan as amended in 2008. As a result of an amendment made to the Pension Plan in 2010 (as described below), Mr. Ginsberg does not accrue any benefits under the Pension Plan.

Effective after June 30, 2010, the accrual of benefit service under the Pension Plan was frozen, so that a participant’s benefit under the Pension Plan will not increase due to additional service after that date. The Pension Plan became closed to new hires and employees who were not participants of the Pension Plan at June 30, 2010. Further, effective after December 31, 2013, “average annual compensation” under the Pension Plan will also be frozen, so that a participant’s benefit will not grow due to any future pay increases after that date. Accordingly, a participant will not be able to earn any additional benefits under the Pension Plan after December 31, 2013.

Average Annual Compensation.    Under the Old Pension Plan, “average annual compensation” is defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program. Following an amendment to the Pension Plan in 2000, the term “average annual compensation” only covers full calendar years of employment.

Normal Retirement and Vesting.    Amounts accrued are payable generally at 65 years of age with five years of service. Eligible employees become vested in all benefits under the Pension Plan on the earlier of five years of service or certain other events.

Plan	How the Benefit is Calculated
Old Pension Plan

•      The benefit formula is expressed as a lifetime monthly annuity equal to the sum of (i) 1 2/3% of the participant’s “average annual compensation” for each year of service up to 30 years and (ii) 1/2% of the participant’s “average annual compensation” for each year of service over 30 years, divided by 12.

•      Benefits are reduced by a Social Security offset determined by a formula that takes into account benefit service of up to 35 years, covered compensation up to the average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable.

Plan	How the Benefit is Calculated
Pension Plan as amended in 2000	For the benefit earned from the date of the Pension Plan amendment in 2000 to before July 1, 2008, the benefit formula is expressed as a lifetime monthly annuity equal to the sum of (i) 1.25% of the participant’s “average annual compensation” up to the participant’s applicable average Social Security wage base and (ii) 1.67% of the participant’s “average annual compensation” above such average Social Security wage base, multiplied by years of benefit service up to 30 years, and divided by 12.
Pension Plan as amended in 2008

•      For the benefit earned on or after July 1, 2008, the benefit formula is expressed as a fixed lump sum amount equal to the sum of (i) 10% of the participant’s “average annual compensation” up to the participant’s applicable average Social Security wage base and (ii) 13% of the participant’s “average annual compensation” above such average Social Security wage base, multiplied by the participant’s years of benefit service up to 30 years.

•      Upon retirement, a participant will receive the greater of (i) the benefit calculated by applying the formula under the Pension Plan as amended in 2000 to the participant’s benefit service through June 30, 2008 and the formula, as amended in 2008, after that date and (ii) the benefit calculated by applying the formula as amended in 2008 to the participant’s entire benefit service.

•      Participants will receive a transition enhancement to the above formula based on their age and/or period of service with the Company. The transition enhancement for the named executive officers will be as follows:

¡     Because the sum of age and years of service with the Company for Mr. Bewkes equaled 65 or more as of July 1, 2008, if he were to receive benefits under the Pension Plan as amended in 2008, he would receive (i) 13% of his “average annual compensation” up to his applicable average Social Security wage base and (ii) 16% of his “average annual compensation” above such average Social Security wage base, multiplied by his years of benefit service up to 30 years. In addition, because he accrued more than 20 years of benefit service as of June 30, 2008, he may receive credit for each additional year of benefit service from July 1, 2008 through June 30, 2010 above the 30-year cap for benefit service.

¡     Because the sum of age and years of service with the Company for each of Messrs. Martin, Cappuccio and Olafsson equaled 50 or more as of July 1, 2008, each would receive (i) 12% of his “average annual compensation” up to his applicable average Social Security wage base and (ii) 15% of his average annual compensation above such average Social Security wage base, multiplied by his years of benefit service up to 30 years.

Early Retirement.     Under the Pension Plan, participants may elect early retirement and receive a reduced pension generally at 55 years of age with at least 10 years of service. To elect early retirement and receive their full pension (calculated as described above), participants must (1) be at least 60 years old

(under the Old Pension Plan) or 62 years old (following the Pension Plan as amended in 2000) and (2) have completed at least 10 years of service. As of December 31, 2011, Mr. Bewkes was the only named executive officer eligible to elect early retirement under the Pension Plan with a reduced pension benefit.

Under the Old Pension Plan, an early retirement supplement is payable to a participant with at least 20 years of service who terminates employment between ages 55 and 60. The benefit formula is calculated as an annual supplement equal to the actuarial equivalent of such person’s accrued benefit, or, if greater, an annual amount equal to the lesser of 35% of such person’s “average annual compensation” determined under the Old Pension Plan or such person’s accrued benefit at age 60 plus Social Security benefits at age 65. The supplement ceases when the regular pension commences at age 60. If Mr. Bewkes elects to retire prior to reaching age 60 and the provisions of the Old Pension Plan produce the greatest benefit, he would also be eligible to receive this early retirement supplement.

Form of Benefit Payment.     A participant may elect the form of benefit payment at the time of retirement. The benefits under the Pension Plan are generally payable as (i) a single life annuity (based on the formulas as described above), (ii) a 50%, 75% or 100% joint and survivor annuity (based on the single life annuity amount but reduced to take into account the ages of the participant and the beneficiary at the time the annuity payments begin and the percentage of the monthly benefit that the beneficiary would receive), (iii) a life annuity that is guaranteed for 5, 10 or 20 years (based on the single life annuity amount but actuarially adjusted to take into account the applicable guaranteed payment period), or (iv) a lump sum, provided that spousal consent is required with respect to the election of payment forms under (i), (iii) and (iv).

Time Warner Excess Benefit Pension Plan.     The Time Warner Excess Benefit Pension Plan (the “Excess Plan”) provides for payments by the Company of additional pension benefits to eligible employees of the Company in excess of the federal limitations on the amount of compensation eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under the Pension Plan. The formula used to calculate the participant’s benefit under the Pension Plan as amended in 2008 applies to the Excess Plan, except that the participant’s benefit under the Excess Plan is based on the benefit that the participant would have received under the Pension Plan if the participant’s eligible compensation (including any deferred bonuses) were limited to $250,000 in 1994 (increased 5% per year thereafter to a maximum of $350,000) and the payment restrictions under the Pension Plan did not apply.

Similar to the Pension Plan, the accrual of benefit service under the Excess Plan was frozen effective June 30, 2010, so that a participant’s benefit under the Excess Plan will not increase due to additional years of service, and “average annual compensation” under the Excess Plan will also be frozen effective December 31, 2013, so that a participant’s benefit will not grow due to any future pay increases after that date. Each of the named executive officers other than Mr. Ginsberg participates in the Excess Plan. Because of certain grandfathering provisions, Mr. Bewkes’ pension benefits under the Excess Plan will be determined based on amounts that he would have received under the provisions of the Old Pension Plan, the Pension Plan as amended in 2000 or the Pension Plan as amended in 2008, whichever produces the greatest benefit, if his eligible compensation were limited (as described above) and there were no payment restrictions.

Form of Benefit Payments.     The benefits under the Excess Plan are payable only as a lump sum, unless the participant elected to receive monthly installments over 10 years by the applicable deadline. Effective May 1, 2008, any distribution from the Excess Plan will be paid or will commence generally on the first day of the month following six calendar months after the participant separates from service, subject to the requirements of Section 409A of the Internal Revenue Code.

Pension Benefits Table.     Set forth in the table below is each named executive officer’s years of credited service and the present value of his accumulated benefit under each of the pension plans pursuant to which the named executive officer would be entitled to a retirement benefit, in each case, computed as of December 31, 2011, which is the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for the year ended December 31, 2011.

PENSION BENEFITS FOR FISCAL YEAR 2011

Name	Plan Name	Number of Years of Credited Service (2)	Present Value of Accumulated Benefit (3)	Payments During 2011
Jeffrey L. Bewkes (1)	Pension Plan	30.3	$1,472,690	—
	Excess Plan	30.3	$755,350	—
John K. Martin, Jr.	Pension Plan	13.1	$187,900	—
	Excess Plan	13.1	$124,270	—
Paul T. Cappuccio	Pension Plan	9.4	$179,750	—
	Excess Plan	9.4	$116,350	—
Gary L. Ginsberg (4)	—	—	—	—
Olaf Olafsson	Pension Plan	10.7	$192,350	—
	Excess Plan	10.7	$125,410	—

(1)	The amounts shown in the table for Mr. Bewkes reflect the estimated annual benefits payable under the provisions of the Pension Plan as amended in 2000, which would have produced the greatest benefit as of December 31, 2011.

(2)	Effective June 30, 2010, the accrual of benefit service under the Pension Plan and the Excess Plan was frozen so that a participant’s benefit under the plans will no longer increase due to additional service after such date.

(3)	The amounts under this column were calculated based on the terms of the Pension Plan and the Excess Plan (including the grandfathering provisions with respect to Mr. Bewkes) in effect on December 31, 2011. The present values also reflect the assumptions that (i) the benefits will be payable at the earliest retirement age at which unreduced benefits are payable (which, under the Pension Plan, is at age 60 for Mr. Bewkes and age 65 for Messrs. Martin, Cappuccio and Olafsson), (ii) the benefits are payable as a lump sum, (iii) the maximum annual covered compensation is $350,000 and (iv) no joint and survivor annuity will be payable (which would, on an actuarial basis, reduce benefits to the employee but provide benefits to a surviving beneficiary). The present values of accumulated benefits under the Pension Plan and the Excess Plan were calculated using a 4.90% discount rate, 4.90% lump sum rate and the RP-2000 Mortality Table. The foregoing assumptions are consistent with the assumptions used for these plans in the calculation of the Company’s benefit obligations as of December 31, 2011, as disclosed in Note 13 to the Company’s consolidated financial statements included in the 2011 Form 10-K.

(4)	Mr. Ginsberg is not a participant in either the Pension Plan or the Excess Plan.

Deferred Compensation

Time Warner Supplemental Savings Plan.     In 2010, the Company adopted the Time Warner Supplemental Savings Plan (the “Supplemental Savings Plan”), which is a nonqualified deferred compensation plan that is generally available to U.S. salaried employees of the Company (including each of the named executive officers) whose eligible compensation exceeds the compensation limit established by the Internal Revenue Service for tax-qualified defined contribution plans. Commencing in 2011, eligible employees may defer receipt of their “eligible compensation” (consisting of base salary, bonus, commissions and overtime, if any), except that participants could not defer any bonus received in 2011 for 2010 service. The Company matches up to the first 6% of deferred eligible compensation between the compensation limit for tax-qualified plans ($245,000 in 2011) and $500,000. The Company match provides 133 1/3% on the first 3% of amounts deferred and 100% on the next 3% of amounts deferred for a maximum Company match of 7%. Participants may defer eligible compensation above $500,000, but there is no Company match on these deferrals. The Company may also make discretionary awards under the Supplemental Savings Plan.

During 2011, each of the named executive officers except Mr. Bewkes participated in the Supplemental Savings Plan. As noted above, none of the participating named executive officers were permitted under the plan to defer any bonus received in 2011 for 2010 service. In addition, none of the participating named executive officers were eligible to make deferrals in 2011 that would enable them to receive a Company match because at the time of their first potential deferral of eligible compensation under the Supplemental Savings Plan in 2011, their eligible compensation (including their non-deferrable bonus) had already exceeded the $500,000 limit. In 2011, the Company made a discretionary award to eligible participants (including Messrs. Martin, Cappuccio, Ginsberg and Olafsson) intended to reflect the maximum Company match of 7% that they would have otherwise received if they had been able to defer their maximum eligible compensation (i.e., the amount between the $245,000 compensation limit for 2011 and $500,000). In 2011, the Company also made a discretionary award to eligible participants (including Mr. Ginsberg) intended to reflect the maximum Company match of 7% that they would have otherwise received if the Supplemental Savings Plan had become effective on July 1, 2010 so as to enable them to defer their 2010 eligible compensation. Messrs. Martin, Cappuccio and Olafsson did not qualify for this discretionary award because their eligible compensation had exceeded the $500,000 limit as of July 1, 2010. The discretionary Company awards described above were not subject to vesting requirements.

Participants are 100% vested in the Company match after two years of service (with prior service counting toward vesting), subject to acceleration following certain events such as death, disability, the attainment of age 65 or a change in control of the Company, in each case while employed at the Company. Participants are able to select among “investment crediting rates” that track the same third-party investment vehicles offered under the Time Warner Savings Plan, which is the Company’s tax-qualified defined contribution plan. Participants may change their crediting rate elections at any time for future deferrals and generally once each calendar month for any existing balance in the Supplemental Savings Plan. Participants may elect to receive their vested Supplemental Savings Plan account balances in the form of a lump sum or in 120 monthly installments, except that account balances of $100,000 or less will be paid in a lump sum. In the event of the death of a participant, a lump sum payment will be made to the participant’s named beneficiary or estate.

Time Warner Inc. Deferred Compensation Plan.     The Time Warner Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) generally permitted employees of the Company whose annual cash compensation exceeded certain dollar thresholds (including each of the named executive officers) to defer receipt of all or a portion of their annual bonus until a specified future date. Mr. Bewkes is the only named executive officer who participated in the Deferred Compensation Plan. As a result of the Company’s adoption of the Supplemental Savings Plan in 2010, compensation earned after December 31, 2010 is not eligible for deferral under the Deferred Compensation Plan. For compensation that has been deferred, participants may change their crediting rate elections, which track the same third-party investment vehicles offered under the Time Warner Savings Plan, once during each calendar quarter through a third-party administrator’s website or by phone.

Participants elected to receive either (i) an “in-service distribution” in the form of a lump sum during a specified calendar year that is at least three years from the year the deferred compensation would have been payable or (ii) a “termination distribution” (subject to the restrictions of Section 409A of the Internal Revenue Code), in the form of a lump sum or two to 10 annual installments commencing in the year following the participant’s termination of employment with the Company. In the event of the death of a participant, a lump sum payment will be made to the participant’s named beneficiary or estate.

Individual Deferred Compensation Accounts.     Prior to 2001, while Mr. Bewkes was an executive officer of the Company’s Home Box Office division, pursuant to his employment agreement then in place, payments of deferred compensation for Mr. Bewkes were made to separate, non-current individual deferred compensation accounts maintained in a grantor trust or comparable amounts were credited under the Deferred Compensation Plan. The individual accounts maintained in the grantor trust are invested in certain eligible securities by a third-party investment advisor designated by the trustee (subject to approval by Mr. Bewkes). Beginning January 2001, the Company stopped making these contributions, but existing individual accounts in the grantor trust continue to be invested and the amounts credited to the Deferred Compensation Plan continue to track the crediting rate selections. Earnings on the individual accounts are based on the earnings of the actual investments selected by the investment advisor, adjusted for taxes on realized income computed as if each account were a stand-alone corporation conducting 40% of its business in New York City. Each individual account is reduced by such taxes on a net operating profit basis or credited with a tax benefit in the event the account sustains a net operating loss. Subject to the restrictions of Section 409A of the Internal Revenue Code, the accrued amount for Mr. Bewkes will be paid to him bi-weekly for a period of 10 years following his termination of employment.

NONQUALIFIED DEFERRED COMPENSATION

FOR FISCAL YEAR 2011

Name	Deferred Compensation Arrangement	Executive Contributions in 2011(1)	Registrant Contributions in 2011(1)	Aggregate Earnings (Loss) in 2011(1)	Aggregate Withdrawals/ Distributions(2)	Aggregate Balance at December 31, 2011(3)
Jeffrey L. Bewkes	Deferred Compensation Plan	—	—	$140,493	—	$1,053,658
	Individual Deferred Account	—	—	$(9,679)	—	$3,070,515
John K. Martin, Jr.	Supplemental Savings Plan	—	$17,850	$(277)	$(496)	$17,077
Paul T. Cappuccio	Supplemental Savings Plan	—	$17,850	$243	$(514)	$17,579
Gary L. Ginsberg	Supplemental Savings Plan	—	$35,700	$(2,011)	$(954)	$32,735
Olaf Olafsson	Supplemental Savings Plan	$39,808	$17,850	$1,049	$(518)	$58,189

(1)	Mr. Olafsson’s executive contribution amount is reported as salary compensation for 2011 in the Summary Compensation Table for Fiscal Year 2011. Mr. Olafsson’s contribution amount represents deferral of a portion of his compensation above the $500,000 limit, which does not qualify for a Company match under the Supplemental Savings Plan. All of the amounts in the column headed “Registrant Contributions in 2011” are reported as “All Other Compensation” for 2011 in the Summary Compensation Table for Fiscal Year 2011. The “Registrant Contributions in 2011” represent discretionary Company awards (as described in the above narrative). None of the amounts reported as “Aggregate Earnings (Loss) in 2011” is required to be reported as compensation in the Summary Compensation Table for Fiscal Year 2011 because there were no above-market earnings on the deferred compensation.

(2)	The amounts reported in this column reflect amounts deducted from the applicable named executive officers’ account balances under the Supplemental Savings Plan to satisfy employment tax withholding liabilities resulting from the discretionary Company awards made to the applicable named executive officers in 2011.

(3)	None of the amounts reported in this column with respect to the Deferred Compensation Plan and individual deferred compensation account for Mr. Bewkes was reported as compensation to Mr. Bewkes in the Company’s Summary Compensation Table for prior years because he was not a named executive officer at the times he made the contributions. All of the amounts reported in this column with respect to the Supplemental Savings Plan for the named executive officers were reported as salary compensation in the Summary Compensation Table for Fiscal Year 2011.

Employment Agreements

The Company has entered into employment agreements with each of the named executive officers, and the material terms of the employment agreements are described below. See also “Executive Compensation — Potential Payments Upon Termination of Employment, Disability, Death or Change in Control.”

Jeffrey L. Bewkes.     On December 11, 2007, the Company entered into an amended and restated employment agreement with Mr. Bewkes, which became effective on January 1, 2008 in all respects other than with respect to an award of stock options for which the agreement became effective upon execution. The agreement’s term ends December 31, 2012. In January 2010, consistent with the terms of the agreement, the Compensation Committee approved an increase in Mr. Bewkes’ annual salary from $1.75 million to $2.0 million, and the Compensation Committee also approved an increase in the target amount of his annual cash bonus and his annual long-term incentive compensation from $8.5 million to $10.0 million each.

In connection with the entry into the employment agreement, Mr. Bewkes was awarded options to purchase 457,355 shares of Common Stock on December 17, 2007 (which have since fully vested in accordance with their vesting schedule) and 120,355 target PSUs on January 1, 2008. If Mr. Bewkes had retired or the Company had terminated his employment without cause prior to the vesting of the stock options, the options would have vested on a pro-rated basis (rather than fully vesting). The PSUs have a special five-year performance period that ends December 31, 2012 and are described in footnote (5) of the Post-Termination/Change in Control Table on pages 85 to 86. If Mr. Bewkes retires or the Company terminates his employment without cause prior to the end of the performance period, he will receive a pro-rated payout. Mr. Bewkes’ agreement also provides for a cash payment equal to the premium for coverage under a group universal life (GUL) insurance program in an amount equal to twice his salary, minus $50,000. The agreement also confirms the obligation under Mr. Bewkes’ prior employment agreements to provide him with life insurance benefits in the amount of $4.0 million through a split-dollar life insurance policy, under which the Company is entitled to recover the total amount of premiums paid by the Company or its subsidiaries following Mr. Bewkes’ death or on the earlier surrender of such policy by Mr. Bewkes. The split-dollar life insurance policy for Mr. Bewkes has a benefit amount of $4.1 million. Starting in 2003, the Company stopped paying the premiums on the split-dollar life insurance policy due to restrictions under the Sarbanes-Oxley Act of 2002.

Following a termination without cause or due to material breach by the Company, Mr. Bewkes would have a two-year severance period, during which he generally would be treated as an employee of the Company. For information regarding Mr. Bewkes’ upfront grants and payments that Mr. Bewkes may receive following a change in control of the Company, see “Executive Compensation — Potential Payments Upon Termination of Employment, Disability, Death or Change in Control” below.

John K. Martin, Jr.     On July 29, 2011, the Company entered into an amended and restated employment agreement with Mr. Martin, which became effective as of January 1, 2011 and has a term ending on December 31, 2013. The agreement provides for a minimum annual salary of $1.6 million, a cash bonus with a target of 300% of his salary, long-term incentive compensation with a target annual value of $4.3 million and participation in other Company benefit plans. In addition, the agreement provides for a cash payment equal to two times the premium that Mr. Martin would otherwise pay to obtain $3.0 million in GUL insurance coverage. Following a termination without cause or due to material breach by the Company, Mr. Martin would have a severance period of either (i) two years if the termination event occurs prior to December 31, 2013 or (ii) one year if the termination event occurs on or after December 31, 2013. Following any change in control of the Company, the agreement provides for a “best net” approach with respect to any “parachute payments” under Section 280G of the Internal Revenue Code, as described under “Executive Compensation — Potential Payments Upon Termination of Employment, Disability, Death or Change in Control” below.

Paul T. Cappuccio.     On August 30, 2010, the Company entered into an amended and restated employment agreement with Mr. Cappuccio, which became effective as of July 1, 2010 and has a term ending on December 31, 2013. The agreement provides for a minimum annual salary of $1.25 million, a cash bonus with a target of 200% of his salary, long-term incentive compensation with a target annual value of $2.75 million and participation in Company benefit plans. In addition, the agreement provides for a cash payment equal to two times the premium that Mr. Cappuccio would otherwise pay to obtain $3.0 million in GUL insurance coverage. Following a termination without cause or due to material breach by the Company, Mr. Cappuccio would have a two-year severance period. Mr. Cappuccio’s agreement also provides for a “best net” approach with respect to any “parachute payments” following a change in control of the Company.

Gary L. Ginsberg.     On February 17, 2010, the Company entered into an employment agreement with Mr. Ginsberg, which has an effective date of April 1, 2010 and has a term ending on December 31, 2013. The agreement provides for a minimum annual salary of $800,000, a cash bonus with a target of 200% of his salary, long-term incentive compensation with a target annual value of $750,000 and participation in Company benefit plans. In addition, the agreement provides for a cash payment equal to two times the premium that Mr. Ginsberg would otherwise pay to obtain $3.0 million in GUL insurance coverage. Following a termination without cause or due to material breach by the Company, Mr. Ginsberg would have a two-year severance period. Mr. Ginsberg’s agreement also provides for a “best net” approach with respect to any “parachute payments” following a change in control of the Company.

Olaf Olafsson.     On December 23, 2011, the Company entered into an amended and restated employment agreement with Mr. Olafsson, which became effective as of August 1, 2011 and has a term ending on July 31, 2014. The agreement provides for a minimum annual salary of $800,000, a cash bonus with a target of 150% of his salary, long-term incentive compensation with a target annual value of $1.3 million and participation in Company benefit plans. In addition, the agreement provides for a cash payment equal to two times the premium that Mr. Olafsson would otherwise pay to obtain $3.0 million in GUL insurance coverage. Following a termination without cause or due to material breach by the Company, Mr. Olafsson would have a severance period of either (i) two years if the termination event occurs prior to July 31, 2014 or (ii) one year if the termination event occurs on or after July 31, 2014. Mr. Olafsson’s agreement also provides for a “best net” approach with respect to any “parachute payments” following a change in control of the Company.

Other Restrictive Covenants.     Each named executive officer’s employment agreement provides that he is subject to restrictive covenants that obligate such executive officer, among other things: (i) not to disclose any of the Company’s confidential matters, (ii) not to hire certain of the Company’s employees for one year following a termination of employment and (iii) except with respect to Mr. Bewkes, not to compete with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while employed and for one year following the executive officer’s retirement, voluntary termination of employment, a termination of employment by the Company with or without cause or the termination of employment by the executive officer due to a material breach by the Company. With respect to Mr. Bewkes, his non-competition obligation applies during his employment and for a period ranging from 12 months to two years following a termination of employment, depending on the basis of the termination of employment. If Mr. Bewkes retires or his employment is terminated by the Company for cause, the non-competition period is 12 months. If Mr. Bewkes’ employment is terminated by the Company without cause or if he terminates his employment due to a material breach by the Company, the non-competition period is the shorter of two years or to the date he commences full-time employment with another for-profit entity, but not less than 12 months.

Potential Payments Upon Termination of Employment, Disability, Death or Change in Control

The payments and benefits that the named executive officers would receive following a termination of their employment, disability, death or a change in control of the Company are generally governed by the terms of the named executive officers’ employment agreements and their equity award agreements. The following is a summary of the payments and benefits that the named executive officers would receive following each of the foregoing events.

Termination without Cause or Due to the Company’s Material Breach of Employment Agreement.

•

Payment for Service through Termination Date.     Following termination of employment, each named executive officer would receive: (i) his salary through the effective date of termination and (ii) a pro rata average annual bonus for his service during the year of termination. See footnote (1) of the table below for the definition of “average annual bonus.”

•

Severance Payments.     During the applicable severance period, each named executive officer would receive: (i) continued payment of his salary (payable on the Company’s normal payroll payment dates) and average annual bonus (payable annually in a lump sum in respect of each year of the severance period), (ii) continued participation in certain of the Company’s group benefit plans (consisting of medical and dental insurance coverage and $50,000 of basic life insurance coverage), and (iii) certain other payments and benefits, as described in footnote (6) of the table below. During the severance period, none of the named executive officers would be eligible to participate in any disability programs or accrue any benefit service or make any deferrals or contributions under the Company’s qualified or nonqualified retirement plans.

•

Equity Awards.     None of the named executive officers would receive any new equity awards during the severance period. With respect to the equity awards held by the named executive officers as of December 31, 2011:

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Because Mr. Bewkes satisfied the requirements for retirement treatment of equity awards, i.e., at least age 55 with 10 years of service with the Company or its affiliates, all of his outstanding RSUs would vest upon his termination. His outstanding stock options would continue to vest during his severance period and any stock options that remain outstanding at the end of his severance period would vest at such time.

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All of the other named executive officers’ outstanding RSUs and stock options would continue to vest during their respective severance periods. An additional portion of the next installment of any then-outstanding RSUs would vest pro rata (based on the number of days from the grant date or last vesting date through the end of the severance period and the vesting schedule) on the scheduled vesting date. Any unvested options and RSUs would be forfeited. See footnote (5) of the table below for a description of the treatment of outstanding PSUs.

•	Conditions to Payments and Benefits.

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If any named executive officer were to obtain employment (other than with a not-for-profit or governmental entity), the named executive officer would continue to receive as severance the salary and bonus payments described above but (i) any outstanding RSUs would cease vesting during the severance period and (ii) any stock options that would have vested prior to the end of the severance period would vest with a shorter time period to exercise the stock options. If the named executive officer were to accept full-time employment with any affiliate of the Company, the salary and bonus payments to the named executive officer would immediately cease. The calculations in the table below assume that none of the named executive officers become employed by a new employer or return to work for the Company or an affiliate after December 31, 2011.

¡	Certain payments would be subject to suspension of payment for six months following the separation from service if required under Section 409A of the Internal Revenue Code.

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Receipt of the payments and benefits would be conditioned on the named executive officer’s execution of a release of claims against the Company. If the named executive officer does not execute a release of claims, the named executive officer would receive a severance payment determined in accordance with the Company’s policies.

Retirement

•

Retirement Benefits.     No named executive officer was eligible for normal retirement, and only Mr. Bewkes was eligible to elect early retirement, under the Company’s pension plans on December 31, 2011. Information regarding the named executive officers’ pension retirement benefits is provided in the Pension Benefits Table and the accompanying narrative.

•

Equity Awards.     With respect to the equity awards held by the named executive officers as of December 31, 2011, Mr. Bewkes was the only named executive officer eligible for retirement treatment of equity awards as of December 31, 2011. Upon Mr. Bewkes’ retirement, all of his outstanding RSUs and stock options would vest unless he continues to serve on the Board of Directors, in which case such RSUs and stock options would remain outstanding and be subject to the regular vesting dates. For the purposes of the table below, we have assumed that if Mr. Bewkes retired from his position as Chairman and CEO on December 31, 2011, he would also resign from the Board on such date so that all of his outstanding RSUs and stock options would vest upon his retirement. See footnote (5) of the table below for a description of the treatment of Mr. Bewkes’ PSUs following his retirement.

•	Other Benefits. See footnote (6) of the table below.

Change in Control

•

Tax Gross-Ups.     Under Mr. Bewkes’ employment agreement, he would receive an additional payment from the Company only if amounts or benefits provided to him by the Company would be considered “parachute payments” under Section 280G of the Internal Revenue Code and the total value of such payments would exceed 110% of the “safe harbor” amount under Section 280G. If the total amount of payments to Mr. Bewkes would not exceed 110% of the “safe harbor” amount, then the amounts payable under his employment agreement would be reduced so that the total amount of payments equaled the “safe harbor” amount. If the amount payable to Mr. Bewkes would exceed 110% of the “safe harbor” amount, then the Company would pay a gross-up amount equal to the amount of the excise tax, plus any additional taxes that would be owed as a result of the excise tax payment. A change in control of the Company, together with a termination of Mr. Bewkes’ employment on December 31, 2011, would not have resulted in any excise tax under Section 4999 of the Internal Revenue Code and thus, no tax gross-up payment by the Company.

The employment agreements for Messrs. Martin, Cappuccio, Ginsberg and Olafsson do not provide for any tax gross-up payments to them as a result of a change in control of the Company. If any amounts or benefits payable by the Company constituting “parachute payments” under Section 280G of the Internal Revenue Code would exceed the “safe harbor” amount under Section 280G, the Company’s payment either would be reduced to equal the safe harbor amount or would be paid to the named executive officer in full, whichever would result in the executive receiving the greater amount on a net after-tax basis.

•	Equity Awards. Pursuant to the terms of the named executive officers’ equity award agreements, the vesting of their equity awards held as of December 31, 2011 would be as follows:

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Stock options would become fully exercisable upon the earliest of (i) the first anniversary of the change in control, (ii) the original vesting date with respect to each portion of the stock options, and (iii) the termination of the executive’s employment by the Company other than for “cause” or due to the death or disability of the executive or by the executive for “good reason” (as such terms are defined in the option agreements).

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RSUs would vest in full upon the earliest of (i) the first anniversary of the change in control, (ii) the original vesting date with respect to each portion of the RSUs, and (iii) the termination of the executive’s employment other than for “cause” or due to the death or disability of the executive or by the executive for “good reason” (as such terms are defined in the RSU agreements).

¡	See footnote (5) of the table below for a description of the treatment of PSUs following a change in control of the Company.

•	Other Benefits. See footnote (6) of the table below.

Disability

•

Prior to Disability Period.     Under the named executive officers’ employment agreements, the executive’s disability period would not commence until six months of disability have occurred. During the six months of disability, the named executive officer would receive (i) salary through the disability date and (ii) a pro rata bonus for the year in which the disability occurred (calculated based on the executive officer’s average annual bonus, as described in footnote (1) of the table below). The calculations in the table below assume that the requisite six months of disability had passed as of December 31, 2011 so that the disability period would commence on January 1, 2012. As determined pursuant to their respective employment agreements, the disability periods for the named executive officers would be as follows:

¡	Mr. Bewkes: January 1, 2012 through December 31, 2012 (one year),

¡	Messrs. Martin, Cappuccio and Ginsberg: January 1, 2012 through December 31, 2013 (two years), and

¡	Mr. Olafsson: January 1, 2012 through July 31, 2014 (two years and 7 months).

•

During Disability Period.     Each named executive officer would receive the following payments and benefits during his disability period: (i) continued payment of 75% of such executive officer’s salary (payable on the Company’s normal payroll payment dates) and 75% of such executive officer’s average annual bonus (payable annually in a lump sum in each year of such executive officer’s disability period), and (ii) certain other payments and benefits, as described in footnote (6) of the table below. Any payments of salary or bonus would be reduced by any amounts received by the named executive officer from workers’ compensation, Social Security or disability insurance policies maintained by the Company.

•

Equity Awards.    All RSUs and stock option awards would vest in accordance with the equity award agreements. See footnote (5) of the table below for a description of the treatment of PSUs following a named executive officer’s disability.

Death

•

Salary and Pro Rata Average Annual Bonus.     Pursuant to the named executive officers’ employment agreements, each named executive officer’s estate or designated beneficiary would receive (i) the executive officer’s salary to the last day of the month in which such executive officer’s death occurred and (ii) a pro rata portion of the executive officer’s average annual bonus based on the number of whole or partial months the executive officer was employed by the Company in the calendar year (i.e., 100% as of December 31, 2011), paid in a lump sum. See footnote (1) of the table below for the definition of “average annual bonus.” Any other obligations by the Company to make payments under the named executive officer’s employment agreement would terminate.

•

Equity Awards.     Pursuant to the named executive officers’ equity award agreements, all RSUs and stock option awards would vest immediately following a named executive officer’s death. See footnote (5) of the table below for a description of the treatment of PSUs following a named executive officer’s death.

POST-TERMINATION/CHANGE IN CONTROL TABLE

The following table describes and quantifies the estimated dollar value of potential additional payments and other benefits that would be provided to the named executive officers (or, in the case of death, to their respective estates or beneficiaries) under the named executive officers’ respective employment agreements and equity award agreements following a termination of their employment or a change in control of the Company, in each case, assumed to have occurred on December 31, 2011.

The calculations exclude payments and benefits to the extent they do not discriminate in scope, terms or operation in favor of the named executive officers and are available generally to all of the Company’s salaried employees, including any (i) balances under the Time Warner Savings Plan, (ii) medical and other group insurance coverage following disability and (iii) post-retirement medical benefits. The calculations also exclude the named executive officers’ balances under the pension plans and nonqualified deferred compensation plans, which are provided in the Pension Benefits Table and the Nonqualified Deferred Compensation Table. Each named executive officer was fully vested in any pension and deferred compensation plan balances, as applicable, as of December 31, 2011.

The values in the table below relating to stock options that would vest are based on the excess (if any) of the closing sale price of the Common Stock on December 31, 2011 ($36.14 per share) over the exercise price of the stock options. The values relating to RSUs and PSUs that would vest are based on the closing sale price of the Common Stock on December 31, 2011. The final payout with respect to the PSUs granted in 2010 and 2011 would also include retained distributions on any shares earned, based on the regular quarterly cash dividends paid on the Common Stock while the PSUs were outstanding. Dividend equivalents that would be paid on RSUs during the severance or disability period and retained distributions that would be accrued and paid on any shares earned from the vesting of PSUs are not included in the calculations below.

Named Executive Officer	Pro Rata Average Annual Bonus (1)	Base Salary Continuation (2)	Bonus Continuation (3)	Group Benefits Continuation (4)	Equity Awards: Stock Options and RSUs	Equity Awards: PSUs (5)	Other Benefits (6)
Jeffrey L. Bewkes
Termination without Cause/Material Breach	$13,960,000	$4,000,000	$27,920,000	$22,519	$21,930,315	$11,813,794	$1,447,499
Retirement	$—	$—	$—	$—	$21,930,315	$7,617,047	$508,284
Change in Control	$—	$—	$—	$—	$21,930,315	$12,124,211	$1,235,576
Disability	$13,960,000	$1,500,000	$10,470,000	$—	$21,930,315	$9,599,652	$1,274,890
Death	$13,960,000	$—	$—	$—	$21,930,315	$7,826,442	$—
John K. Martin, Jr.
Termination without Cause/Material Breach	$6,001,000	$3,200,000	$12,002,000	$25,134	$7,234,461	$2,122,358	$67,236
Change in Control	$—	$—	$—	$—	$8,198,697	$2,312,997	$—
Disability	$6,001,000	$2,400,000	$9,001,500	$—	$8,198,697	$2,122,358	$67,236
Death	$6,001,000	$—	$—	$—	$8,198,697	$1,160,816	$—
Paul T. Cappuccio
Termination without Cause/Material Breach	$3,243,750	$2,500,000	$6,487,500	$7,907	$4,089,902	$1,489,510	$77,514
Change in Control	$—	$—	$—	$—	$4,780,759	$1,632,082	$—
Disability	$3,243,750	$1,875,000	$4,865,625	$—	$4,780,759	$1,489,510	$77,514
Death	$3,243,750	$—	$—	$—	$4,780,759	$763,421	$—

Named Executive Officer	Pro Rata Average Annual Bonus (1)	Base Salary Continuation (2)	Bonus Continuation (3)	Group Benefits Continuation (4)	Equity Awards: Stock Options and RSUs	Equity Awards: PSUs (5)	Other Benefits (6)
Gary L. Ginsberg
Termination without Cause/Material Breach	$2,205,000	$1,600,000	$4,410,000	$22,519	$354,512	$414,815	$71,970
Change in Control	$—	$—	$—	$—	$521,950	$453,846	$—
Disability	$2,205,000	$1,200,000	$3,307,500	$—	$521,950	$414,815	$71,970
Death	$2,205,000	$—	$—	$—	$521,950	$209,034	$—
Olaf Olafsson
Termination without Cause/Material Breach	$1,175,813	$1,600,000	$2,351,625	$22,519	$3,274,042	$1,027,424	$71,970
Change in Control	$—	$—	$—	$—	$3,738,622	$1,118,389	$—
Disability	$1,175,813	$1,548,000	$2,275,197	$—	$3,738,622	$1,027,424	$95,308
Death	$1,175,813	$—	$—	$—	$3,738,622	$570,000	$—

(1)	“Average Annual Bonus” is defined in the named executive officers’ employment agreements as the average of the executive’s two largest regular annual bonus amounts received in the most recent five calendar years (with respect to Mr. Bewkes) or three calendar years (with respect to the other named executive officers) through the effective date of termination.

(2)	“Base Salary Continuation” reflects the payment by the Company of (i) 100% of the named executive officer’s base salary in effect immediately prior to the termination of employment during his severance period or (ii) 75% of such base salary during his disability period, as applicable. The amounts shown for disability do not reflect any reductions for other sources of disability payments received by the named executive officer.

(3)	“Bonus Continuation” reflects the payment by the Company of (i) 100% of the named executive officer’s average annual bonus during his severance period or (ii) 75% of such average annual bonus during his disability period, as applicable.

(4)	“Group Benefits Continuation” reflects the cost to the Company of the named executive officer’s continued participation in the Company’s group benefit plans (consisting of medical and dental insurance coverage, $50,000 of basic life insurance coverage, and accidental death and disability insurance coverage) during his severance period. The table excludes the cost of providing these group benefits to the named executive officers during their respective disability periods, because these benefits are available generally to all of the Company’s salaried employees during a disability period under the Company’s benefit programs.

(5)	This column includes the aggregate intrinsic value of (i) PSUs having a 2010-2012 performance period, (ii) PSUs having a 2011-2013 performance period, and (iii) in the case of Mr. Bewkes only, the Upfront PSUs, which have a 2008-2012 performance period. The table does not include the intrinsic value of the PSUs having a 2009-2011 performance period, because none of the events set forth in the table would have enhanced the value or significantly accelerated the vesting of those PSUs. The following summary describes the treatment of PSUs held by the named executive officers as of December 31, 2011.

Termination without Cause/Material Breach

The PSUs would vest after the applicable performance period has ended based on the actual performance achieved and prorated based on the number of days from the grant date through the end of the severance period during the performance period, except that the number of Upfront PSUs that would vest would be determined based on the highest performance level achieved during the sub-performance periods completed: (i) 1/1/2008 to 12/31/2010, (ii) 1/1/2008 to 12/31/2011 and (iii) 1/1/2008 to 12/31/2012. For PSUs with performance periods ending after December 31, 2011, their intrinsic values were calculated assuming the achievement of the target performance level, except that the intrinsic value of the Upfront PSUs was determined based on a payout of 129.5% of the target Upfront PSUs, reflecting the highest performance level achieved as of December 31, 2011.

Retirement

The PSUs would vest after the applicable performance period has ended based on the actual performance achieved and prorated based on the number of days from the grant date through the retirement date during the performance period. For PSUs with performance periods ending after December 31, 2011, their intrinsic values were calculated assuming the achievement of the target performance level. Among the named executive officers, only Mr. Bewkes satisfied the requirements for retirement treatment for the PSUs.

Change in Control

The PSUs would vest immediately based on (i) the actual performance achieved through the date of the change in control, and (ii) the assumed achievement of target performance for the remainder of the performance period. The number of PSUs that would vest would be prorated based on the number of days from the grant date through the change in control date during the performance period.

Disability

The PSUs would vest after the applicable performance period has ended based on the actual performance achieved and prorated based on the number of days from the grant date through the end of the disability period during the performance period. For PSUs with performance periods ending after December 31, 2011, their intrinsic values were calculated assuming the achievement of the target performance level.

Death

The PSUs would vest immediately based on the actual performance achieved as of the date of death and prorated based on the number of days from the grant date through the date of death during the performance period, except that the number of PSUs vesting for any PSUs granted less than one year prior to the date of death would be calculated based on the assumed achievement of target performance. The intrinsic values of PSUs with performance periods ending after December 31, 2011 were calculated based on the Company’s actual performance as of December 31, 2011, and the intrinsic values of PSUs granted in 2011 were calculated based on the achievement of the target performance level.

(6)	Other Benefits. The following summary explains the components of the “Other Benefits” amounts for each named executive officer:

(a)	Mr. Bewkes:

•	Termination without Cause/Material Breach: Equal to the sum of (i) $1,235,576 representing the present value of the cost to the Company for maintaining his split-dollar life insurance policy for the estimated duration of his life (based on the assumption that Mr. Bewkes would no longer serve as an executive officer or a director of the Company after December 31, 2011), (ii) $125,000 for the cost of providing comparable office space and secretarial support for one year after termination (based on the maximum allowance for this benefit), (iii) $60,000 for the reimbursement of financial services for the severance period (based on an allowance of $30,000 per year) and (iv) $26,923 equal to the premiums for GUL insurance coverage with a value equal to twice his salary, minus $50,000 for the severance period.

•	Retirement or Change in Control: Benefit would consist solely of the Company’s maintenance of Mr. Bewkes’ split-dollar life insurance policy for the estimated duration of his life. The present value of the cost to the Company for maintaining this policy is based on the following assumptions: (i) for the retirement scenario, the assumption that the Company would recommence its payment of premiums following the annual meeting for the year in which Mr. Bewkes would reach age 72, which is the mandatory retirement age for the Company’s directors under the Corporate Governance Policy and (ii) for the change in control scenario, the assumption that Mr. Bewkes would no longer serve as an executive officer or a director of the Company after December 31, 2011 such that the Company would resume its payment of premiums on January 1, 2012.

•	Disability: Equal to the sum of (i) $1,235,576 representing the present value of the cost to the Company for maintaining his split-dollar life insurance policy for the estimated duration of his life (based on the assumption that Mr. Bewkes would no longer serve as an executive officer or a director of the Company after December 31, 2011), (ii) $30,000 for the reimbursement of financial services for the disability period (based on an allowance of $30,000 per year) and (iii) $9,314 equal to the premiums for GUL insurance coverage with a value equal to twice his salary, minus $50,000 for the disability period.

•	The amounts relating to Mr. Bewkes’ split-dollar life insurance policy reflect the time value of money with respect to the premiums that the Company estimates it would pay from when Mr. Bewkes no longer serves as an executive officer or director of the Company until the date of his death (based on the RP-2000 Mortality Table). The actual premium amounts that the Company will pay, which the Company is entitled to recover following Mr. Bewkes’ death or on the earlier surrender of the policy by Mr. Bewkes, will depend on when Mr. Bewkes is no longer an executive officer or director of the Company and the length of his life.

(b)	Messrs. Martin, Cappuccio, Ginsberg and Olafsson: Following a termination without cause or due to material breach by the Company or disability, each of Messrs. Martin, Cappuccio, Ginsberg and Olafsson would receive (i) reimbursement of up to $30,000 per year during his severance period or disability period, as applicable, for financial services and (ii) cash payments equal to two times the premiums that the named executive officer would pay for $3.0 million in GUL insurance coverage during his severance period or disability period, as applicable.

STOCKHOLDER PROPOSAL

PROPOSAL 4: Shareholder Action by Written Consent

Mr. Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021, the beneficial owner of no less than 500 shares of Common Stock, has advised the Company that he intends to propose a resolution at the Annual Meeting. Mr. Steiner has appointed John Chevedden of 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278 and/or his designee to act on his behalf in matters relating to the proposed resolution. The proposed resolution and statement in support there are set forth below:

4 — Shareholder Action by Written Consent

RESOLVED, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law). This includes written consent regarding issues that our board is not in favor of.

This proposal topic won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

The 2011 proposal on this topic won 49% support without the supporting statement stressing the weakness of our bylaw provision for shareholders to call a special meeting.

After a shareholder proposal for 10% of shareholders to be able to call a special meeting won our 55%- support our company adopted a provision for 15% of shareholders to be able to call a shareholder meeting. However this provision was weakened with text which seemed to encourage shareholders to revoke their request for a special meeting and it also gave management the discretion to cancel a shareholder-called special meeting.

The merit of this proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to make our company more competitive:

The Corporate Library, an independent investment research firm, rated our company “D” with “High Governance Risk” and “Very High Concern” for executive pay — $26 million for our CEO Jeffrey Bewkes.

Mr. Bewkes also received an annual bonus of $14 million in 2010. Furthermore, $4 million of this bonus was an Individual Performance Amount that was determined at the discretion of the executive pay committee, thereby undermining the integrity of a pay-for-performance philosophy. In addition, Mr. Bewkes received $6 million of time-based equity in the form of restricted stock units and stock options. Equity pay given as long-term incentive pay should include performance-vesting features.

For the third straight year, Mr. Bewkes received a mega-grant of over 620,000 stock options. Market-priced stock options may provide financial rewards due to a rising market alone, regardless of individual performance. Our Named Executive Officers received performance stock units that paid for sub-median performance. Executive pay policies such as these are not aligned with shareholder interests.

Our board was the only significant directorship for 7 of our 13 directors. This could indicate a significant lack of current transferable director experience and could be an indication of CEO dominance.

Michael Miles, on our Executive Pay Committee, had responsibilities at Citadel Broadcasting as it went bankrupt. Mr. Miles also received our highest negative votes.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance to make our company more competitive:

Shareholder Action by Written Consent — Yes on 4.

COMPANY RECOMMENDATION:

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

(i)	Without proper procedural protections, stockholder action by written consent (as described in the proposal) can deprive stockholders of information, a voice, and a vote on the matter approved in the written consent and can lead to abusive practices;

(ii)	Stockholder meetings are a better method to present important matters for consideration by stockholders, and holders of 15% of the Company’s outstanding Common Stock already have the right to request a special meeting of stockholders; and

(iii)	The Company’s existing corporate governance practices already provide stockholders with meaningful access to the Board and significant rights and protections.

First, without procedural protections, stockholder action by written consent can exclude minority stockholders from having an opportunity to voice their views and vote on an action or even receiving information regarding the matter approved by written consent. The proposal provides no procedural protections, such as a requirement to provide all stockholders a description of the proposed action and the reasons for the proposed action. This means that, for example, a group of stockholders representing a majority of the Common Stock could take a significant action, such as agreeing to sell the Company, without providing prior notice to all stockholders or any opportunity to discuss, raise objections to, or vote on the proposed action. This could result in stockholders receiving less value than they might otherwise receive because the Board and management might not have an opportunity to assess a proposed action or seek higher-value alternatives to the action presented in the stockholder consent.

In addition, the proposal does not provide for appropriate procedural protections to prevent or limit the potential for abuse of this method for stockholder action. For example, authorizing action by written consent as suggested by the proponent would make it possible for a group of stockholders to accumulate a short-term voting position by borrowing shares from stockholders and then taking action without those stockholders knowing that their voting rights were being used to take such action. Stockholders who have loaned their stock are better able to take action to protect their voting rights at a meeting than if an action is permitted by written consent without appropriate procedural safeguards. A group of stockholders could also use a consent solicitation to remove and replace directors and effectively assume control without having to pay a control premium to stockholders. Moreover, if multiple groups of stockholders are able to solicit written consents at any time and as often as they wish, the solicitation of written consents could create a considerable amount of confusion and disruption among the Company’s stockholders.

Second, the Board believes that a more open, transparent, and democratic way for stockholders to exercise their rights regarding important issues is through stockholder meetings, so that all stockholders have the ability to voice their concerns, the issues can be fully discussed and all stockholders can vote on the issues. Stockholders can submit proposals for presentation at stockholder meetings. In addition, under the Company’s By-laws, holders of 15% of the outstanding Common Stock (a threshold approved by the Company’s stockholders through a vote at the annual meeting of stockholders in 2010) may request that a special meeting of stockholders be held. Unlike stockholder actions taken by written consent, stockholder meetings give all stockholders an opportunity to learn about the matter to be acted on in advance, express their views or concerns prior to or at the meeting, and solicit votes for or against the matter.

The Board believes that the stockholders’ existing rights to request a special meeting and to present matters at stockholder meetings are effective and meaningful. The proponent is incorrect when he claims that a provision in the Company’s By-laws encourages stockholders to revoke a request for a special meeting – the provision actually gives a stockholder who requested a special meeting the right to revoke the request in the stockholder’s sole discretion. The proponent also suggests that management has the discretion to cancel a stockholder-initiated special meeting, which is simply not correct. The Board may cancel a stockholder-initiated special meeting only if the stockholder requesting the special meeting has revoked the request.

Third, the Company believes that its stockholders already have significant access to the Board and rights and protections that reduce the need to be able to act by written consent. For example:

•	As stated above, holders of 15% of the outstanding Common Stock may request a special meeting of stockholders.

•	Stockholders may submit proposals for presentation at an annual meeting (including nominations of director candidates).

•	Stockholders may communicate directly with any director (including the Lead Independent Director), any Board committee or the full Board.

•

Stockholders elect directors annually by majority vote in uncontested director elections, and any incumbent director who does not receive a majority of the votes cast for his or her election is required to offer to resign from the Board.

•	The Board consists of a significant majority of independent directors (i.e., all of the directors except the Company’s CEO).

The Board has been responsive to stockholder concerns, whether expressed through proposals or in discussions between stockholder representatives and the Company. For example, in the past two years, following discussions with stockholders, the Company (i) implemented changes so that holders representing at least 15% of the Company’s outstanding common stock can request a special meeting; (ii) removed all provisions in its Restated Certificate of Incorporation and By-laws that provided for stockholder action by more than a simple majority vote other than where Delaware corporation law requires a different vote standard; and (iii) approved holding on an annual basis stockholder advisory votes on executive compensation.

For the reasons stated above, the Board believes that the proposal, in the form presented, is not in the best interests of the Company or its stockholders. Therefore, the Board recommends a vote AGAINST the proposal.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to adopt this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no such filings were required, the Company believes that during 2011, its officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements in a timely manner, except that a Form 5 was filed on February 9, 2012, on behalf of Carol A. Melton, the Company’s Executive Vice President, Global Public Policy, to report the acquisition of shares of Common Stock by Ms. Melton’s spouse in 2008 through 2010 through broker-initiated reinvestment of dividends paid on shares of Common Stock held in his 401(k) plan account. A Form 5 should have been filed for each of 2008, 2009 and 2010 reporting the acquisitions made during the applicable year: four transactions in 2008, three transactions in 2009 and four transactions in 2010. Ms. Melton disclaims beneficial ownership of the shares of Common Stock held in her spouse’s 401(k) plan account.

OTHER PROCEDURAL MATTERS

Procedures for Submitting Stockholder Proposals

Proposals for Inclusion in the Proxy Statement.     Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. To be included for the 2013 annual meeting of stockholders, proposals from stockholders must be received by the Company no later than December 2, 2012, and must otherwise comply with the requirements of Rule 14a-8.

Proposals not Included in the Proxy Statement.     In addition, the Company’s By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2013 annual meeting of stockholders, such a proposal must be received by the Company on or after January 15, 2013 but no later than February 14, 2013. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present the proposal at such meeting, the Company is not required to present the proposal for a vote at the meeting.

Procedures for Submitting Director Recommendations and Nominations

Submitting Director Recommendations to the Nominating Committee.     The Nominating Committee has adopted a policy statement regarding its consideration of director candidates recommended by stockholders. It is the Nominating Committee’s policy to apply the same criteria in reviewing director candidates, regardless of whether the candidate is proposed by a stockholder or is identified through another source. If a stockholder would like the Nominating Committee to consider an individual as a candidate for election to the Board of Directors, the stockholder must submit a written notice (containing the information specified in the policy statement to the Nominating Committee) by no later than September 1 of the year prior to the annual stockholders meeting at which the candidate would seek to be elected. The Policy Statement Regarding Director Nominations may be found on the Company’s corporate governance webpage at www.timewarner.com/governance.

Stockholder Nominations Submitted to Stockholders.     The Company’s By-laws provide that stockholders may nominate persons for election as directors at the Company’s stockholders meeting by (i) giving timely written notice to the Company containing the stockholder nomination and all information specified in the By-laws about the proponent and each nominee and (ii) appearing or sending a qualified representative to present such nomination at the stockholders meeting. The Company’s By-laws require that, to be timely and proper, notice of a nomination by a stockholder must be delivered to or mailed to and received at the Company’s principal executive offices as follows:

o	Annual Stockholders Meetings. For elections to be held at an annual meeting of the stockholders, at least 90 days and no more than 120 days before the first anniversary of the date of the annual meeting of stockholders for the prior year. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder must be delivered or received no earlier than the 120th day before the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day after the day on which the date of such meeting is first publicly announced.

o	Special Stockholders Meetings. For elections to be held at a special meeting of the stockholders, no earlier than the 90th day before the special meeting and no later than the close of business on the later of the 60th day before the special meeting or the 10th day after the day on which the date of the special meeting and the names of the nominees to be elected at the meeting are first publicly announced.

o	Other Circumstances. If the number of directors to be elected to the Board at an annual meeting of the stockholders is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board at least 90 days before the first anniversary of the date of the prior year’s annual meeting, a stockholder’s notice will also be timely with respect to nominees for any new positions if it is delivered to or mailed to and received by the Company not later than the 10th day after the public announcement is made.

Address.     All recommendations or nominations by stockholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary of the Company at One Time Warner Center, New York, NY 10019-8016.

Communicating with the Board of Directors

The Company’s independent directors have adopted a policy statement that sets forth how stockholders may communicate with directors. Pursuant to that policy statement, stockholders, employees and others interested in communicating with the Company’s Chairman of the Board should write to the address below:

Jeffrey L. Bewkes

Chairman of the Board and Chief Executive Officer

c/o Office of the Corporate Secretary

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

Stockholders and other interested parties who wish to communicate directly with the Board, any of the Board’s committees, the non-employee directors as a group or any individual non-employee director should write to the address below:

[Name of Director or Director Committee/Group]

c/o Office of the Corporate Secretary

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

INFORMATION ABOUT THIS PROXY STATEMENT

AND THE ANNUAL MEETING

How many votes do I have?

Every holder of Common Stock on the record date will be entitled to one vote per share on all matters properly presented at the Annual Meeting. On March 22, 2012, there were 965,788,882 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

What does it mean to vote by proxy?

By submitting your proxy, you authorize the persons named in the proxy (Paul T. Cappuccio, Karen Magee and John K. Martin, Jr.) to vote your shares at the Annual Meeting in accordance with your instructions. All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. The Board does not currently know of any other matters to be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent you would be entitled to vote. They may also vote your shares to adjourn the Annual Meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting. In accordance with the Company’s By-laws, the Annual Meeting may be adjourned, including by the Chairman, to permit the solicitation of additional proxies. You may not appoint more than three persons to act as your proxy at the Annual Meeting.

May I change or revoke my proxy after I submit my proxy or voting instructions?

Yes, you may change your proxy at any time before it is exercised by either:

•

Filing with the Corporate Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed new proxy, in either case dated later than the prior proxy relating to the same shares; or

•	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting without voting will not revoke a proxy).

The written notice of revocation or subsequent proxy should be delivered to Time Warner Inc., One Time Warner Center, New York, NY 10019-8016, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary before the taking of the vote at the Annual Meeting.

If you are a beneficial owner and hold shares through a broker or other nominee, you must contact your broker or nominee to revoke any prior voting instructions.

What if I submit my proxy card or voting instruction form but do not indicate how I am voting?

•

If you sign and return your proxy card or voting instruction form without indicating your instructions for voting, your Common Stock will be voted FOR each of the Company proposals described as Proposals 1, 2 and 3 in the Proxy Statement, and AGAINST the stockholder proposal described as Proposal 4 in the Proxy Statement.

•

If you hold an interest in the Time Warner Inc. Stock Fund under the Time Warner Savings Plan and you sign and return your voting instruction card without indicating your instructions for voting, Fidelity Management Trust Company, as Trustee, will vote your proportionate interest in the Common Stock held in the Time Warner Inc. Stock Fund FOR each of the Company proposals described as Proposals 1, 2 and 3 in the Proxy Statement, and AGAINST the stockholder proposal described as Proposal 4 in the Proxy Statement. If you do not

provide any voting instructions via the Internet or by telephone and do not return a signed voting instruction card, your interest will be voted in the same proportion as other participants’ interests in the Time Warner Savings Plan for which Fidelity has received voting instructions. If you hold interests attributable to accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan and the WCI Employee Stock Ownership Plan, your interests attributable to such accounts will not be voted.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the Common Stock outstanding and entitled to vote at the Annual Meeting constitutes a quorum and is necessary for the conduct of business at the Annual Meeting.

What are broker discretionary votes and “non-votes”?

If you are a beneficial owner of shares held in street name and do not provide the bank or broker that holds your shares with specific voting instructions, then under New York Stock Exchange rules, the bank or broker will have discretion to vote your shares on certain proposals, such as Proposal 2. These votes are also called “discretionary votes.” If the bank or broker does not have discretion to vote your shares with respect to certain proposals, such as Proposals 1, 3 and 4, and you do not provide the bank or broker with specific voting instructions, your shares will be counted as a “broker non-vote” on those proposals.

How are abstentions and broker “non-votes” counted?

Abstentions and broker “non-votes” are not included in the tabulation of the voting results on proposals requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition. Each of the proposals included in this Proxy Statement require approval of a majority of the votes cast. Abstentions and broker “non-votes” have the effect of a vote “against” any proposals requiring the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote, but none of the proposals included in this Proxy Statement require such a voting standard. Broker “non-votes” and shares with respect to which a stockholder abstains are included as “present” in determining whether a quorum is present at the Annual Meeting.

How can I find the voting results?

The Company will disclose the final results of the voting in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or set of proxy materials?

It means you have multiple accounts at the transfer agent and/or with banks and brokers. Please submit proxies or voting instructions for all of your Common Stock.

I share the same address with another Time Warner stockholder. Why has our household received only one Notice of Internet Availability of Proxy Materials or set of proxy materials?

The SEC’s rules permit the Company to deliver a single Notice of Internet Availability of Proxy Materials or a single set of proxy materials to one address shared by two or more of the Company’s stockholders. This practice is intended to reduce the Company’s printing and postage costs. The Company has delivered only one Notice of Internet Availability of Proxy Materials or one set of proxy materials to stockholders who hold their shares through a bank, broker or other holder of record and share a single address, unless the Company received contrary instructions from any stockholder at that address.

If you have received only one copy of the Notice of Internet Availability of Proxy Materials or set of proxy materials and wish to receive a separate copy for each stockholder in your household or if you have received multiple notices or sets of proxy materials and wish to receive only one, please notify your bank, broker or other holder of record, or Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Who will bear the cost of solicitation?

Time Warner will bear all expenses of the solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials and the proxy materials. In addition to solicitation by the use of the mail, directors, officers and employees of Time Warner may solicit proxies and voting instructions by telephone or other means of communication. Such directors, officers and employees will not be paid additional compensation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Time Warner has retained Georgeson Inc. at an estimated cost of $25,000 plus reimbursement of expenses to assist in its solicitation of proxies. Time Warner has also agreed to pay the reasonable expenses of banks, brokerage firms and other nominees for mailing the Notices of Internet Availability of Proxy Materials and proxy materials to beneficial owners of shares held of record by such banks, brokerage firms and other nominees.

BY ORDER OF THE BOARD OF DIRECTORS,

PAUL F. WASHINGTON

    Corporate Secretary

April 2, 2012

Annex A

NON-GAAP FINANCIAL MEASURES

Definitions

“Adjusted Divisional Pre-Tax Earnings” is defined as Adjusted Operating Income plus Income (loss) from investments in unconsolidated joint ventures.

“Adjusted EPS” is defined as Diluted Net Income per Common Share attributable to the Company’s common shareholders excluding noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets, liabilities and investments; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations, as well as the impact of taxes and noncontrolling interests on the above items.

“Adjusted Operating Income” is defined as Operating Income (as defined by U.S. generally accepted accounting principles (“GAAP”)) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets; external costs related to mergers, acquisitions, or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations.

“Free Cash Flow” is defined as Cash Provided by Operations from Continuing Operations (as defined by GAAP) plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, and excess tax benefits from the exercise of stock options, less capital expenditures, principal payments on capital leases and partnership distributions, if any.

Reconciliation of Return on Invested Capital

(in millions; Unaudited)

Reconciliation of Operating Income to NOPAT

	Year Ended December 31,
	2011	2010
Operating Income	$5,805	$5,428
Asset impairments	44	20
(Gain) Loss on Operating Assets	(7)	(70)
Other operating income items (1)	22	22

Adjusted Operating Income	5,864	5,400
Add Amortization expense	269	264

Adjusted Operating Income before amortization expense	6,133	5,664
Less Income taxes(2)	(2,024)	(1,982)
Add equity income (loss), net of taxes	(40)	6

NOPAT (3)	$4,069	$3,688

Reconciliation of Total Assets to Capital Employed

	Year Ended December 31,
	2011	2010	2009
Total Assets	$67,801	$66,707	$66,207
Less:
Deferred tax assets	(663)	(581)	(670)
Total current liabilities of continuing operations less debt due within one year	(8,899)	(8,800)	(9,541)
Excess cash (4)	(1,976)	(2,163)	(3,233)

Capital employed	56,263	55,163	52,763
Less Purchase Price Adjustments (5)	(35,292)	(35,528)	(35,810)

Capital employed excluding PPA	$20,971	$19,635	$16,953

Average Capital Employed (6)	$55,713	$53,963

Average Capital Employed excluding PPA (6)	$20,303	$18,294

ROIC (7)	7%	7%
ROIC excluding PPA (7)	20%	20%

(1)	For 2011, Other includes amounts related to securities litigation and government investigations as well as external costs related to mergers, acquisitions or dispositions. For 2010, Other includes only amounts related to securities litigation and government investigations.

(2)	Calculated using the Company’s adjusted effective tax rate — 35% for 2010 and 33% for 2011. The Company’s adjusted effective tax rate reflects the impact of the items affecting comparability on the Company’s Income from continuing operations as set forth below.

	2011			2010
	Actual	Adjustments	As Adjusted	Actual	Adjustments	As Adjusted
Income from continuing operations before income taxes	4,366	(232)	4,598	3,919	(310)	4,229
Income tax provision	(1,484)	43	(1,527)	(1,348)	131	(1,479)
Effective Tax rate	34%	19%	33%	34%	42%	35%

	Year Ended December 31,
	2011	2010
Items Affecting Comparability
Asset impairments	$(44)	$(20)
Gains (losses) on operating assets	7	70
Other operating income items(a)	(22)	(22)

Impact on Operating Income	(59)	28
Gains (losses) on investments:
Loss on writedown of Central European Media Enterprises Ltd.	(163)	—
Fair value adjustments	(2)	19
Gains (losses) on other investments	(3)	13
Total gains (losses) on investments	(168)	32
Other:
Amounts related to separation of Time Warner Cable Inc. (“TWC”)(b)	(5)	(6)
Premiums paid and transaction costs incurred in connection with debt redemptions	—	(364)

Total other	(5)	(370)

Impact on Income from continuing operations before income taxes	(232)	(310)

(a)	For 2011, Other operating income items includes amounts related to securities litigation and government investigations as well as external costs related to mergers, acquisitions or dispositions. For 2010, Other operating income items includes only amounts related to securities litigation and government investigations.

(b)	Includes direct transaction costs related to the separation of TWC from the Company.

(3)	Net operating profit after taxes (“NOPAT”) represents the Adjusted Operating Income before amortization expense, net of tax at the Company’s adjusted effective tax rate plus the equity income (loss), net of taxes from the Company’s investments accounted for under the equity method.

(4)	Excess cash represents the amount of cash in excess of $1.5 billion.

(5)	Purchase Price Adjustments (“PPA”) reflects the net outstanding goodwill and intangible assets recognized in connection with the 2001 AOL/Time Warner merger and the 2003 Time Warner Entertainment Company, L.P. restructuring.

(6)	Average Capital Employed and Average Capital Employed excluding PPA are calculated using the respective amounts at December 31, 2011, 2010 and 2009 divided by two.

(7)	Return on Invested Capital (“ROIC”) is calculated as NOPAT divided by Average Capital Employed and ROIC excluding PPA is calculated as NOPAT divided by Average Capital Employed excluding PPA.

Directions to Time Warner’s Annual Meeting

at Warner Bros. Studios in Burbank, California

FROM BEVERLY HILLS/CENTURY CITY:

Take Beverly Drive North to Coldwater Canyon. Go North on Coldwater Canyon to the 101 Ventura Freeway East, then to the 134 Ventura Freeway East. Exit at Pass Avenue. Go South (right) on Pass Avenue to Riverside Drive. Turn left onto Riverside Drive to Hollywood Way. Turn right on Hollywood Way and proceed across Olive Avenue to Gate 4.

FROM BURBANK-GLENDALE-PASADENA AIRPORT:

Take Hollywood Way South to Olive Avenue. Proceed across Olive Avenue to Gate 4.

FROM LOS ANGELES INTERNATIONAL AIRPORT:

Take Century Boulevard East to the 405 San Diego Freeway North. Take the 101 Ventura Freeway East (toward Los Angeles) to the 134 Ventura Freeway East. Exit at Pass Avenue. Go South (right) on Pass Avenue to Riverside Drive. Turn left onto Riverside Drive to Hollywood Way. Turn right on Hollywood Way and proceed across Olive Avenue to Gate 4.

FROM DOWNTOWN LOS ANGELES:

Take 101 Hollywood Freeway North and exit at Barham Boulevard (this is Cahuenga East). Turn right on Barham Boulevard. At bottom of hill go straight. The street name becomes Olive Avenue. Go around the Studio to Hollywood Way. Turn right to Gate 4.

Return Directions

134 WEST – Exit Gate 4/Hollywood Way and turn right on Alameda.

134 EAST – Exit Gate 4/Hollywood Way and turn left on Riverside Drive.

002CSN1133

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 15, 2012.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/TWX • Follow the steps outlined on the secured website.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

  •   Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

  •   Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees in Proposal 1.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - James L. Barksdale	☐	☐	☐	02 - William P. Barr	☐	☐	☐	03 - Jeffrey L. Bewkes	☐	☐	☐

	04 - Stephen F. Bollenbach	☐	☐	☐	05 - Robert C. Clark	☐	☐	☐	06 - Mathias Döpfner	☐	☐	☐

	07 - Jessica P. Einhorn	☐	☐	☐	08 - Fred Hassan	☐	☐	☐	09 - Kenneth J. Novack	☐	☐	☐

	10 - Paul D. Wachter	☐	☐	☐	11 - Deborah C. Wright	☐	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3.

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of Appointment of Independent Auditors.	☐	☐	☐	3.	Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐

C	Proposal — The Board of Directors recommends a vote AGAINST Proposal 4.

		For	Against	Abstain

4.	Stockholder Proposal on Stockholder Action by Written Consent.	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — TIME WARNER INC.	+
Proxy Solicited on Behalf of the Board of Directors of Time Warner Inc. for the Annual Meeting of Stockholders on May 15, 2012

The undersigned hereby acknowledges receipt of the Time Warner Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Paul T. Cappuccio, Karen Magee and John K. Martin, Jr., and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of Time Warner Inc. on Tuesday, May 15, 2012, and any adjournment or postponement thereof, and to vote on the matters indicated all the shares of Common Stock that the undersigned would be entitled to vote if personally present.

This proxy when properly executed will be voted in the manner directed herein. If this proxy is executed but no direction is made, this proxy will be voted FOR all nominees listed, FOR Proposals 2 and 3, and AGAINST Proposal 4.

Please mark, date and sign this Proxy Card below and return it promptly in the enclosed reply envelope. To vote by telephone or the Internet, see the instructions on the reverse side.

Continued and to be voted on reverse side.

D	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

E	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.	+

TIME WARNER INC. ONE TIME WARNER CENTER NEW YORK, NY 10019	You must provide instructions to the Trustee by May 10, 2012 for your instructions to be tabulated. You may issue instructions by telephone or the Internet until 11:59 P.M. (Eastern Time) on that day. If you are sending instructions by mail, the Trustee must receive your executed instruction card by 5:00 P.M. (Eastern Time) on May 10, 2012. If you submit your instructions by telephone or the Internet, there is no need to mail back your instruction card. If you do not provide instructions to the Trustee, the Trustee will vote your interests as required by the terms of the Plan and described on the reverse side of the card.
You may send your voting instructions to the Trustee via the Internet, telephone or mail, as follows:

PROVIDE VOTING INSTRUCTIONS BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 10, 2012. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

PROVIDE VOTING INSTRUCTIONS BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 10, 2012. Have your voting instruction card in hand when you call and then follow the instructions.
PROVIDE VOTING INSTRUCTIONS BY MAIL
Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M42479-TBD	KEEP THIS PORTION FOR YOUR RECORDS
THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TIME WARNER INC.
Instructions to Vote on Directors - The Board of Directors recommends a vote FOR all nominees in Proposal 1.
1.	Election of Directors.
	Nominees:		For	Against	Abstain
	1a.	James L. Barksdale	☐	☐	☐		Instructions to Vote on Proposals - The Board of Directors recommends a vote FOR Proposals 2 and 3, and AGAINST Proposal 4.	For	Against	Abstain
	1b.	William P. Barr	☐	☐	☐	2.	Ratification of Appointment of Independent Auditors.	☐	☐	☐
	1c.	Jeffrey L. Bewkes	☐	☐	☐	3.	Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐
	1d.	Stephen F. Bollenbach	☐	☐	☐	4.	Stockholder Proposal on Stockholder Action by Written Consent.	☐	☐	☐
	1e.	Robert C. Clark	☐	☐	☐
	1f.	Mathias Döpfner	☐	☐	☐
	1g.	Jessica P. Einhorn	☐	☐	☐
	1h.	Fred Hassan	☐	☐	☐
	1i.	Kenneth J. Novack	☐	☐	☐
	1j.	Paul D. Wachter	☐	☐	☐	Please indicate if you plan to attend this meeting.		☐	☐
	1k.	Deborah C. Wright	☐	☐	☐			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SUBMIT YOUR CONFIDENTIAL VOTING INSTRUCTIONS

BY TELEPHONE, INTERNET OR MAIL

TIME WARNER SAVINGS PLAN

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Time Warner Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on the reverse side to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Please fold and detach card at perforation before mailing.

M42480-TBD

Time Warner Inc.

CONFIDENTIAL VOTING INSTRUCTIONS

Instructions solicited by Fidelity Management Trust Company on behalf of the Board of Directors for the Time Warner Inc. Annual Meeting of Stockholders on May 15, 2012.

The undersigned hereby instructs Fidelity Management Trust Company (“Fidelity”), as Trustee, to vote as follows by proxy at the Annual Meeting of Stockholders of Time Warner Inc. to be held on May 15, 2012, and at any adjournment thereof, the undersigned’s proportionate interest in the shares of Time Warner Inc. Common Stock held in the Time Warner Inc. Stock Fund under the Time Warner Savings Plan (the “Plan”).

Under the provisions of the Trust relating to the Plan, Fidelity, as Trustee, is required to request your confidential instructions as to how your proportionate interest in the shares of Time Warner Inc. Common Stock held in the Time Warner Inc. Stock Fund under the Plan (an “interest”) is to be voted at the Annual Meeting of Stockholders on May 15, 2012. Your instructions to Fidelity will not be divulged to anyone at Time Warner Inc. If Fidelity does not receive your instructions on or prior to 5:00 P.M. (Eastern Time) via a voting instruction card or 11:59 P.M. (Eastern Time) via telephone or the Internet on May 10, 2012, your interest, if any, attributable to (a) accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan (“PAYSOP”) and the WCI Employee Stock Ownership Plan (“WCI ESOP”) will not be voted and (b) the remainder of the Plan accounts, if any, will be voted at the Annual Meeting in the same proportion as other participants’ interests in the Plan for which Fidelity has received voting instructions (excluding PAYSOP and WCI ESOP accounts). If this card is signed but no direction is made, Fidelity will vote the undersigned’s proportionate interest FOR all nominees listed, FOR Proposals 2 and 3, and AGAINST Proposal 4.

(PLEASE SIGN AND DATE ON THE REVERSE SIDE)